SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


(X)  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                              NDC AUTOMATION, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

( )  No fee required

(X)  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share.

     2) Aggregate number of securities to which transaction applies: 3,453,451 shares of Common Stock Outstanding.

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $.75 per share cash price plus $41,813, the aggregrate consideration to be paid for stock options.

     4) Proposed maximum aggregate value of transaction: $2,631,901 based on the information contained in items 2 and 3 above.

     5)  Total fee paid: $527.00.

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                              NDC AUTOMATION, INC.
                               3101 LATROBE DRIVE
                               CHARLOTTE, NC 28211
                            TELEPHONE: (704) 362-1115


                                                                OCTOBER __, 1999

Dear NDC Automation, Inc. Stockholder:

         I cordially invite you to attend a special meeting of the Stockholders to be held on November 24, 1999, at 10:00 a.m., Eastern time, at NDC Automation, Inc. ("NDC") corporate offices, 3101 Latrobe Drive, Charlotte, North Carolina.

         At this meeting, stockholders will vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of September 13, 1999, by and among NDC, Portec, Inc. ("Portec") and Hornett Acquisition Corp., pursuant to which Hornett Acquisition Corp. will be merged with and into NDC, with NDC continuing as the surviving corporation and becoming a wholly owned subsidiary of Portec. Pursuant to the merger agreement, each common share of NDC issued and outstanding at the effective time of the merger (other than shares held by NDC Stockholders, if any, who properly exercise their dissenters' rights under Delaware law) will be converted into the right to receive $.75 per share in cash, without interest. Consummation of the merger is subject to certain conditions, including adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding common shares of NDC. The merger agreement and the merger are more fully described in the accompanying proxy statement.

         Your Board of Directors has diligently reviewed and considered the terms and conditions of the merger agreement, has determined that the merger agreement is in the best interest of NDC and its Stockholders, and has unanimously approved the merger agreement. In addition, NDC's financial advisor, Willamette Management Associates, has rendered its opinion stating that the $.75 per share price is fair to the NDC Stockholders from a financial point of view.

         The NDC Board of Directors unanimously recommends that you vote "FOR" adoption of the merger agreement.

         Please read the enclosed information carefully before completing and returning your proxy card. Returning your proxy card as soon as possible will ensure your vote is counted at the meeting.

                                           Sincerely.


                                           Ralph G. Dollander
                                           Chief Executive Officer and President

                         (PRELIMINARY PROXY STATEMENT)
                              NDC AUTOMATION, INC.





                          NOTICE OF SPECIAL MEETING OF
                                  STOCKHOLDERS


                                       AND


                                 PROXY STATEMENT




                                  MEETING DATE



                                NOVEMBER 24, 1999



                                 ---------------




                             YOUR VOTE IS IMPORTANT!





               YOU ARE URGED TO SIGN, DATE, AND RETURN YOUR PROXY
                         IN THE MANNER DESCRIBED HEREIN.

                                 (PRELIMINARY)
                              NDC AUTOMATION, INC.
                               3101 LATROBE DRIVE
                         CHARLOTTE, NORTH CAROLINA 28211
                                 (704) 362-1115

                  NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 24, 1999

To the Stockholders of NDC Automation, Inc.:

         A Special Meeting (the "Special Meeting") of the Stockholders of NDC Automation, Inc., a Delaware corporation (the "Company"), has been scheduled to be held at the executive offices of the Company, 3101 Latrobe Drive, Charlotte, North Carolina 28211, on Wednesday, November 24, 1999 at 10:00 a.m. local time, for the following purpose, which is more fully described in the accompanying Proxy Statement:

         To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 13, 1999 (the "Merger Agreement") by and among the Company, Portec, Inc., a Delaware corporation ("Parent"), and Hornett Acquisition Corp., a Delaware corporation wholly owned by Parent ("Purchaser"), and to transact such other business that may properly come before the Special Meeting or any adjournment or postponement thereof. The Merger Agreement provides, among other things, for the merger of Purchaser with and into the Company (the "Merger") pursuant to which each share of common stock, $.01 par value per share, of the Company (the "Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock held as treasury shares by the Company or shares of Common Stock for which appraisal rights are perfected) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $.75 in cash without interest. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. A CONFORMED COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX C TO THE ACCOMPANYING PROXY STATEMENT.

         Adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock held by Stockholders of record on October 8, 1999 (the "Record Date").

         Only holders of record of shares of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A complete list of Stockholders entitled to vote at the Special Meeting will be available for examination for any purpose germane to the Special Meeting during ordinary business hours at the Company's corporate offices, 3101 Latrobe Drive, Charlotte, North Carolina 28211, during the ten days prior to the Special Meeting.

         In connection with the proposed Merger, appraisal rights will be available to those Stockholders of the Company who do not vote in favor of adoption of the Merger Agreement and who otherwise meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is included as Appendix E to the accompanying Proxy Statement. Reference is made to the section entitled "Appraisal Rights" in the accompanying Proxy Statement for a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the proposed Merger.

         YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES OF COMPANY COMMON STOCK YOU OWN. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. BY RETURNING YOUR PROXY PROMPTLY, A QUORUM WILL BE ASSURED AT THE SPECIAL MEETING, WHICH WILL PREVENT COSTLY FOLLOW-UP DELAYS. IF YOUR SHARES ARE HELD IN STREET NAME BY A BROKER/DEALER, YOUR BROKER/DEALER WILL SUPPLY YOU WITH A VOTING FORM TO BE RETURNED TO THE BROKER/DEALER. IT IS IMPORTANT THAT YOU RETURN THE FORM TO THE BROKER/DEALER AS QUICKLY AS POSSIBLE SO THAT THE BROKER/DEALER MAY VOTE YOUR SHARES. YOU MAY NOT VOTE YOUR SHARES IN PERSON AT THE MEETING UNLESS YOU OBTAIN A POWER OF ATTORNEY OR LEGAL PROXY FROM THE BROKER/DEALER AUTHORIZING YOU TO VOTE THE SHARES AND YOU PRESENT THIS POWER OF ATTORNEY OR LEGAL PROXY AT THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. IF YOU ARE PRESENT AT THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON THE MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

                       BY ORDER OF THE BOARD OF DIRECTORS

                       Ralph G. Dollander, Chief Executive Officer and President
                                                       Charlotte, North Carolina
October _____, 1999


--------------------------------------------------------------------------------
PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. STOCK CERTIFICATES SHOULD BE RETAINED UNTIL LETTERS OF TRANSMITTAL ARE RECEIVED AFTER THE EFFECTIVE TIME OF THE MERGER. SEE "THE MERGER--PROCEDURES FOR SURRENDER OF CERTIFICATES OF COMMON STOCK".
--------------------------------------------------------------------------------

                         (PRELIMINARY PROXY STATEMENT)
                              NDC AUTOMATION, INC.
                               3101 LATROBE DRIVE
                         CHARLOTTE, NORTH CAROLINA 28211
                                 (704) 362-1115


               PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

                                NOVEMBER 24, 1999


                                     GENERAL

                  THIS PROXY STATEMENT IS BEING FURNISHED TO THE HOLDERS (THE "STOCKHOLDERS") OF THE COMMON STOCK, $.01 PAR VALUE PER SHARE (THE "COMMON STOCK"), OF NDC AUTOMATION, INC., A DELAWARE CORPORATION (THE "COMPANY"), IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY TO BE USED AT A SPECIAL MEETING OF THE STOCKHOLDERS TO BE HELD AT THE EXECUTIVE OFFICES OF THE COMPANY AT 3101 LATROBE DRIVE, CHARLOTTE, NORTH CAROLINA, ON WEDNESDAY, NOVEMBER 24, 1999 AT 10 A.M. LOCAL TIME, AND ANY ADJOURNMENT OR POSTPONEMENTS THEREOF (THE "SPECIAL MEETING").

                  At the Special Meeting, the Stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 13, 1999 (the "Merger Agreement"), by and among Portec, Inc., a Delaware corporation ("Parent"), Hornett Acquisition Corp., a Delaware corporation wholly owned by Parent ("Purchaser"), and the Company and to transact any other business that may properly come before the Special Meeting or any adjournment or postponement thereof. The Merger Agreement provides for the merger of Purchaser with and into the Company (the "Merger"). As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

                  Subject to the terms and conditions of the Merger Agreement, in the Merger each share of Common Stock issued and outstanding immediately prior to the Effective Time (as defined herein) (other than shares of Common Stock held as treasury shares by the Company and Dissenting Shares (as defined herein)) shall automatically be canceled and cease to exist and will be converted into the right to receive a per share amount equal to $.75 in cash without interest (the "Merger Consideration"). Upon the consummation of the Merger, Stockholders of the Company will have no further interest in the surviving corporation. See "THE MERGER AND THE MERGER AGREEMENT--Description of the Merger" and "THE MERGER AND THE MERGER AGREEMENT--Payment of Merger Consideration". A copy of the Merger Agreement is attached to this Proxy Statement as Appendix C.

                  In connection with the proposed Merger, appraisal rights will be available to those Stockholders of the Company who do not vote in favor of adoption of the Merger Agreement and who otherwise meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is included as Appendix E to this Proxy Statement. Reference is made to the section entitled "APPRAISAL RIGHTS" in this Proxy Statement for a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the proposed Merger.

                  THE COMPANY'S BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

                  This Proxy Statement is dated October _____, 1999 and is first being mailed to registered holders of Common Stock on or about October _____, 1999.

                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS.....................................................1
SUMMARY........................................................................2
   The Parties.................................................................2
   The Special Meeting.........................................................3
   The Merger..................................................................4
   The Merger Agreement........................................................6
THE COMPANY....................................................................7
SELECTED FINANCIAL DATA OF THE COMPANY.........................................8
PRICE OF COMPANY COMMON STOCK..................................................9
THE SPECIAL MEETING...........................................................10
   Date, Time and Place.......................................................10
   Purpose of the Special Meeting.............................................10
   Voting Rights; Quorum......................................................10
   Vote Required..............................................................11
   Recommendation of the Board of Directors...................................11
   Voting and Revocation of Proxies...........................................11
   Appraisal Rights...........................................................11
   Solicitation of Proxies....................................................12
THE MERGER....................................................................12
   Background.................................................................15
   Parent.....................................................................15
   Purchaser..................................................................15
   Description of the Merger..................................................15
   Reasons for the Merger.....................................................16
   Opinion of the Company's Financial Advisor.................................17
   Federal Income Tax Consequences............................................21
   Merger Consideration.......................................................22
   Closing and Effective Time of the Merger...................................22
   Procedures for Surrender of Certificates of Common Stock...................22
   Interest of Certain Persons in the Merger..................................23
THE MERGER AGREEMENT..........................................................26
   The Merger.................................................................26
   Representations and Warranties.............................................26
   Certain Pre-Closing Covenants..............................................26
   Access to Information......................................................28
   No Solicitation of Transactions............................................28
   Treatment of Stock Option Plans............................................29
   Cooperation and Reasonable Best Efforts....................................30
   Indemnification and Insurance..............................................30
   Conditions to the Consummation of the Merger...............................30
   Termination................................................................32
   Termination Payment Provisions.............................................33
   Expenses; Contingent Reduction of Merger Consideration.....................34
   Amendment and Waiver.......................................................34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................35
APPRAISAL RIGHTS..............................................................36
INDEPENDENT ACCOUNTANTS.......................................................38
STOCKHOLDER PROPOSALS.........................................................38
AVAILABLE INFORMATION.........................................................38
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................39

                           FORWARD-LOOKING STATEMENTS

                  The statements contained in this Proxy Statement and in the documents that have been incorporated herein by reference include forward-looking statements about the Company that are subject to risks and uncertainties. Forward-looking statements include information concerning future results of operations of the Company and the combined company after the Effective Time, set forth, among other places, under "SUMMARY", "THE MERGER--Background", "THE MERGER--Reasons for the Merger". "THE
MERGER--Recommendation of the Board of Directors" and "THE MERGER--Opinion of the Company's Financial Advisor" and those statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "estimates" or similar expressions. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Litigation Reform Act of 1995, as amended.

                  In addition to the other factors and matters discussed elsewhere in this document and in the documents that have been incorporated herein by reference, factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements including, among others, (i) changes in domestic and global economic and financial conditions, particularly within the automatic guided vehicle systems industry; (ii) changes in regulations affecting the Company's business;
(iii) loss of existing business; (iv) development of competing products; (v) a failure of the Company to maintain existing bank relationships, which would likely cause the Company to default on its current obligations; and (vi) an inability of the Company to raise the additional working capital needed to finance its current business strategy, which could have a serious impact on the Company's ability to sell its current and future products, as well as satisfy existing banking relationships.

                                     SUMMARY

                  The following is a summary of certain information contained elsewhere in this Proxy Statement which highlights certain important information concerning the Merger. This summary is subject to and qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement, including the appendices hereto. A copy of the Merger Agreement is set forth as Appendix C to this Proxy Statement, and reference is made thereto for a complete description of the Merger. Stockholders are urged to read carefully the entire Proxy Statement, including the appendices. Capitalized terms used in this Proxy Statement without definition are, unless otherwise indicated, defined in the Merger Agreement and used in this Proxy Statement with such meanings. As used is this Proxy Statement, the terms "Company", "Purchaser" and "Parent" refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries.

THE PARTIES

         THE COMPANY

                  The Company is in the business of providing an integrated package of hardware and software control technology and related products to be incorporated into and used to control automated guided vehicles ("AGVs" or "vehicles") and systems that incorporate one or more of such vehicles ("AGV systems"). The Company's Annual Report to Stockholders for its fiscal year ended November 30, 1998 and its Form 10-QSB quarterly report as filed with the Securities and Exchange Commission for the quarterly period ended August 31, 1999 are attached as Appendices A and B, respectively, to this Proxy Statement. The Company was organized in North Carolina in 1987 and reincorporated in Delaware in 1989. Its predecessors had been in existence since 1982. The executive offices of the Company are located at 3101 Latrobe Drive, Charlotte, North Carolina 28211, and its telephone number is (704) 362-1115.

         PARENT

                  The Parent was organized as a Delaware corporation in 1928 and is a leading manufacturer of highly engineered materials handling subsystems in the industrial automation market. Its products include specialty conveyor systems such as power turns, spirals and chutes, electronic wire guidance controllers for lift trucks, and conveyor systems used in material handling and the sorting of recycled materials. Parent is a wholly-owned subsidiary of J Richard Industries, L.P., an Ohio limited partnership ("J Richard"), which is a Toledo, Ohio-based manufacturer and distributor of components used in the materials handling, sports, fitness and automotive markets. Parent's executive offices are located at 3934 Concord Street, Toledo Ohio, and its telephone number is (419) 426-4911.

         PURCHASER

                  Purchaser was recently incorporated under the laws of the State of Delaware as a wholly-owned subsidiary of Parent solely for the purpose of effecting the Merger Agreement. Purchaser has conducted no business and substantially all of its assets consist of its rights and obligations under the Merger Agreement. Purchaser's principal address is 3934 Concord Street, Toledo Ohio, and its telephone number is (419) 476-4911.

THE SPECIAL MEETING

         DATE, TIME AND PLACE

                  The Special Meeting will be held on Wednesday, November 24, 1999 at the executive offices of the Company, 3101 Latrobe Drive, Charlotte, North Carolina 28211, commencing at 10:00 a.m., local time.

         PURPOSES OF THE MEETING

                  At the Special Meeting, the Company's Stockholders will consider and vote upon a proposal to adopt the Merger Agreement and approve the Merger. The Company's Stockholders will also consider and vote upon such other matters as may properly come before the Special Meeting.

         RECORD DATE; SHARES ENTITLED TO VOTE

                  Only holders of shares of Common Stock of the Company at the close of business on October 8, 1999 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 3,453,451 shares of Common Stock issued and outstanding, each of which is entitled to one vote on each matter to be acted upon at the Special Meeting.

         QUORUM

                  Holders of a majority of shares of Common Stock of the Company issued and outstanding and entitled to vote must be present at the Special Meeting, either in person or by proxy, in order to constitute a quorum and conduct any business.

         VOTE REQUIRED

                  The adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding as of the Record Date. See "SPECIAL MEETING--Vote Required" and "THE MERGER--Interest of Certain Persons in the Merger". Abstention and broker non-votes (as defined herein) will have the same effect as a vote against the adoption of the Merger Agreement and against approval of the Merger.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

         APPRAISAL RIGHTS

                  Each Stockholder of the Company may demand appraisal of his or her shares of Common Stock as provided in Section 262 of the DGCL. In order to exercise appraisal rights, (i) the Stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand appraisal of his or her shares of Common Stock if the Merger is effected; and (ii) the Stockholder must not vote in favor of adoption of the Merger Agreement. See "THE SPECIAL MEETING--Appraisal Rights", "APPRAISAL RIGHTS" and Appendix E.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  Pursuant to a Voting Agreement dated September 13, 1999 (the "Voting Agreement"), five Company Stockholders holding in excess of 39% of the issued and outstanding shares of Company Common Stock have agreed to vote for approval and adoption of the Merger Agreement. The Voting Agreement also prohibits such Stockholders from engaging in certain communications with third parties in situations involving a third party Acquisition Proposal (as defined herein), however, the Voting Agreement does not limit any of the Stockholders who are also directors of the Company from taking actions permitted by the Merger Agreement in their capacity as directors. Two of the Stockholders who are parties to the Voting Agreement are also directors of the Company. Other directors and executive officers of the Company have beneficial ownership of 38,294 shares of Common Stock (approximately 1% of the issued and outstanding shares). These other directors and officers have expressed an intention to vote in favor of the Merger Agreement.

                  The Company Stockholders that are parties to the Voting Agreement are as follows: Netzler & Dahlgren Co. AB ("Netzler & Dahlgren"), Goran Netzler (a Company director), Jan Jutander (a Company director), Anders Dahlgren (a former director and a consultant to the Company) and Arne Nilsson. Netzler & Dahlgren is the licensor under the Company's current Master License Agreement (as defined herein), as amended by the Second Restated Master License Agreement (as defined herein) between the Company, Netzler & Dahlgren and Parent. Each of the four individual Stockholders that are signatories to the Voting Agreement is the owner of a 25% interest in the parent company of Netzler & Dahlgren.

         VOTING OF PROXIES

                  All shares of Common Stock represented by a properly executed Proxy received in time for the Special Meeting will be voted in the manner specified in the Proxy. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in accordance with the recommendation of the Board of Directors. See "SPECIAL MEETING--VOTING AND REVOCATION OF PROXIES".

                  If shares of Common Stock are held in street name by a broker/dealer, such broker/dealer will provide the Stockholder with a voting form to be returned to the broker/dealer. A Stockholder holding shares of Common Stock in street name may not vote those shares in person at the Special Meeting unless the Stockholder obtains a power of attorney or legal proxy from the broker/dealer authorizing the Stockholder to vote the shares and the Stockholder presents this legal proxy or power of attorney at the Special Meeting.

                  It is not expected that any matter other than that referred to herein will be brought before the Stockholders at the Special Meeting. If, however, other matters are properly presented, persons named as proxies will vote in accordance with their best judgment with respect to such matters.

         ADJOURNMENTS; REVOCABILITY OF PROXIES

                  If the Special Meeting is adjourned for whatever reason, the approval of the Merger proposal shall be considered and voted upon by the Stockholders at the subsequent, reconvened meeting, if any. You may revoke your proxy at any time prior to its exercise (i) by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy); (ii) by giving notice of revocation of your proxy at the Special Meeting; or (iii) by delivering (a) a written notice of revocation of your proxy; or (b) a duly executed proxy relating to the matter to be considered at the Special Meeting, bearing a date later than the proxy previously executed, to the Secretary of the Company, 3101 Latrobe Drive, Charlotte, North Carolina 28211. Unless revoked in one of the manners set forth above, proxies in the form enclosed will be voted at the Special Meeting in accordance with your instructions.

         SOLICITATION OF PROXIES

                  The cost of soliciting proxies will be borne by the Company. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Common Stock. Such persons will be paid reasonable out-of-pocket expenses. See "THE SPECIAL MEETING--Solicitation of Proxies".

                  HOLDERS OF COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. STOCK CERTIFICATES SHOULD BE RETAINED UNTIL LETTERS OF TRANSMITTAL ARE RECEIVED AFTER THE EFFECTIVE TIME OF THE MERGER. SEE "THE MERGER--PROCEDURES FOR SURRENDER OF CERTIFICATES OF COMMON STOCK".

THE MERGER

         EFFECT OF THE MERGER

                  At the Effective Time (as defined herein) of the Merger, the Purchaser will be merged with and into the Company and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation"). Subject to the terms and conditions of the Merger Agreement, in the Merger, each issued and outstanding share of Common Stock (other than shares of Common Stock held as treasury shares by the Company and Dissenting Shares (as defined herein)) will be automatically canceled and cease to exist and will be converted into the right to receive the Merger Consideration of $.75 in cash without interest. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

         RECOMMENDATION OF THE BOARD OF DIRECTORS

                  The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, determined that the Merger is advisable and fair to, and in the best interests of, the Company and its Stockholders, and recommends that the Stockholders of the Company vote "FOR" the adoption of the Merger Agreement. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "THE MERGER--Background" and "THE MERGER--Reasons for the Merger".

         OPINION OF THE COMPANY'S FINANCIAL ADVISOR

                  Willamette Management Associates ("Willamette"), the Company's financial advisor, has delivered a written opinion dated September 13, 1999 to the Company's Board of Directors to the effect that, as of the date of such opinion and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of the Common Stock. The full text of the written opinion of Willamette, which sets forth the assumptions made, matters considered, and review undertaking, is attached as Appendix D to this Proxy Statement and should be read carefully in its entirety. See "THE MERGER--Opinion of the Company's Financial Advisor".

         FEDERAL INCOME TAX CONSEQUENCES

                  The receipt of Merger Consideration by Company Stockholders upon cancellation of their shares of Common Stock pursuant to the Merger will be a taxable event for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable event under the applicable state, local, foreign or other tax laws.

                  STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM RESULTING FROM THE MERGER. See "THE MERGER--Federal Income Tax Consequences".

         INTERESTS OF CERTAIN PERSONS IN THE MERGER

                  Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts described below and considered them, in addition to the other matters described under "THE MERGER--Reasons for the Merger". Shares of Common Stock held by officers and directors of the Company will be converted into the right to receive the same Merger Consideration as shares of Common Stock held by other Stockholders. Executive officers and directors of the Company as of the Record Date are the beneficial owners as a group of approximately 13% of the outstanding shares of Common Stock. See THE MERGER--Interests of Certain Persons in the Merger" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT".

                  Stock options for shares of Common Stock (the "Stock Options") held by the officers and directors of the Company will be treated in the same manner as stock options held by other employees of the Company. Pursuant to the Merger Agreement, all outstanding Stock Options will be canceled and each holder of a Stock Option shall be entitled to receive from the Company in consideration for the cancellation of such Stock Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock previously subject to such Stock Option multiplied by; (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Stock Option. See "THE MERGER--Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT--Treatment of Stock Option Plans".

                  Pursuant to the terms of the Merger Agreement and prior to the Closing, the Company shall procure a five year tail policy for its officers' and directors' liability insurance covering certain present and former directors, officers, employees and agents of the Company. In addition, under the terms of the Merger Agreement, the Purchaser and the Surviving Corporation have jointly and severally agreed that, for not less than six years after the Closing Date, the provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation shall provide indemnification to, among others, certain present and former directors and officers of the Company on terms specified in the Merger Agreement. See "THE MERGER AGREEMENT--Indemnification and Insurance".

                  As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent and Purchaser required that Ralph G. Dollander, the current President of the Company, enter into a new employment agreement to replace his existing employment agreement with the Company. Accordingly, Mr. Dollander has entered into an employment agreement dated September 13, 1999 (the "Employment Agreement") with the Company, the terms of which are contingent on the consummation of the Merger. Upon consummation of the Merger, Mr. Dollander will serve as President of the Company as well as the Pathfinder AGV Systems Division of Parent. For a further discussion of the terms and conditions of the Employment Agreement, see "THE MERGER--Interests of Certain Persons in the Merger".

                 The Company's AGV system products and services incorporate technology licensed by, and products purchased from, Netzler & Dahlgren, as well as technology that it has acquired or developed itself. The Stockholders who are parties to the Voting Agreement including two directors of the Company, are principals of Netzler & Dahlgren. In accordance with the Master License Agreement dated December 1, 1987, as restated November 30, 1995 (the "MLA"), the Company receives Netzler & Dahlgren's AGV technology, hardware, software, know-how and consulting services. Netzler & Dahlgren entered into a Second Restated Master License Agreement dated September 13, 1999 (the "Second MLA") that, upon consummation of the Merger, will supersede the current MLA. See "THE COMPANY" and "THE MERGER - Interests of Certain Persons in the Merger" for a further discussion of the MLA and Second MLA.

                 Netzler & Dahlgren has in the past and continues to provide certain financial support to the Company including letter of credit guarantees, inventory buy-back guarantees and the financing of purchases of components and services by the Company. In addition, as of August 31, 1999, the Company owes Netzler & Dahlgren $ 194,398 under a promissory note made by the Company in favor of Netzler & Dahlgren. The Company was informed by letter of August 11, 1999 that Netzler & Dahlgren intends to terminate its financial support of the Company. See "THE MERGER - Interests of Certain Persons in the Merger" for a further discussion of the relationship between the Company, Netzler & Dahlgren and the parties to the Voting Agreement.

THE MERGER AGREEMENT

         CLOSING AND EFFECTIVE TIME

                  Subject to the conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company effective as of the time that a Certificate of Merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Effective Time"). The closing (the "Closing") will take place on the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement, unless another date is agreed to in writing by the parties (the "Closing Date"). See "THE MERGER AGREEMENT--Closing and Effective Time of the Merger".

         REPRESENTATIONS AND WARRANTIES

                  The Merger Agreement contains customary representations and warranties by each of the parties. See "THE MERGER AGREEMENT--Representations and Warranties".

         PRE-CLOSING COVENANTS

                  The Company has agreed that prior to Closing, it will carry on its business in the usual, regular, ordinary course, in substantially the same manner as previously conducted, and that it will limit the sale of certain assets, continue current accounting and tax practices and refrain from entering into certain specified transactions out of the ordinary course of business without the consent of Parent. See "THE MERGER AGREEMENT--Certain Pre-Closing Covenants".

         CONDITIONS TO CLOSING

                  The obligations of the Company, Purchaser and Parent to consummate the Merger are subject to various conditions, including, without limitation, obtaining approval from the Stockholders of the Company, obtaining required regulatory approvals and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger. See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger".

         TERMINATION

                  The Merger Agreement may be terminated by the Company, Parent and the Purchaser under certain circumstances, some of which require the Company to pay to Parent a termination fee of $100,000 plus certain expenses of the Parent and Purchaser in an amount up to $150,000. See "THE MERGER
AGREEMENT--Termination" and "THE MERGER AGREEMENT--Termination Payment Provisions".

         NO SOLICITATION

                  The Merger Agreement restricts the Company, its subsidiaries and its representatives generally from initiating, soliciting, or encouraging any other transaction that results in a merger or the purchase of 15% or more of the outstanding shares of the Company's Common Stock or the capital stock of any of the Company's subsidiaries or the sale of any significant portion of the assets of the Company and its subsidiaries taken as a whole. See "THE MERGER AGREEMENT--No Solicitation of Transactions".

         AMENDMENT AND WAIVER

                  The Merger Agreement may be amended by the parties by written instrument at any time before or after Stockholder approval; provided, however, that after Stockholder approval, no amendment shall be made which by law or the rules of a relevant exchange requires further approval by the Stockholders without such further approval. See "THE MERGER AGREEMENT--Amendment and Waiver".

                                   THE COMPANY

                  The Company's supplies controls hardware, software, engineering services and other components that are incorporated into AGVs and AGV systems. AGVs are driverless, computer-controlled vehicles that are programmed to transport materials through designated pickup and delivery routines within a particular facility (usually a manufacturing or distribution facility) and to transmit information concerning system status, inventory tracking and system controls to a system controller. In 1999, sales of AGV related products and services accounted for almost all of the Company's net revenues as it did in 1998 and 1997.

                  The Company's AGV system products and services have been used in a variety of industries, including textiles, automotive, newspaper publishing and electronics. These control products are designed to be of such general applicability as to be incorporated into many kinds of material handling vehicles. Consequently, they are used not only in custom-designed AGV vehicles and systems, but also to automate conventional material handling equipment such as forklifts and pallet jacks.

                  The Company markets a laser guidance AGV control system, Lazerway (TM), which is viewed by management as superior to the traditional "wire guidepath" technology for controlling the direction of an AGV. The laser technology permits the end user to alter the guidepaths of AGVs without extensive changes in the user's facility.

                  The Company's philosophy is to sell its AGV control hardware, software and engineering services to OEMs customers, i.e. manufacturers of AGVs, AGV systems and other vehicles that can be equipped for automation to fit the end-users' needs. The Company will sell such services through regular distribution or as a sub-contractor to such OEM customers. However, the Company may supply, from time to time, an end user in circumstances where an OEM customer or system supplier does not pursue or support such end user.

                  The Company's AGV system products and services incorporate technology licensed by, and products purchased from, Netzler and Dahlgren, as well as technology that it has acquired or developed itself. In accordance with the Master License Agreement ("MLA") dated December 1, 1987, as restated November 30, 1995, the Company receives Netzler & Dahlgren's AGV technology, hardware, software, know-how and consulting services. The MLA provides that the Company has the rights to commercially and technically utilize, apply and sub-license Netzler & Dahlgren's AGV system control technology and to sell its AGV system products in North America to OEMs who manufacture vehicles in North America. The MLA, however, does not prohibit such OEMs from purchasing complete AGVs equipped with Netzler & Dahlgren controls from a licensee of Netzler & Dahlgren who manufactures vehicles outside of North America. Netzler & Dahlgren products do not include standard or custom vehicle frames for AGVs. Ongoing use by the Company of competing AGV technology unavailable from Netzler & Dahlgren, however, would allow Netzler & Dahlgren to terminate the Company's rights under the MLA.

                  Additional information relating to the Company can be found in the Company's Annual Report to Stockholders for its fiscal year ended November 30, 1998 and its Form 10-QSB quarterly report as filed with the Securities and Exchange Commission for the quarterly period ended August 31, 1999, which are attached hereto as Appendices A and B, respectively. See also "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" for additional information concerning the Company.

                  The Company was organized in North Carolina in 1987 and reincorporated in Delaware in 1989, although its predecessors had been in existence since 1982. Its principal office is located at 3101 Latrobe Drive, Charlotte, North Carolina, 28211, and its telephone number is (704) 362-1115.

                     SELECTED FINANCIAL DATA OF THE COMPANY

                  The following table will present selected financial data for the Company. The nine months ended data was derived from the Company's unaudited quarterly financial statements, which can be found in the Company's Quarterly Report on Form 10-QSB for the nine months ended August 31, 1999, a copy of which is attached as Appendix B. The data for the nine months ended August 31, 1999 and 1998 do not necessarily provide information concerning the results of operations for the entire year. The Company derived the annual data from its audited financial statements, which are included in the Company's Annual Report to Stockholders for its fiscal year ended November 30, 1998, attached hereto as Appendix A.

                                                        Unaudited 9 Months               At or for Year Ended November 30
                                                        ------------------               --------------------------------
                                                    Ended 8/31/99  Ended 8/31/99        1998            1997            1996
                                                    -------------  -------------        ----            ----            ----


Statements of Operations Data:
     Net Revenues                                    $ 3,288,467    $ 2,726,895     $ 4,015,698    $ 4,076,897    $ 6,142,954
     Cost of Goods Sold                                1,952,155      1,575,878       2,387,342      2,695,289      3,864,393
                                                     -----------    -----------     -----------    -----------    -----------
          Gross Profit                               $ 1,336,312    $ 1,151,021     $ 1,628,356    $ 1,381,608    $ 2,278,561
Operating Expenses:
     Selling                                         $   536,580    $   506,555     $   662,780    $   693,106    $   656,537
     General and Administrative                          871,206        758,904         996,994      1,552,900      1,422,586
     Research and Development                               --             --              --             --            3,942
                                                     -----------    -----------     -----------    -----------    -----------
                                                     $ 1,407,786    $ 1,265,459     $ 1,659,774    $ 2,246,006    $ 2,083,065
          Operating Income (Loss)                    ($   71,474)   ($  114,438)    ($   31,418)   ($  864,398)    $  195,496
                                                     -----------    -----------     -----------    -----------    -----------
Net Interest Income (Expense):
     Interest Income                                 $      --      $      --       $      --      $      --      $     7,771
     Interest Expense                                   (191,529)      (183,321)       (244,865)      (195,962)      (186,665)
                                                     -----------    -----------     -----------    -----------    -----------
                                                     ($  191,529)   $  (183,321)    ($  244,865)   ($  195,962)   ($  178,894)
                                                     -----------    -----------     -----------    -----------    -----------
Income (Loss) Before Income Taxes                    ($  263,003)   $  (297,759)    ($  276,283)   ($1,060,360)   $    16,602
Federal and State Income Taxes (Benefit)                    --             --              --             --          (28,829)
                                                     -----------    -----------     -----------    -----------    -----------
          Net Income (Loss)                          ($  263,003)   $  (297,759)    ($  276,283)   ($1,060,360)   $    45,431
Weighted Average Number of Common Shares
   Outstanding (Primary and Fully Diluted)             3,453,451      3,453,451       3,453,451      3,453,451      3,453,451
                                                     ===========    ===========     ===========    ===========    ===========
Basic and Diluted Earnings (Loss) Per Shares         ($      .08)   $     (.09)     ($      .08)   ($      .31)   $       .01
Cash Dividend Declared Per Common Share                     --             --              --             --             --
                                                     ===========    ===========     ===========    ===========    ===========
Balance Sheet Data:
    Working Capital (Deficit)                        ($  904,987)   $  (550,662)    ($  563,725)   $   570,259    $ 1,416,912
    Total Assets                                     $ 2,460,050    $ 2,513,972     $ 2,706,650    $ 2,757,331    $ 4,556,794
    Long-Term Debt, Less Current Maturities          $      --      $   165,279     $   114,889    $ 1,042,055    $ 1,102,264
    Total Liabilities                                $ 2,341,755    $ 2,154,150     $ 2,325,352    $ 2,099,750    $ 2,838,853
    Stockholders' Equity                             $   118,295    $   359,822     $   381,298    $   657,581    $ 1,717,941
    Stockholders' Equity Per Common Share            $      0.03    $      0.10     $      0.11    $      0.19    $      0.50

                          PRICE OF COMPANY COMMON STOCK

                  The Company's Common Stock previously traded on the National Association of Securities Dealers, Inc. ("NASDAQ") National Market under the symbol "AGVS". The Company's Common Stock began trading on the OTC Bulletin Board in November, 1995. As of November 30, 1998, 3,453,451 of the Company's 11,000,000 authorized shares of Common Stock were issued and outstanding. Trading in the Company's securities commenced on March 28, 1990. The table below indicates quarterly high and low bid and asked information for the years ended November 30, 1998 and 1997, respectively, and the ten month period ended September 30, 1999 as provided to the Company by NASDAQ and OTC Bulletin Board. The quotations reflect inter-dealer prices, without dealer mark-up, mark-down, or commission, and may not represent actual transactions. The approximate number of holders of record of Common Stock of the Company as of September 30, 1999 was
107. The Company believes that there are approximately 800 owners of beneficial interest of the Company's Common Stock.

  FISCAL 1997                                         HIGH             LOW
  -----------                                         ----             ---
                                                  BID      ASK      BID     ASK
                                                  ---      ---      ---     ---
  First Quarter     (ended February 28, 1997)    11/16    13/16     9/32   11/32
  Second Quarter (ended May 31, 1997)            13/32    17/32     9/32     3/8
  Third Quarter    (ended August 31, 1997)       31/82   1-1/32     5/16     3/8
  Fourth Quarter  (ended November 30, 1997)      13/16    15/16      1/4     3/8

  FISCAL 1998                                         HIGH             LOW
  -----------                                         ----             ---
                                                  BID      ASK      BID     ASK
                                                  ---      ---      ---     ---
  First Quarter     (ended February 28, 1998)     9/32    13/32     5/32    3/16
  Second Quarter (ended May 31, 1998)            11/32     7/16     9/32   11/32
  Third Quarter    (ended August 31, 1998)         .32     7/16     3/16     .24
  Fourth Quarter  (ended November 30, 1998)        .22      .28     .125     .14

  FISCAL 1999                                         HIGH             LOW
  -----------                                         ----             ---
                                                  BID      ASK      BID     ASK
                                                  ---      ---      ---     ---
  First Quarter     (ended February 28, 1999)      .40      .65      .15     .15
  Second Quarter (ended May 31, 1999)              .79      .90      .31     .53
  Third Quarter    (ended August 31, 1999)         .72      .88      .22     .38
  Fourth Quarter  (through September 30, 1999)     .69      .75      .41     .50

                  On September 10, 1999, the last trading day before public announcement of the execution of the Merger Agreement, the last sale price of Common Stock on the OTC Bulletin Board was $.53125 per share. On October _____, 1999, the most recent practicable date prior to the printing of this Proxy Statement, the last sale price of Common Stock as reported on the OTC Bulletin Board was $__________ per share. Stockholders of the Company should obtain current market prices for shares of the Common Stock.

                  The Company has never paid any cash dividends and has no present intention to declare or pay cash dividends. The Company intends to retain any earnings that it may realize in the foreseeable future to finance the development and expansion of its business.

                               THE SPECIAL MEETING

DATE, TIME AND PLACE

                  The Special Meeting of the Stockholders of the Company will be held at the executive offices of the Company, 3101 Latrobe Drive, Charlotte, North Carolina, on Wednesday, November 24, 1999 commencing at 10:00 a.m. local time.

PURPOSE OF THE SPECIAL MEETING

                  The purpose of the Special Meeting is to consider and vote upon a proposal to adopt the Merger Agreement entered into by and among the Company, Purchaser and Parent pursuant to which, among other things, Purchaser will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent. Subject to the terms of the Merger Agreement, in the Merger, each issued and outstanding share of Common Stock (other than shares of Common Stock held as treasury shares by the Company and Dissenting Shares) will automatically be canceled and will be converted into the right to receive the Merger Consideration. Stockholders of the Company will not become stockholders of Parent following the Merger. See "THE MERGER" and "THE MERGER AGREEMENT".

VOTING RIGHTS; QUORUM

                  The Board of Directors has fixed the close of business on October 8, 1999 as the Record Date. Only holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

                  As of the Record Date, the Company had 3,453,451 shares of Common Stock issued and outstanding. Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held of record at the close of business on the Record Date. See "SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS" for information regarding persons known to management of the Company to be the beneficial owners of more than 5% of the issued and outstanding shares of Company Common Stock. A complete list of the Stockholders entitled to notice of, and to vote at, the Special Meeting will be available for examination at the offices of the Company in Charlotte, North Carolina during normal business hours by any of the Company's Stockholders, for any purpose germane to the Special Meeting, for a period of ten days prior to the Special Meeting.

                  The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. For purposes of determining the presence of a quorum, abstentions and shares of Common Stock represented by a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares ("broker non-votes") will be counted as shares present. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the Merger Agreement has received sufficient votes for approval and, therefore, will have the effect of a vote against adoption of the Merger Agreement.

                  Proxies in the form accompanying this Proxy Statement are solicited by the Company's Board of Directors. Shares of Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" adoption of the Merger Agreement. If the Company does not receive, by the time scheduled for the Special Meeting, a sufficient number of signed proxies to enable adoption of the Merger Agreement, the Company may propose one or more adjournments or postponements of the Special Meeting to permit continued solicitation of proxies with respect to such adoption. Adjournment or postponement of the Special Meeting will be proposed only if the Board of Directors believes that additional time to solicit proxies might permit the receipt of sufficient votes to adopt the Merger Agreement. It is anticipated that any such adjournment or postponement would be for a relatively short period of time, but in no event more than 90 days. Any Stockholder may revoke such Stockholder's proxy during any period of adjournment or postponement in the manner described below.

VOTE REQUIRED

                  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to adopt the Merger Agreement. Pursuant to the Voting Agreement, five Company Stockholders holding in excess of 39% of the issued and outstanding shares of Company Common Stock have agreed to vote for approval and adoption of the Merger Agreement. Two of the Stockholders who are parties to the Voting Agreement are also directors of the Company. Other directors and executive officers of the Company have beneficial ownership of 38,294 shares of Common Stock (approximately 1% of the issued and outstanding shares). These other directors and officers have expressed an intention to vote in favor of the Merger Agreement. See "THE MERGER--Interests of Certain Persons in the Merger" for a more complete description of the Voting Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

                  The Board of Directors of the Company has approved the Merger and the Merger Agreement and determined that the Merger is advisable and fair to, and in the best interests of, the Company and its Stockholders. This determination by the Board of Directors was based on a number of factors, including most significantly an evaluation of the business and prospects of the Company and the determination by the Board of Directors that the Merger was the best of the alternatives available to realize Stockholder value. For a description of the material factors considered by the Board of Directors of the Company in connection with the Merger, See "THE MERGER--Reasons for the Merger". THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

VOTING AND REVOCATION OF PROXIES

                  All shares of Common Stock represented by properly executed proxies will be voted at the Special Meeting in accordance with the directions indicated on the proxies unless the proxies have been previously revoked. Unless contrary direction is given, all shares of Common Stock represented by such proxies will be voted "FOR" adoption of the Merger Agreement and in the proxy holder's discretion as to such other matters incident to the conduct of the Special Meeting as may properly come before the Stockholders.

                  The Board of Directors is not aware of any other matters other than those specifically stated in this Proxy Statement that are to be presented for action at the Special Meeting. If any other matters are properly presented at the Special Meeting for action, including a question of adjourning a Special Meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Any adjournment of the Special Meeting will require the affirmative vote of the holders of at least a majority of the shares of Common Stock represented at the Special Meeting (regardless of whether those shares of Common Stock constitute a quorum).

                  A Stockholder of the Company executing and returning a proxy has the power to revoke it at any time before it is voted. A Stockholder who wishes to revoke a proxy, can do so by executing a later dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company prior to the vote at the Special Meeting, by written notice of revocation or by appearing in person at the Special Meeting and by voting in person the shares of Common Stock to which the proxy relates. Any written notice of revocation should be sent to the Company at 3101 Latrobe Drive, Charlotte, North Carolina 28211, Attention: Secretary, at or before the taking of the vote at the Special Meeting.

APPRAISAL RIGHTS

                  Each holder of Common Stock of the Company has a right to demand appraisal of his or her shares in connection with the Merger, and, if the Merger is consummated, to receive "fair value" for his or her shares of Common Stock in cash by complying with the provisions of the DGCL, including Section 262 of the DGCL. A Stockholder wishing to do so must not vote in favor of adoption of the Merger Agreement and must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand appraisal of his or her shares of Common Stock if the Merger is effected. The full text of Section 262 of the DGCL is attached as Appendix E hereto. See "APPRAISAL RIGHTS" for further discussion of such rights.

SOLICITATION OF PROXIES

                  The Company will bear the cost of solicitation of proxies and the cost of printing and mailing this Proxy Statement. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of the Company Common Stock held of record by such persons. The Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

                  HOLDERS OF COMPANY COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WILL BE AS SET FORTH IN THIS PROXY STATEMENT. See "THE MERGER--Procedures for Surrender of Certificates of Common Stock".

                                   THE MERGER


BACKGROUND

         In the spring of 1998, a representative of the Company contacted the Parent to discuss the possibility of an acquisition of the Pathfinder division of Parent by the Company. The Company believed that an acquisition of the Pathfinder division would greatly improve the Company's competitive position in the marketplace and, if structured as a stock transaction, would be feasible despite the Company's working capital deficiency at such time. Parent at that time was publicly held but, as an example of the consolidation of the materials handling industry, was engaged in negotiations with third parties concerning the sale of Parent. The Company was advised in response that Parent was negotiating for a sale of its entire business and that the Company should pursue its interest with the purchasing party. Ralph Dollander, President of the Company, then proceeded to contact the eventual purchasing party, J Richard Industries, L.P. ("J Richard"). Parent was acquired by J Richard in June of 1998. In December of 1998, Mr. Dollander met with Lawrence Weber, President of J Richard, and other representatives of J Richard to review the possibility of the Company's acquisition of the Pathfinder division. On December 9, 1998, the Company and J Richard entered into a Confidentiality and Nondisclosure Agreement for purposes of the exchange of information.

         In February of 1999, Company representatives along with representatives of Netzler & Dahlgren met with Mr. Weber and other J Richard representatives in Chicago during the Promat trade show to further discuss the Company's potential acquisition of the Pathfinder division, including the possible issuance of Company common stock to Parent as payment for such acquisition.

         On February 12, 1999, a regularly scheduled meeting of the Board of Directors of the Company was held. At this meeting, the Board of Directors discussed the possible acquisition of the Pathfinder division by the Company. The Board also discussed the Company's continuing need for additional working capital, whether through equity contributions or subordinated debt.

         On February 25, 1999, the Company received a preliminary and non-binding offer from J Richard with regard to an acquisition of the Company by Parent in a cash-out merger transaction. This proposal effectively ended discussions regarding the Company's acquisition of the Pathfinder division. J Richard indicated at that time that an important condition to Parent's entering into a merger transaction would be modifications to the current Master Licensing Agreement ("MLA") between the Company and Netzler & Dahlgren and the receipt of a consent to the merger by Netzler & Dahlgren as required under the MLA. This communication initiated a dialogue between representatives of J Richard, Netzler & Dahlgren and the Company concerning a possible acquisition of the Company by Parent and the related amendment of the MLA. J Richard was permitted at this time to commence an overall business and accounting due diligence review of the Company. Representatives of Ernst & Young visited the Company's offices for these purposes.

         On May 7, 1999, a regularly scheduled meeting of the Board of Directors of the Company was held. The Board discussed various aspects of the preliminary offer from J Richard, including the continuing working capital needs of the Company, and authorized Mr. Dollander to continue his discussions with J Richard.

         On June 16, 1999, representatives of J Richard, Netzler & Dahlgren and the Company agreed, by executing a memorandum setting forth a list of the material changes, that the MLA would be amended as described in the memorandum, subject to approval of the Company's Board of Directors and final agreement on the terms and conditions of such amendment and the terms and conditions of the acquisition agreement.

         On June 28, 1999, the Company received a non-binding offer letter from J Richard providing for the acquisition of the Company by J Richard at a price of $.75 per share payable in cash subject to completion of a satisfactory due diligence investigation by J Richard. J Richard also indicated that it was unwilling to continue its due diligence review unless the Company agreed to cover certain of its expenses and to negotiate exclusively with J Richard for a limited period concerning a sale of the Company. The Company responded that it was unwilling to cover J Richard's due diligence expenses or to agree at that time to J Richard's exclusive dealing request. The Company decided, however, to refrain from the solicitation of other offers at that time to avoid jeopardizing its negotiations with J Richard. Notwithstanding the Company's response, representatives of J Richard continued their due diligence investigation of the Company, including visits to the Company's offices by J Richard's legal counsel.

         By letter agreement dated July 23, 1999, as a result of continuing requests from J Richard, the Company agreed with J Richard that it would not engage in discussions with third parties regarding competing proposals until August 23, 1999. Concurrent with such letter agreement, counsel for J Richard submitted a draft Merger Agreement and form of Voting Agreement to the Company. Shortly thereafter, counsel for J Richard submitted a proposed form of amended MLA.

         During late July and throughout August, negotiations between the parties and their counsel took place. On July 28, 1999, the Company engaged Willamette Management Associates to serve as the Company's financial advisor and to review the terms of the proposed merger transaction for purposes of issuance of an opinion on the fairness of the transaction to the Company's Stockholders from a financial point of view.

         On August 11, 1999, Netzler & Dahlgren notified the Company by letter that Netzler & Dahlgren could not commit to future financial support to the Company such as letter of credit guarantees, inventory buy-back guarantees and financing of purchases of components and services by the Company. The letter stated that the Netzler & Dahlgren Board had urged its management to liquidate Netzler & Dahlgren's financial exposure to the Company as soon as possible.

         On August 14, 1999, the Board of Directors of the Company held a special meeting at which the Company's legal counsel and financial advisor attended. At this meeting, the Board of Directors discussed the proposed merger transaction and the Company's financial situation and prospects at great length. The Board (1) designated the two independent directors, Raymond Gibson and Richard Schofield, as a special committee (the "Special Committee") to review and evaluate the merger transaction, (2) reviewed drafts of merger documents, (3) received a presentation from representatives of Willamette Management Associates regarding its valuation methodology, the preliminary results of its valuation analysis and a preliminary indication of the fairness of the proposed merger consideration, and (4) discussed alternatives to the proposed merger and other various matters. During this meeting, the Company's legal counsel explained the terms and conditions of the draft merger agreement including, in particular, the provisions relating to (1) the ability of the Company's Board of Directors to consider other acquisition proposals should they arise on an unsolicited basis after public announcement of the transaction, and (2) the payment of a "break-up" fee and other expenses to J Richard in certain circumstances. In addition, the general duties and responsibilities of the Board of Directors in connection with the proposed transaction were discussed. The Board did not arrive at a conclusion concerning the proposed merger but instructed Management and counsel to proceed with negotiations.

         On August 18, 1999, J Richard provided the Company with evidence of its source of financing for purposes of funding the merger transaction, including the payment or refinancing of various obligations of the Company.

         During late August and early September, representatives of J Richard, the Company and Netzler & Dahlgren negotiated the terms of an amendment and restatement of the MLA (the "Second MLA"), to be effective as of the date of closing of the Merger. On August 23, 1999, at the insistence of J Richard, the Company agreed to an extension of its exclusive negotiations agreement with J Richard.

         On September 10, 1999, a special telephonic meeting of the Board of Directors was held. At this meeting, the Special Committee and the Board received and considered presentations from Management concerning the financial position and business of the Company and from counsel concerning an update on the transaction documents and related negotiations. The Special Committee then unanimously recommended that the full Board accept and approve the Merger Agreement and Second MLA as negotiated, subject to receipt of the final fairness opinion from the Company's financial advisor. The Board then unanimously approved the Merger Agreement and the Second MLA and authorized Ralph Dollander to execute such agreements on behalf of the Company and to proceed with preparation of this Proxy Statement.

         On September 13, 1999, Willamette Management Associates provided its written opinion to the Company's Board of Directors that, as of such date, the merger consideration was fair, from a financial point of view, to the Stockholders of the Company. The Merger Agreement, Second MLA and Voting Agreement were executed and delivered the same day, and the Company and J Richard then jointly issued a press release announcing the Merger Agreement.

PARENT

                  The Parent was organized as a Delaware corporation in 1928 and is a leading manufacturer of highly engineered materials handling subsystems in the industrial automation market. Its products include specialty conveyor systems such as power turns, spirals and chutes, electronic wire guidance controllers for lift trucks, and conveyor systems used in the material handling and sorting of recycled materials. Parent is a wholly-owned subsidiary of J. Richard Industries, L.P., an Ohio limited partnership ("J Richard"), which is a Toledo, Ohio based manufacturer and distributor of components used in the materials handling, sports, fitness and automotive markets. Parent's executive offices are located at 3934 Concord Street, Todedo Ohio and its telephone number is (419) 426-4911.

PURCHASER

                  Purchaser was recently incorporated under the laws of the State of Delaware as a wholly-owned subsidiary of Parent solely for the purpose of entering into the Merger Agreement. Substantially all of its assets consist of its rights and obligations under the Merger Agreement. Purchaser's principal address is 3934 Concord Street, Toledo Ohio and its telephone number is 419-426-4911.

DESCRIPTION OF THE MERGER

                  Pursuant to the Merger Agreement and on the terms subject to the conditions set forth herein, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as a wholly-owed subsidiary of Parent. See "THE MERGER AGREEMENT".

                  At the Effective Time, except with respect to shares of Common Stock held as treasury shares by the Company and Dissenting Shares (See "APPRAISAL RIGHTS"), each issued and outstanding share of Common Stock will be automatically canceled and cease to exist and will be converted into the right to receive the Merger Consideration of $.75 in cash without interest. As a result of the Merger, the Company will be a wholly-owned subsidiary of Parent.

REASONS FOR THE MERGER

                  THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                  In reaching its decision to approve the Merger Agreement, the Board of Directors of the Company consulted with its financial and legal advisors, and considered a variety of factors, including the following:

         o The Company's working capital deficiency at August 31, 1999 was approximately $900,000. Despite extensive efforts since 1997, the Company has been unable to obtain any additional equity or subordinated debt financing. Without additional working capital, the Company's efforts to expand its markets and increase its revenues would be severely hindered, and there is risk that the Company may not be able to continue as a going concern.

         o The Company had been informed by Netzler & Dahlgren by letter of August 11, 1999 that Netzler & Dahlgren could not commit to future financial support to the Company such as letter of credit guarantees, inventory buy back guarantees and financing of purchases of components and services by the Company. As of August 31, 1999, the financial support of the Company by Netzler & Dahlgren included (i) a $450,000 irrevocable letter of credit that secures, in part, the current debt owed by the Company under its Loan Agreement (as defined herein) with National Bank of Canada and the National Canada Business Corp.,
(ii) an Inventory Repurchase Agreement (as defined herein) for the benefit of such lenders, which guaranteed that Netzler & Dahlgren will repurchase certain inventory of the Company, (iii) credit to the Company in the amount of $564,750, approximately $300,000 of which was past due at that time, for purchases by the Company of certain components and services, and (iv) $194,398 owed on a promissory note made by the Company in favor of Netzler & Dahlgren. By its letter of August 11, 1999, Netzler & Dahlgren notified the Company that the Board of Directors of Netzler & Dahlgren had urged its management to liquidate its financial exposure to the Company as soon as possible. For a further discussion of the Company's relationship with Netzler & Dahlgren, see "THE MERGER--Interests of Certain Persons in the Merger".

         o A review of the possible alternatives to a sale of the Company, including the prospects of continuing to operate the Company as an independent company, the value to the Stockholders of such alternatives and the timing and likelihood of achieving additional value from these alternatives, and the possibility that the Company's future performance might not lead to a stock price having a higher present value than the Merger Consideration.

         o The current and prospective environment in which the Company operates, including economic conditions and the competitive environment for the industries in which the Company operates generally, which led the Board of Directors of the Company to the view that the Company's relative small size hinders its ability to compete.


         o The unanimous recommendation of the Special Committee in favor of the Merger Agreement.

         o The opinion of Willamette, the Company's financial advisor, that the Merger Consideration is fair, from a financial point of view, to the holders of shares of Common Stock of the Company and the financial analysis conducted by Willamette in reaching its opinion, as described under "THE MERGER--Opinion of the Company's Financial Advisor".

         o The Merger Consideration offered to Company Stockholders, which represents a premium of 56%, 46%, 47% and 68%, over the average closing prices for a share of Company Common Stock for the 30 day period, the 45 day period, the 60 day period and the 90 day period, respectively, preceding September 10, 1999 (the last trading day preceding the announcement of the Merger), and a premium approximately 111% over the average price at which the shares of Company Common Stock have traded in the year preceding September 10, 1999.

         o The view of the Company's Board of Directors that the terms of the Merger Agreement, as reviewed by the Board of Directors with its legal and financial advisors are fair to the Company and its Stockholders and give the Board of Directors the flexibility to respond to unsolicited acquisition proposals subject to payment of a termination fee. See "THE MERGER AGREEMENT--Termination Payment Provisions".

         o The Board of Directors' knowledge of the prospect business, operations, properties, assets, financial conditions and operating results of the Company.

                  The Company's Board of Directors also considered certain countervailing factors in its deliberations concerning the Merger, including:

         o The Boards perception of the ability of J. Richards is based on its reputation, financial condition and financial backing to consummate the proposed transaction.

         o The potential disruption of the Company's business that might result from the announcement of the Merger.

         o The possible difficulties of integrating the management teams of the Company and Parent.

         o The uncertainty of the perceptions of the Merger by the Company's Stockholders, customers and employees.

         o The possibility that the Merger may not be consummated.

         o The requirement under the Merger Agreement that the Company Stockholders have an opportunity to vote on the Merger Agreement at the Special Meeting even if other proposals are received, and the required payment by the Company in certain circumstances of a termination fee under the Merger Agreement. See "THE MERGER AGREEMENT--Termination Payment Provisions".

                  The foregoing discussion of the information and factors discussed and considered by the Board of Directors of the Company is not meant to be exhaustive but is believed to include all material factors considered by the Company's Board of Directors. The Company's Board of Directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its Stockholders. Rather, the Board of Directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. As a result of its consideration of the foregoing and other relevant considerations, the Board of Directors unanimously determined that the Merger Agreement and Merger are advisable and fair to, and in the best interests of, the Company and its Stockholders and unanimously approved the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

         WILLAMETTE OPINION

                  In a letter agreement dated July 28, 1999, the Company engaged Willamette as its exclusive financial advisor in connection with the Merger. Willamette was selected by the Company based on its qualifications, expertise and reputation. On August 14, 1999, Willamette delivered to the Company's Board of Directors an opinion as of such date, based on assumptions made, procedures followed, matters considered and limits of review, as set forth in the written confirmation of the opinion, that the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such Stockholders. This opinion was subsequently confirmed in a written opinion dated September 13, 1999.

                  THE TEXT OF WILLAMETTE'S OPINION, DATED SEPTEMBER 13, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY WILLAMETTE IN RENDERING ITS OPINION IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT. THE COMPANY'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ WILLAMETTE'S OPINION CAREFULLY AND IN ITS ENTIRETY. WILLAMETTE'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY, ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF COMPANY COMMON STOCK PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO SUCH STOCKHOLDERS AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF COMPANY COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE FOLLOWING SUMMARY OF WILLAMETTE'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE OPINION, ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT.

                  In connection with rendering its opinion, Willamette, among other things:

         o Reviewed the Merger Agreement;

         o Reviewed the Company's annual reports on Form 10-KSB for the fiscal years ended November 30, 1994 through 1998, its quarterly reports on Form 10-QSB for the periods ended February 27 and May 31, 1999, and its unaudited interim financial statements for the period ended June 30, 1999;

         o Reviewed certain operating and financial information provided by management of the Company relating to the Company's business and prospects, including its budgets for the years ending November 30, 1999, 2000 and 2001;

         o Discussed with the Company's senior management the operations, historical financial statements and future prospects of the Company;

         o Visited the Company's facilities in Charlotte, North Carolina;

         o Reviewed the historical market prices and trading volume of the Common Stock of the Company;

         o Reviewed publicly available financial data and stock market performance data of public companies deemed by Willamette to be generally comparable to the Company;

         o Reviewed the terms of recent acquisitions of companies that were deemed by Willamette to be generally comparable to the Company; and

         o Conducted such other studies, analysis, inquiries and investigations that were deemed by Willamette to be appropriate for the purposes of its opinion.

                  In rendering its opinion, Willamette relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available to it from public sources and all the financial and other information provided to it by the Company or its representatives. Willamette further relied upon the assurances of the management of the Company that they are unaware of any facts that would make the information that the Company or its representatives provided to Willamette incomplete or misleading.

                  With respect to projected financial results, Willamette assumed that they had been reasonably prepared on the basis reflecting the best currently available estimates and judgment of the management of the Company. Willamette did not express an opinion or other form of assurance on the reasonableness of the underlying assumptions. In arriving at its opinion, Willamette did not perform or obtain any independent appraisal of the assets of the Company. The opinion of Willamette is necessarily based on economic, market, financial and other conditions as in effect on, and the information available to Willamette as of, the date of their opinion. The following is a brief summary of the material analyses performed by Willamette in preparation of its opinion.

         INDUSTRY ANALYSIS

                  Willamette reviewed the material handling industry and determined that it has shown substantial growth since 1996, however, the number of booked orders is still below the higher levels attained in the industry in the early 1990s. Willamette also reported that the material handling industry as a whole is considered by many insiders to be a "mature" market. Willamette determined that in order for the AGV market to continue its recent growth, customers must be convinced to upgrade their current material handling systems to more sophisticated AGV systems, and more specifically, laser guided AGV systems. Willamette noted that the domestic market for AGV systems is small, due in part to the reliance upon mass manufacturing in the United States and that the AGV's strength lies in its flexibility in dealing with dynamic manufacturing environments. Finally, Willamette reported that many analysts believe that the domestic market for AGVs will show little growth over the next three to five years.

         ECONOMIC ANALYSIS

                  Willamette performed and relied upon a general economic analysis of current domestic economic conditions in rendering its opinion. This analysis included a review of the following items:

         o Growth rate for gross domestic product;

         o Productivity for domestic non-farm businesses;

         o Output and capacity utilization at domestic factories, mines and utilities;

         o Growth rate of domestic business investment spending;

         o The consensus forecast of 54 economists who participated in a recent WALL STREET JOURNAL survey; and

         o The recent increases in the federal funds rate by the Federal Reserve Bank.

         ADJUSTED NET ASSET ANALYSIS

                  Willamette used an adjusted net asset value method to arrive at one valuation of the Company. This method approximated the liquidation value of the Company by taking the fair market value of assets of the Company and subtracting the total liabilities of the Company to arrive at an adjusted net asset value. In performing this analysis, the assets and liabilities of the Company were adjusted to reflect their fair market value. Assuming no liquidation costs, Willamette determined that the Company had an adjusted net asset value per share of Common Stock of $.35. Assuming a 10% cost of asset liquidation, Willamette determined that the Company would have a maximum adjusted net asset value per share of Common Stock of $.32.

         DISCOUNTED CASH FLOW ANALYSIS

                  Willamette analyzed certain financial projections prepared by the management of the Company for the fiscal years 1998 through 2001 and performed a discounted cash flow analysis of the Company based upon these projections. The projections of the Company were based upon the Company's ability to obtain additional financing.

                  The discounted cash flow method employed by Willamette approximated a control share price by determining the present value of future cash flows. Each projected cash flow was discounted back to the present, as determined by the Company's weighted average cost of capital.

                  For this analysis, Willamette assumed two separate scenarios for weighted average costs of capital for the Company. The first scenario assumed that the Company will remain highly leveraged. The second scenario assumed that the Company will achieve a conventional industry average capital structure. To reflect the Company's earnings capacity after the projection period, Willamette determined a normalized earnings level after the last projection year and capitalized those earnings. This indicated the Company's terminal value and accounts for the Company's future earnings into perpetuity.

                  The present value of both the discrete cash flows and the terminal cash flow is added together to reflect the Company's market value of invested capital. To arrive at the Company's fair market value of equity, Willamette subtracted the market value of the Company's debt ($1,622,009 as of June 30, 1999).

                  Under the discounted cash flow analysis, if the Company remained heavily leveraged, Willamette determined that the indicated market value of equity on a controlling interest basis would be $.63 per share of Common Stock. If the Company assumed a conventional industry capital structure, Willamette indicated that the market value of equity on a controlling interest basis would be $.68 per share of Common Stock.

         CAPITALIZATION OF EARNINGS ANALYSIS

                  Willamette performed a capitalization of earnings analysis on the Company by employing a valuation method that arrives at a control share price by capitalizing the Company's anticipated normalized cash flow. This method is very similar to the discounted cash flow method performed by Willamette, in that Willamette focused on the Company's earning capacity, weighted average cost of capital and growth rates. This method was used in order to illustrate how the Company might fair if there were no more available financing. Willamette reported that discussions with management of the Company indicated that it would be difficult for the Company to exceed $5.5 million in annual revenue and $200,000 in gross profits in its current state.

                  In employing this method, Willamette assumed a constant 6% growth rate in both revenue and profitability over the Company's life. This is a rate slightly better than inflation. Willamette also assumed that the same scenarios in developing the weighted average cost of capital that it had employed in the discounted cash flow method would be applicable to this analysis. The capitalization rate was determined by subtracting the growth rate from the discount rate (the weighted average cost of capital in this case). The Company's normalized cash flow was then divided by this capitalization rate to arrive at an indicated market value of invested capital. The debt was then subtracted to arrive at the value of the controlling equity.

                  Under the capitalization of earnings method, if the Company were to remain highly leveraged, Willamette determined that the indicated market value of equity on a controlling interest basis would be $.24 per share of Common Stock. If the Company were to assume an industry average capital structure, Willamette determined that the indicated market value of equity on a controlling interest basis is $.27 per share of Common Stock.

         GUIDELINE COMPANY ANALYSIS

                  Willamette reviewed the current valuation of publicly traded companies that are in a similar line of business of the Company. These companies included Adept Technology, Inc. (NASDAQ:ADEK), Columbus McKinnon Corp. (NASDAQ:CMCO), Control Chief Holdings, Inc. (NASDAQ:DIGM), FMC Corp. (NYSE:FMC), Intersystems, Inc. (AMEX:II), Met-Coil Systems Corp. (OTC:METS), Quipp, Inc. (NASDAQ:QUIP) and SI Handling Systems, Inc. (NASDAQ:SIHS). Willamette reviewed certain measures of valuation of these companies including (i) market value of invested capital, (ii) earnings before interest and taxes, (iii) earnings before interest, taxes, depreciation and amortization, (iv) debt free net income, (v) debt free cash flow, (vi) revenues, (vii) revenue performance ratios, (viii) book value of invested capital, and (ix) performance ratios. In performing this analysis, Willamette reviewed both the last 12 month period and the projected 1999 time period. Willamette calculated market multiples of the earnings fundamentals relative to the market value of invested capital of the guideline companies.

                  Willamette determined that this method of analysis yields a minority interest conclusion because of the reference to minority interest in the public companies which are traded daily. Thus, a control premium was necessarily added to the valuation. Under this valuation method, Willamette determined that the indicated value of equity on a controlling interest basis is $.41 per share of Common Stock.

                  No company utilized in the publicly traded guideline company analysis is identical to the Company. Willamette made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either the Company, Parent or Purchaser. Furthermore, mathematical analysis is not by itself a meaningful method of using publicly traded guideline company data.

         MERGER AND ACQUISITION ANALYSIS

                  In performing a merger and acquisition analysis of the equity value of the Company, Willamette employed a method involving the identification and analysis of transactions of companies that are in a similar line of business to the Company. In performing this analysis, Willamette compared the Merger transaction to the acquisition of Parent by J. Richard in June of 1998 by using the same earnings fundamentals employed under the guideline company analysis to calculate and compare the transaction multiples of such earnings fundamentals. Willamette indicated that this method of valuation yields a controlling interest conclusion because mergers and acquisitions typically represent a complete change of control. Under the merger and acquisition analysis, Willamette determined that the indicated value of equity on a controlling interest basis is $.72 per share of Common Stock.

         PREPARATION AND USE OF FAIRNESS OPINION

                  In connection with the review of the Merger by the Board of Directors of the Company, Willamette performed a variety of financial and comparative analysis for purposes of the delivering its opinion. While the foregoing summary describes the analysis and factors reviewed by Willamette in connection with its opinion, it does not purport to be a complete description of all of the analyses performed by Willamette in arriving at its opinion.

                  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Willamette considered the results of all of its analyses as a whole and did not attribute particular weight to any analysis or factor considered by it. Furthermore, Willamette believes that selecting any portion of this analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Willamette may have given various analyses and factors more or less weight than other analyses or factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Willamette's view of the actual value of the Company. In rendering its opinion, Willamette was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company, nor did it negotiate with any parties. In performing its analyses, Willamette made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, Parent and Purchaser. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Willamette's analysis of the fairness of the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement from a financial point of view to such holders and were conducted in connection with the delivery of Willamette's opinion. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold. The opinion of Willamette does not constitute a recommendation to the Company's Stockholders as to whether or not to vote their shares in favor of the merger.

                  Willamette's opinion and presentation to the Board of Directors of the Company was one of the many factors taken into consideration by the Board of Directors in making its determination to recommend approval of the Merger. The Willamette analyses described above consequently should not be viewed as determinative of the opinion of the Board of Directors of the Company with respect to the consideration paid in connection with the Merger or of whether the Board of Directors of the Company would have been willing to agree to a different consideration. The consideration to be paid by Purchaser pursuant to the Merger Agreement was determined through arms length negotiation between the Company and Parent and was approved by the Board of Directors of the Company. Willamette is a financial services and advisory firm. Willamette is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distribution of listed and unlisted securities, private placements and valuations for corporation and other purposes. Willamette has never performed financial advisory and financing services for the Company prior to its entering into an engagement letter with the Company.

                  Pursuant to the engagement letter between Willamette and the Company, Willamette received a transaction fee for its services of $24,000, plus expenses, which fee is not conditioned on the consummation of the Merger. In addition, the Company has agreed to indemnify Willamette and its affiliates, their respective directors, officers, agents and employees against certain liabilities and expenses, including liabilities under Federal securities laws, related to or arising out of Willamette's engagement.

FEDERAL INCOME TAX CONSEQUENCES

                  The receipt of the Merger Consideration by each holder of shares of Common Stock upon the cancellation of Common Stock pursuant to the Merger will be taxable transactions for U.S. federal income tax purposes under the Code and may also be taxable transactions under applicable state, local, foreign and other tax laws. Generally, a Stockholder of the Company receiving cash in exchange for shares of Common Stock pursuant to the Merger will, for U.S. federal income tax purposes, recognize gain or loss equal to the difference between the amount of cash received and such Stockholder's adjusted tax basis in the Common Stock exchanged therefor. If the Common Stock is held by a Stockholder as a capital asset, gain or loss recognized by the Stockholder will be a long term capital gain or loss if the Stockholder's holding period for the Common Stock exceeds one year. In the case of a noncorporate taxpayer, the current maximum U.S. federal income tax rate on net capital gains generally is 20%.

                  Payments of cash to a holder of shares of Common Stock will generally be subject to information reporting requirements. "Backup" withholding at a rate of 31% will apply to such payments, unless the holder furnishes a taxpayer identification number in the manner prescribed in the applicable U.S. Treasury regulations, certifies that such a number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Stockholder's U.S. federal income tax liability, provided that required information is furnished to the Internal Revenue Service (the "Service"). Such backup withholding can be avoided if a Stockholder properly completes the Letter of Transmittal (as defined herein) that the Paying Agent (as defined herein) in connection with the Merger will mail to each Stockholder as soon as reasonably practicable after the Effective Time, and includes in such Letter of Transmittal the Stockholder's correct taxpayer identification number. See "THE MERGER--Procedures for Surrender of Certificates of Common Stock".

                  The discussions set forth above as to the material federal income tax consequences of the Merger is based upon the provisions of the Code, applicable U.S. Treasury Regulations thereunder, judicial decisions and current administrative rulings, all as in effect on the date hereof and all of which are subject to change at any time with retroactive effect. Special tax consequences not described herein may be applicable to particular classes of taxpayers such as financial institutions, insurance companies, persons that hold Common Stock as part of a straddle or conversion transaction, or persons who are not citizens or residents of the United States. This discussion does not address any aspect of state, local or foreign taxation. No rulings have been, or will be, requested from the Service with respect to any of the matters discussed herein. There can be no assurances that future legislation, regulations, administrative rulings or court decisions will not alter the tax consequences as set forth above.

                  THE ABOVE DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO CERTAIN SHARES OF COMMON STOCK RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION WITH RESPECT TO HOLDERS OF SHARES OF COMMON STOCK WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, LIFE INSURANCE COMPANIES, TAX EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS AND MAY NOT APPLY TO A HOLDER OF SHARES OF COMMON STOCK IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO

THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

MERGER CONSIDERATION

                  Subject to the terms and conditions of the Merger Agreement, in the Merger each issued and outstanding share of Common Stock (other than shares of Common Stock held as treasury shares by the Company and Dissenting Shares) will automatically be canceled and cease to exist and will be converted in the right to receive $.75 in cash without interest.

CLOSING AND EFFECTIVE TIME OF THE MERGER

                  The Merger will become effective, and Purchaser will be merged with and into the Company, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate of Merger. The filing of the Certificate of Merger will be made on the Closing Date, which will take place on the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement, unless another date is agreed to in writing by the parties. Subject to certain limitations, the Merger Agreement may be terminated by Parent and Purchaser or the Company if, among other reasons, the Merger has not occurred on or before January 31, 2000. See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "THE MERGER AGREEMENT--Termination".

PROCEDURES FOR SURRENDER OF CERTIFICATES OF COMMON STOCK

                  The conversion of Common Stock (other than shares of Common Stock held as treasury shares by the Company and Dissenting Shares) into the right to receive the Merger Consideration following the Merger will occur at the Effective Time.

                  Immediately prior to the Effective Time, Purchaser will deposit with a designated paying agent (the "Paying Agent"), in trust for the Company Stockholders cash in an aggregate amount equal to the Merger Consideration (such deposit with the Paying Agent is referred to as the "Payment Fund"). As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Company Stockholder a letter of transmittal and instructions for use (the "Letter of Transmittal") in effecting the surrender of certificates representing Common Stock outstanding immediately prior to the Effective Time ("Certificates"). Upon surrender of Certificates for cancellation to the Paying Agent, together with such Letter of Transmittal, duly and properly executed, the holder of such Certificates shall be entitled to receive in exchange therefore the portion of Merger Consideration represented by the Certificates pursuant to the terms and conditions of the Merger Agreement. STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES AT THIS TIME.

                  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and if required by the Surviving Corporation, upon the posting by such person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that be made against it with respect to such Certificate, the Paying Agent will issue in respect of such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of Common Stock represented thereby.

                  Any portion of the Payment Fund which remains unclaimed by the Company Stockholders for three months after the Effective Time will be delivered to the Surviving Corporation upon demand of the Surviving Corporation and the holders of Common Stock shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in respect of their Common Stock.

                  The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of a Certificate surrendered for the Merger Consideration such amount as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any state, local or foreign tax law.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

                  In considering the Merger, a Stockholder should be aware that certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. The Company's Board of Directors is aware of the conflicts described below and considered them in addition to the other matters described under "THE MERGER--Reasons for the Merger".

                  Shares of Common Stock held by officers and directors of the Company will be converted into the right to receive the same Merger Consideration as the shares of Common Stock held by other Stockholders. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT".

                  Stock Options held by the officers and directors of the Company will be treated in the same manner as Stock Options held by other employees of the Company. Pursuant to the Merger Agreement, all outstanding Stock Options will be canceled and each holder of a Stock Option shall be entitled to receive from the Company in consideration for the cancellation of such Stock Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock previously subject to such Stock Option multiplied by; (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Stock Option. Mr. Dollander has been granted 60,000 option shares under the 1997 Plan that, upon the conummation of the Merger, and in accordance with the calculation described in the foregoing sentence, will entitle Mr. Dollander to receive $15,000 in cash (less applicable withholding taxes.) Claude Imbleau, Chief Financial Officer of the Company, has been granted 30,000 options shares under the same plan and, as a result of the same plan and, as a result of the merger, will be entitled to receive $7,500 in cash (less applicable withholding taxes). See "THE MERGER AGREEMENT--Treatment of Stock Option Plans".

                  As a condition to their willingness to enter into the Merger Agreement Parent and Purchaser required that Mr. Dollander enter into a new employment agreement to replace the existing agreement. Accordingly, Ralph Dollander, President of the Company, has entered into an Employment Agreement dated September 13, 1999 with the Company, the terms of which are contingent on the consummation of the Merger. Upon consummation of the Merger, Mr. Dollander will serve as President of the Company as well as the Pathfinder AGV Systems Division of Parent. The term of the Employment Agreement is three years subject to extension upon mutual agreement of the parties. Mr. Dollander will report to the Chief Executive Officer of Parent. The Employment Agreement sets his annual base salary at $132,000 and, subject to annual review by the Board of Directors of Parent, with the potential of an annual bonus of up to fifty percent of such base salary based upon achievement of budgeted earnings goals for the Company and the Pathfinder division (before income tax, depreciation and amortization) as determined in the sole discretion of the Board of Directors of Parent. Mr. Dollander will also receive various other automobile, medical, pension, vacation, education and relocation benefits under the Employment Agreement. The agreement provides for a pension contribution of $1,000 per month and education contributions up to a net of $15,000 annually for his family. The Employment Agreement includes a non-compete covenant that would continue for the lesser of one year after the termination of Mr. Dollander's employment with the Company for any reason and the longest time permitted by applicable law. In the event that Mr. Dollander's employment is terminated, under certain conditions, the Company would be obligated to pay severance payments of up to twelve months based on his then current salary.

         None of the directors or officers of the Company have any ownership interest, directly or indirectly, in Parent. After closing of the Merger, none of the current officers or directors of the Company will have any ownership interest, directly or indirectly, in the Company or Parent except for equity interests or options that may be granted as compensation for future services under stock plans approved after the closing of the Merger.

                  Pursuant to the terms of the Merger Agreement and prior to the Closing, the Company shall procure a five year tail policy for its officers' and directors' liability insurance covering certain present and former directors, officers, employees and agents of the Company. In addition, under the terms of the Merger Agreement, the Purchaser and the Surviving Corporation have jointly and severally agreed that, for not less than six years after the Closing Date, the provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation shall provide indemnification to, among others, certain present and former directors and officers of the Company on terms specified in the Merger Agreement. See "THE MERGER AGREEMENT--Indemnification and Insurance".

                  In connection with the proposed Merger, Parent, Purchaser and five Stockholders of the Company owning more than 39% of the issued and outstanding shares of Common Stock of the Company entered into a Voting Agreement dated September 13, 1999. The Stockholders entering into the Agreement consisted of Netzler & Dahlgren and four individuals. Pursuant to the Voting Agreement, the Stockholders have agreed to vote for approval of the Merger Agreement and the transactions contemplated therein at the Special Meeting. In addition, each Stockholder agreed that, subject to the termination of the Agreement, each Stockholder would not directly or indirectly sell or otherwise transfer or dispose of his or its interest in any of the shares of Company Common Stock. Each Stockholder also agreed not to engage in certain communications relating to any Acquisition Proposal provided that if the Company or the Company's Board of Directors took any action with respect to an unsolicited Acquisition Proposal as permitted by the Merger Agreement, the Stockholders would be permitted to discuss with the person or entity who made an unsolicited Acquisition Proposal such Stockholder's willingness to consent to a Superior Proposal under the Merger Agreement. In addition, no provisions in the Voting Agreement are to be construed as limiting or otherwise affecting any Stockholder who is a party to the Voting Agreement from taking any action as a director of the Company under the terms of Section 4.7 or 4.8 of the Merger Agreement in his capacity as a director. In the event that the Merger Agreement is terminated in accordance with its terms, the Voting Agreement is automatically terminated. See "THE MERGER AGREEMENT--No Solicitation of Transactions" for definitions of an "Acquisition Proposal" and a "Superior Proposal".

                  The four individual Stockholders executing the Voting Agreement have the following relationship with the Company: Goran Netzler current director of the Company, Chairman of the Board of Directors, 25% owner of Apogeum AB, the parent company to Netzler & Dahlgren; Jan Jutander - current director of the Company, and a 25% owner of Apogeum AB; Anders Dahlgren, former director of the Company and a current consultant of the Company and a 25% owner of Apogeum AB; and Arne Nilsson - 25% owner of Apogeum AB.

                  The Company's AGV system products and services incorporate technology licensed by, and products purchased from Netzler & Dahlgren, as well as technology that it has aquired or developed itself. In accordance with the Master License Agreement dated December 1, 1987, as restated November 30, 1995 (the "MLA"), the Company receives Netzler & Dahlgren's AGV technology, hardware, software, know-how and consulting services. Netzler & Dahlgren has entered into a Second Restated Master License Agreement dated September 13, 1999 with the Company and Parent (the "Second MLA") that, upon consummation of the Merger, will supersede the current MLA. The second MLA provides the Company, the Parent, and the business organization resulting from any combination of the Pathfinder Division of Parent and the Company with exclusive license rights to utilize, apply and sublicense AGV system components equipment and control know-how in the United States, Canada and Mexico as provided in the prior agreement. In addition, in connection with the Second MLA, Netzler & Dahlgren agreed to provided the Company with additional support with respect to Year 2000 compliance issues. The Second MLA extends the term of the exclusive license up to December 31, 2002. After such date, the exclusive licensing rights would continue for additional two year periods provided the Company met certain performance targets as set forth in the Second MLA. Such performance targets are to be reset by the parties to the Second MLA for each extension period after the initial term. If the Company fails to meet such performance criteria, the Company's licensing rights would no longer be exclusive, and Netzler & Dahlgren could license its technology and related properties to third parties in the licensed territory.

                  The Purchaser and Parent requested, as a condition to entering into the Merger Agreement, that Netzler & Dahlgren agree to the terms and conditions set forth in the Second Restated MLA. Netzler & Dahlgren indicated to the Company that their willingness to enter into the Second Restated MLA was in large part due to its belief that the Company's cash flow problems would be substantially eliminated by means of the financing available to the Company from Parent and Purchaser subsequent to the Merger.

                  The Company entered into an Inventory and Accounts Receivable Loan and Security Agreement (the "Loan Agreement") on February 28, 1997 with the National Bank of Canada and National Canada Business Corp. (herein collectively called the "Lender"). The Loan Agreement was amended and restated on April 30, 1999 and allows the Company to borrow up to a maximum of U.S. $1,250,000. The Loan Agreement allows the Company to borrow funds pursuant to a borrowing formula which is secured by the Company's personal property as collateral. The Loan Agreement is further secured by (i) an Inventory Repurchase Agreement; and
(ii) a U.S. $450,000 irrevocable Letter of Credit issued by a Swedish bank. Netzler & Dahlgren is obligated to repay the letter of credit bank any of funds it disburses under the Letter of Credit. The Company is ultimately responsible to repay Netzler & Dahlgren for any amounts it pays in reimbursing the letter of credit bank. The Inventory Repurchase Agreement guarantees that Netzler & Dahlgren will repurchase from the Company on certain conditions up to $300,000 worth of inventory, thereby providing funds to pay the Lender should the Company default on its loan obligations.

                  The maturity date of the Loan Agreement has been extended to October 31, 1999, or upon demand by the Lender. The extension was conditional upon Netzler & Dahlgren extending its $450,000 irrevocable Letter of Credit to the Lender through November 1, 1999. To further secure Netzler & Dahlgren for providing the Letter of Credit, the Company entered into a Reimbursement Agreement under which the Company granted to Netzler & Dahlgren a security interest in the Company's land and building; such collateral is a junior lien to the primary mortgage lender's security interest. Pursuant to the terms and conditions of the Merger Agreement, Parent will cause the amounts owed by the Company to the Lender under the Loan Agreement and to its primary mortgage lender to be refinanced.

                  A note payable to Netzler & Dahlgren with an original principal balance of $402,182 is to be repaid in twenty-four (24) consecutive monthly principal payments of 133,529 swedish Krona, or approximately US $16,757 per month depending on the exchange rate at time of payment plus interest. The note is collaterized by a secondary position on the Company's land and building with a carrying value of $947,949. During the third quarter of 1999, the Company delayed payments of approximately $32,500 under the promissory note to Netzler & Dahlgren so not to exceed current borrowing maximums under the Loan Agreement. Such past due amounts are accruing interest at 16% per annum. Under the terms of the Merger Agreement, Parent shall obtain financing sufficient to pay all amounts outstanding under the note from the Company to Netzler & Dahlgren as of August 31, 1999 (approximately U.S. $195,000). In addition, as of August 31, 1999, the Company had been delaying trade payable payments of approximately $300,000 to Netzler & Dahlgren due to cash not being available under the current line of credit. Netzler & Dahlgren anticipates that these trade payables will be paid in the ordinary course of business after the closing of the Merger.

                              THE MERGER AGREEMENT

                  The following is a summary of certain provisions of the Merger Agreement, which appears as Appendix C to this Proxy Statement and is incorporated herein by reference. Such summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

                  On the terms and subject to the conditions of the Merger Agreement, at the effective time, Purchaser will be merged with and into the Company, and the Company will continue as the Surviving Corporation in the Merger.

                  On the terms and subject to the conditions of the Merger Agreement, the closing of the merger will take place on the third business day after the first date on which each of the condition to closing have been satisfied. On the closing date, the parties will file with the Secretary of State of the State of Delaware a duly executed Certificate of Merger, and the Merger will become effective upon the filing and acceptance thereof or at such date thereafter as is provided in the Certificate of Merger.

                  At the effective time, each share of Common Stock issued and outstanding at the Effective Time (other than shares of Common Stock held by the Company as treasury shares and Dissenting Shares) will automatically be canceled and will cease to exist and will be converted into the right to receive the Merger Consideration. See "THE MERGER--Merger Consideration".

REPRESENTATIONS AND WARRANTIES

                  The Merger Agreement contains customary representations and warranties of the Company relating, with respect to the Company, to, among other things, (a) organization and authority; (b) the Company's capital structure; (c) the authorization, execution, delivery and performance and enforceability of the Merger Agreement and related agreements; (d) documents filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") and the accuracy of information contained therein; (e) the absence of undisclosed liabilities;
(f) compliance with laws and orders; (g) environmental matters; (h) employee benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (i) the absence of certain changes or events since November 30, 1998, including material adverse changes with respect to the Company; (j) accuracy of financial statements; (k) year 2000 preparedness; (l) employment matters; (m) filing of tax returns and payment of taxes; (n) insurance; (o) title to owned property, valid leasehold and subleasehold interest in leased property, possession of required permits, and other real estate matters; (p) contracts; (q) significant customers and suppliers; (r) labor relations; (s) intellectual property; (t) the recommendation of the Board of Directors with respect to the Merger Agreement and the Merger and related transactions; (u) the Stockholder vote required to approve the Merger; (v) brokers fees and expenses; (w) the opinion of the Company's financial advisor; (x) certain legal payments; and (y) pending or threatened litigation.

                  The Merger Agreement also contains customary representations and warranties of Parent and Purchaser relating to, among other things, (a) organization and authority; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (c) required filings;
(d) true and correct copies of financial statements have been provided to the Company and (e) financing of the Merger Consideration.

CERTAIN PRE-CLOSING COVENANTS

                  Pursuant to the terms and conditions of the Merger Agreement, the Company has agreed that, except as consented to in writing by Purchaser, during the period from the date of the Merger Agreement to the Effective Time, the Company will carry on its business in the ordinary course consistent with past practice and use its best efforts to preserve intact its business. The Company will also keep available the services of its officers and employees and preserve its relationships with those persons having business dealings with the Company.

                  The Merger Agreement also provides that the Company will, among other things and with some exceptions:

         o not amend its Certificate of Incorporation, By-Laws or other organizational documents;

         o not make any changes in its authorized capital stock; adjust, split, combine or reclassify any capital stock; issue any shares of stock of any class or issue or become a party to any subscription, warrant, rights, options, convertible securities or other agreements or commitments of any character relating to or measured by its issued or unissued capital stock, or other equity securities, or grant any stock appreciation of similar rights;

         o other than draws under its existing line of credit in the ordinary course of business consistent with past practice, not (i) incur indebtedness for borrowed money; (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; or (iii) encumber any assets;

         o not sell, transfer, mortgage, encumber or otherwise dispose of any its material properties or assets to any individual, corporation or other entity, except pursuant to contracts or agreements in force as of the date of the Merger Agreement;

         o not make or enter into any commitment to make any material investments, either by purchase of stock or securities, in contributions to capital of, or other than in the ordinary course of business consistent with past practice, make any loans to or purchases of any material property or assets from, any other individual, corporation or other entity other than regular advances to employees in the ordinary course of business;

         o except for transactions in the ordinary course of business consistent with past practice and those transactions contemplated by the provisions of the Merger Agreement, not enter into or terminate any material contract or agreement, or make any material change in any of the leases or contracts;

         o not change its method of accounting in effect at November 30, 1998 except as may be required by changes in United States generally accepted accounting principles ("GAAP") upon the advice of its independent accountants;

         o not increase the compensation payable to any employee, or enter into any new employment agreements with new or existing employees which create other than an at will relationship without any severance obligation;

         o not make, rescind or revoke any express or deemed tax election or compromise any tax liability;

         o not fail to maintain its books and records in accordance with good accounting practices consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at November 30, 1998, except as may be required by the Commission, applicable law or GAAP;

         o not fail to do and timely file all material tax returns and other documents required to be filed with federal, state, local and other tax authorities, subject to timely extensions permitted by law;

         o not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional, real or personal property, in excess of $60,000 for personal property;

         o not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Common Stock; or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or any option, warrant or right to acquire, or security convertible into, shares of capital stock;

         o not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) which are material to the Company, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or notes thereto), included in the Company's periodic reports filed with the Commission prior to the date of the Merger Agreement or incurred in the ordinary course of business consistent with past practice;

         o not enter into any contractual arrangement with any officer, director or affiliate, except for purchase orders or sales contracts with affiliates in the ordinary course of business;

         o not adopt any new employee benefit plan or amend or terminate or increase the benefits under any existing plans or rights, not grant any additional options, warrants, rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance stock to any officer, employee or director, or accelerate vesting with respect to any grant of Common Stock to employees which are subject to any risk of forfeiture, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect; or

         o not agree, commit or arrange to take any actions prohibited above.

ACCESS TO INFORMATION

                  Subject to any restrictions under applicable law, the Company has agreed in the Merger Agreement to continue to give Parent's and Purchaser's respective officers, employees, agents, attorneys, consultants and accountants reasonable access for reasonable purposes in light of the transactions contemplated by the Merger Agreement during normal business hours to all the properties, books, contracts, documents, present and expired insurance policies, records and personnel of or with respect to the Company and has agreed to furnish to Parent and Purchaser and such persons as Parent and Purchaser shall designate to the Company such information as Parent and Purchaser or such persons may at any time and from time to time reasonably request; (it being understood that Parent and Purchaser may not have access to certain pricing and other competitively sensitive information). In addition, pursuant to the terms of the Merger Agreement, Parent and Purchaser have the right to conduct non-intrusive environmental testing on the properties of the Company.

NO SOLICITATION OF TRANSACTIONS

                  Pursuant to the Merger Agreement, the Company has represented that it is currently not engaged in any activities, discussions or negotiations with respect to any proposal or offer, or expression of intent relating to the Company's willingness or ability to receive or discuss a proposal or offer made by a third party (other than Parent and Purchaser) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, proxy solicitation, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, 15% or more of the combined voting power, shares or equity interest of the Company, in each case then outstanding, or 15% or more of the assets of the Company (an "Acquisition Proposal"). From and after the date of the Merger Agreement and until and including the Effective Time (or earlier termination of the Merger Agreement), the Company has agreed that it will not, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent of the Company to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing or otherwise providing access to nonpublic information) any Acquisition Proposal; (ii) participate in any substantive discussions or any negotiations relating to any Acquisition Proposal or inquiry relating to an Acquisition Proposal) or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; or (iii) enter into any letter agreement, agreement in principal or definitive agreement with respect to any Acquisition Proposal. The Board of Directors of the Company may, however, prior to the Special Meeting, furnish nonpublic information to, or enter into discussions or negotiations with any person or entity with respect to any unsolicited Acquisition Proposal if: (a) the Board determines reasonably and in good faith after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and (b) the Company (x) provides two business days notice to Parent to the effect that it is taking such action and (y) prior to any release of any nonpublic information to such person, receives from such person or entity an executed confidentiality agreement similar to the Confidentiality Letter dated December 9, 1998 entered into between the Company and J. Richard, (the "Confidentiality Agreement").

                  The Company undertook to promptly advise Parent orally and in writing of the receipt by it after the date of the Merger Agreement of any Acquisition Proposal or inquiry which could reasonably lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or entity making any such Acquisition Proposal. Pursuant to the Merger Agreement, the Company has agreed that it will fully enforce (including by way of obtaining an injunction), and not waive any provision of, any Confidentiality Agreement to which it is a party.

                  Pursuant to the Merger Agreement, the Board of Directors of the Company shall not (i) withdraw or modify its approval or recommendation of the Merger Agreement, the Merger or any of the transactions contemplated thereby; (ii) approve or recommend or publicly propose to approve or recommend an Acquisition Proposal; (iii) cause the Company to enter into any letter agreement, agreement in principal or definitive agreement providing for an Acquisition Proposal; or (iv) resolve to do any of the foregoing, unless prior to the Special Meeting, the Company receives an unsolicited Acquisition Proposal permitted under the terms and conditions of the Merger Agreement and the Board of Directors of the Company determines that in good faith, after due investigation, that (a) such Acquisition Proposal is a bona fide proposal or offer made by a third party to acquire the Company pursuant to any tender or exchange offer or by any acquisition of all or substantially all of the assets of the Company or to enter into a merger, consolidation or other business combination with the Company, which a majority of the members of the Board determines reasonably and in good faith is more favorable to the holders of Common Stock than the Merger (a "Superior Proposal"); (b) the person making such Superior Proposal is reasonably capable of consummating Superior Proposal in a timely fashion; and (c) based upon the advice of outside counsel, the failure of the Board of Directors of the Company to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, or approve or recommend such Superior Proposal, would be inconsistent with its fiduciary duties under applicable law.

                  In such case, the Board of Directors of the Company may withdraw or modify its recommendation, and approve and recommend such Superior Proposal, provided that the Board (i) at least five business days prior to taking such action, provides to Parent and Purchaser written notice of the Company's intention to accept the Superior Proposal; (ii) during such period, gives Parent and Purchaser reasonable opportunity to propose modifications to the Merger Consideration and negotiate such modifications in good faith with the objective of allowing Parent and Purchaser to match the Superior Proposal; and (iii) at the end of such period, (A) reasonably and in good faith continues to believe that such Acquisition Proposal is a Superior Proposal; (B) simultaneously terminates the Merger Agreement; (C) concurrently causes the Company to enter into a definitive acquisition agreement with respect to such Superior Proposal; and (D) concurrently pays to Parent and Purchaser a termination payment and covered expenses pursuant to the terms and conditions of the Merger Agreement. See also "THE MERGER AGREEMENT--Termination Payment Provisions".

TREATMENT OF STOCK OPTION PLANS

         STOCK OPTION PLANS

                  On October 10, 1990, the Compensation Committee of the Board of Directors of the Company adopted the NDC Automation, Inc. 1990 Stock Option Plan , the adoption of which was ratified by the Stockholders at the annual meeting of Stockholders held on April 10, 1991. On October 23, 1993, the Compensation Committee of the Board of Directors of the Company adopted the NDC Automation, Inc. 1993 Stock Option Plan, the adoption of which was ratified by the Stockholders at the annual meeting of Stockholders held on May 5, 1994. On December 7, 1996, the Compensation Committee of the Board of Directors of the Company adopted the NDC Automation, Inc. 1997 Stock Option Plan, the adoption of which was ratified by the Stockholders at the annual meeting of Stockholders held April 25, 1997 (collectively the 1990 Plan, 1993 and 1997 Plan are referred to as the "Plans").

                  As of the date of this Proxy Statement an aggregate of 249,027 Stock Options were granted and are outstanding pursuant to the Plans and are available for exercise upon achievement by the Company of certain financial performance targets set by its Board of Directors on an annual basis.

         CANCELLATION OF STOCK OPTIONS

                  Pursuant to the Merger Agreement, all outstanding Stock Options will be canceled and each holder of a Stock Option shall be entitled to receive from the Company in consideration for the cancellation of such Stock Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock previously subject to such Stock Option multiplied by; (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Stock Option. If the Merger Consideration is equal to or less than the exercise price per share of Common Stock previously subject to such Stock Option, the consideration for the cancellation of such Stock Option shall be nominal. At the Effective Time of the Merger, all Stock Options will be canceled. The payments of all amounts for canceled Stock Options shall be paid by the Surviving Corporation as soon as reasonably practicable following the Effective Time of the Merger. In addition, the Merger Agreement requires that the Company use reasonable efforts to obtain in writing the consent of each holder of a Stock Option to the cancellation of the Stock Option held in accordance with the terms of the Merger Agreement in a form reasonably satisfactory to Parent.

COOPERATION AND REASONABLE BEST EFFORTS

                  Pursuant to the Merger Agreement and subject to certain terms and conditions described therein, the parties have agreed to use best efforts to take certain specified and other actions to consummate and make effective the transactions contemplated by the Merger Agreement as expeditiously as reasonably practical. In addition, at the request of Parent, the Company will, at the Parent's expenses, reasonably cooperate with Parent and Purchaser in connection with the proposed financing of the Merger by the Parent and Purchaser provided that such requested actions do not unreasonably interfere with the ongoing operations of the Company.

INDEMNIFICATION AND INSURANCE

                  Pursuant to the terms of the Merger Agreement and prior to the Closing, the Company shall procure a five-year tail policy for its officers and directors liability insurance covering each present and former director, officer, employee and agent of the Company and each present and former director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company (individually and "Indemnified Person" and collectively, the "Indemnified Persons") who is currently covered by the Company's officers and directors liability insurance or will be so covered on the Closing Date with respect to actions and omissions occurring on or prior to the Closing Date (including, without limitation, any that arise out of or relate to the transactions contemplated by the Merger Agreement), which tail policy is no less favorable in the aggregate as such insurance maintained in effect by the Company on the date of the Merger Agreement in terms of coverage and amount.

                  In addition, under the Merger Agreement, the Purchaser and the Surviving Corporation have jointly and severally agreed that, for not less than six years after the Closing Date, the provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation shall provide indemnification to the Indemnified Persons on terms, in a manner, and with respect to matters, that are no less favorable (in favor of Indemnified Persons) than the Company's Certificate of Incorporation and By-Laws as in effect on the date of Merger Agreement and have further agreed that such indemnification provisions shall not be modified or amended except as required by law, unless such modification or amendment expands the right of the Indemnified Persons to indemnification.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

                  The obligation of the Company, Purchaser and Parent to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following customary closing conditions:

         o The Merger shall have been approved by the requisite vote of the Stockholders of the Company;

         o All consents, approvals and actions of, filings with and notices to any governmental entity required of the Company, the Purchaser or the Parent to consummate the Merger and the other transactions contemplated by the Merger Agreement having been obtained and remaining in full force and effect; and

         o No governmental entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated thereby illegal.

                  In addition, the Company's obligation to effect the Merger is subject to the fullfilment or waiver of the following conditions:

         o Each and every representation and warranty made by Parent and Purchaser in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as if originally made at the closing;

         o All obligations of Parent and Purchaser to be performed under the Merger Agreement through the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the Merger was consummated) shall have been fully performed;

         o No suit, proceeding or investigation shall have been commenced (to Parent's or Purchaser's knowledge) by any governmental entity on any grounds to restrain, enjoin or hinder, or seek material damages on account of, the consummation of the Merger; and

         o The Purchaser shall have delivered to Company the written opinion of Altheimer & Gray, counsel for Purchaser, dated as of the Closing Date, in substantially the form of Exhibit B to the Merger Agreement.

                  In addition, the obligation of Parent and Purchaser to effect the Merger is subject to the satisfaction or waiver of the following conditions:

         o The representations and warranties made by the Company in the Merger Agreement shall be true and correct when made and as if originally made at the closing;

         o All obligations of the Company to be performed under the Merger Agreement through the Closing Date (including, without limitation, all obligations which the Company would be required to perform at the Closing if the Merger was consummated) shall have been fully performed;

         o No suit, proceeding or investigation shall have been commenced by any governmental entity on any grounds to restrain, enjoin or hinder, or seek material damages on account of, the consummation of the Merger;

         o The Company shall have delivered to Purchaser the written opinion of Shumaker, Loop & Kendrick, LLP, counsel to the Company;

         o From the date of the Merger Agreement, there shall be no change, either individually or in the aggregate, in the results of operations, condition (financial or otherwise), properties, assets or business of the Company which has or would be reasonably likely to have a material adverse effect on the Company (such term for this purpose shall be deemed to have a $100,000 threshold);

         o There shall not have been any action taken, or any statue, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity which is applicable to the Merger and which imposes any condition or restriction upon Purchaser or the Surviving Corporation which would in Parent's reasonable judgment be commercially unreasonable from a financial standpoint relative to the transactions contemplated by the Merger Agreement;

         o Purchaser shall have received the financing necessary to pay the Merger Consideration and related fees and expenses and refinance the Company's indebtedness;

         o The second MLA amended license shall be in full force and effect;

         o The Employment Agreement between the Company and Ralph Dollander shall be in full force and effect;

         o All consents listed on Schedule 4.6 to the Merger Agreement and all Stock Option Consents shall have been obtained and not subsequently been revoked as of the Closing Date; and

         o The total amount of all expenses incurred by the Company in connection with the transactions contemplated by the Merger Agreement shall not exceed $250,000.

TERMINATION

                  The Merger Agreement may be terminated at any time prior to the Effective Time:

                  (a) by mutual consent of Parent and Purchaser and the Company (with the approval of their respective Board of Directors);

                  (b) by Parent and Purchaser or the Company (with the approval of their respective Board of Directors) if:

                           (i) the Effective Time shall not have occurred at or
before 11:59 p.m. on January 31, 2000 (the "Termination Date"); provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement in any manner has proximately contributed to the failure or the Effective Time to have occurred as of such time; or

                           (ii) upon a vote at the Special Meeting, the Merger
Agreement, the Merger and the transactions contemplated thereby shall fail to be adopted and approved by the requisite vote of the Stockholders of the Company;

                  (c) by Parent and Purchaser, if:

                           (i) there has been a breach of any (A) representation
or warranty; or (B) covenant, obligation or agreement on the part of the Company set forth in the Merger Agreement, in either case, such that certain conditions set forth in the Merger Agreement are not satisfied or would be incapable of being satisfied within 20 days after the giving of written notice to the Company (or sooner, if the date the closing would otherwise occur);

                           (ii) the Board of Directors withdraws or modifies its
approval or recommendation of the Merger Agreement, the Merger or any of the transactions contemplated thereby, or the Board of Directors of the Company withdraws or modifies its recommendation, and approves or recommends a Superior Proposal as permitted by the Merger Agreement;

                           (iii) a tender offer or exchange offer of 30% or more
of the issued and outstanding shares of Common Stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its Stockholders within the time period required by Section 14e-2 of Securities Exchange Act of 1934, as amended (the "Exchange Act") (the taking of no position by the expiration of such period with respect to the acceptance of such tender offer or exchange offer by its Stockholders constituting such a failure);

                           (iv) the Company shall have breached in any material
respect certain of the covenants or agreements made by it under the Merger Agreement relating to the Special Meeting and Acquisition Proposals;

                           (v) there shall be pending or threatened any
proceeding seeking material damages on account of the Merger, or any of the transactions contemplated thereby which Parent determines in good faith, after due investigation and consultation with counsel representing the Company in such proceeding, could reasonably be expected to result in the Company incurring a material amount of damages or expenses, after taking into account applicable insurance coverage;

                           (vi) any Significant Stockholder (as defined in the
Merger Agreement) breaches in any material respect its obligations under the Voting Agreement; or

                           (vii) Parent and Purchaser shall not have received
the proceeds of the Financing (as defined in the Merger Agreement) on the date the closing would have otherwise occurred;

                  (d) by the Company (with the approval of its Board of Directors), by giving written notice of such termination to Parent and Purchaser, if:

                           (i) there has been a breach of any (A) representation
or warranty; or (B) covenant, obligation or agreement on the part of Parent or Purchaser set forth in the Merger Agreement, in either case such that certain conditions set forth in the Merger Agreement are not satisfied or would be incapable of being satisfied within 20 days after the giving of written notice to Parent or Purchaser (or, if sooner, the date the Closing would otherwise occur); or

                           (ii) prior to Special Meeting, the Board of Directors
of the Company makes a determination to enter into and enters into a definitive agreement providing for a Superior Proposal which was obtained consistent with the applicable sections of the Merger Agreement; provided, however, that the Company shall have no right to terminate the Merger Agreement for this reason unless (A) the Company has provided Purchaser with written notice of the material terms of the Superior Proposal at least two business days prior to such termination; and (B) the Company simultaneously pays to Purchaser the Termination Payment (as defined herein) and Covered Expenses (as defined herein) as required by the Merger Agreement.

TERMINATION PAYMENT PROVISIONS

                  The Company will be required to immediately pay Parent a termination payment of $100,000 in cash (the "Termination Payment"), plus reimbursement of certain expenses up to a maximum of $150,000, constituting reimbursement of out-of-pocket costs and expenses reasonably incurred and due to third parties in connection with the Merger Agreement and the transactions contemplated thereby (including fees and disbursements of counsel, accountants, financial advisors and consultants, commitment fees, due diligence expenses, travel costs, filing fees, and similar fees, all of which shall be conclusively established by Parent's or Purchaser's good faith statement therefor) (collectively, "Covered Expenses") if the Merger Agreement is terminated:

                  (i) by the Company in order to accept a superior proposal as permitted under the Merger Agreement;

                  (ii) by Parent or Purchaser as a result of the Board of Directors of the Company (a) withdrawing or modifying its approval or recommendation of the Merger Agreement, the Merger or any of the transactions contemplated thereby; or (b) withdrawing or modifying its approval of the Merger Agreement and approving or recommending a Superior Proposal in accordance with the Merger Agreement;

                  (iii) by Parent or Purchaser as a result of a tender offer or exchange offer for 30% or more of the issued and outstanding shares of Common Stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its Stockholders within the time period required by Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such period with respect to the acceptance of such tender offer or exchange offer by its Stockholders constituting such a failure); or

                  (iv) the Company shall have breached in any material respect certain of the covenants or agreements made by it under the Merger Agreement relating to the Special Meeting and Acquisition Proposals.

                  If the Merger Agreement is terminated as a result of the failure of the Merger Agreement to be adopted and approved by the requisite vote of the Stockholders of the Company at the Special Meeting, then the Company shall pay to Parent immediately upon such termination, Parent and Purchaser's Covered Expenses up to $125,000. If the Merger Agreement is terminated as a result of the material breach of the Voting Agreement by any Significant Stockholder, then the Company shall pay to Parent immediately upon such termination, Parent and Purchaser's Covered Expenses up to $150,000.

                  If the Merger Agreement is terminated as a result of (i) the failure of the Merger Agreement to be adopted and approved by the requisite vote of the Stockholders of the Company at the Special Meeting, or (ii) the breach of any representation, warranty, covenant, obligation or agreement on the part of the Company set forth in the Merger Agreement that would cause certain conditions under the Merger Agreement not to be satisfied or incapable of being satisfied within 20 days after the giving of written notice to the Company, and, in either case, the

Company, within 12 months after such termination, enters into a written agreement to effect an Acquisition Proposal with, or an Acquisition Proposal is made by a party other than Parent, Purchaser or any of their subsidiaries, and the Acquisition Proposal is thereafter consummated, the Company shall be required to pay to Purchaser the Termination Payment in addition to any Covered Expenses required to be paid by the Company in accordance with the terms of the Merger Agreement.

                  If the Merger Agreement is terminated as a result of (i) the failure of Parent or Purchaser to receive the required financing for the transaction, or (ii) the failure to consummate the Merger on or prior to the Termination Date and the Company is not in breach of any of its obligations under the Merger Agreement and all other conditions to the obligations of Parent and Purchaser under the Merger Agreement (other than the condition regarding the financing of the transaction) would otherwise be satisfied if the Closing were to occur on the date of termination, Parent is obligated to reimburse the Company for its Covered Expenses up to a maximum of $150,000 in accordance with the terms of the Merger Agreement.

EXPENSES; CONTINGENT REDUCTION OF MERGER CONSIDERATION

                  Pursuant to the terms of the Merger Agreement, the total amount of all expenses incurred by the Company in connection with the transactions contemplated by the Merger Agreement including (i) investment banking; (ii) legal and accounting; (iii) advisory, consulting and severance;
(iv) printing and Commission filing; and (v) other fees and expenses incurred, paid or accrued by the Company in connection with the Merger Agreement and the transactions contemplated thereby shall not exceed $250,000. In the event that the aggregate of such fees and expenses exceed $250,000, at the option of Parent, the aggregate consideration payable to holders of Common Stock in the Merger shall be reduced by the aggregate amount of such excess, and the Merger Consideration per share shall be reduced accordingly.

                  Presently, the management and Board of Directors of the Company anticipate that the Company fees and expenses associated with the Merger will be approximately $200,000 in the aggregate.

AMENDMENT AND WAIVER

                  The Merger Agreement may be amended by the parties thereto, with the approval of their respective boards of directors, at any time prior to the Effective Time, whether before or after approval thereof by the Stockholders of the Company, but, after such approval by the Stockholders of the Company, no amendment shall be made without the further approval of such Stockholders if such amendment would violate Section 904 of the DGCL or Section 251 of the DGCL. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the each of the parties thereto.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  The following table sets forth, as of September 30, 1999, certain information concerning the beneficial ownership of shares of Company Common Stock by each director of the Company, each of the executive officers of the Company, all directors and executive officers of the Company as a group, and all persons known to the management of the Company to beneficially own more than 5% or more of the issued and outstanding Common Stock of the Company.

                                               AMOUNT AND NATURE OF BENEFICIAL
         NAME OF BENEFICIAL OWNER                         OWNERSHIP                        PERCENTAGE OF CLASS
         ------------------------                         ---------                        -------------------
Apogeum AB (6)(9)                                           550,000                               15.9%
Gunnar K. Lofgren (2)(4)                                    210,390                                6.1%
Goran P. R. Netzler (6)                                     200,640                                5.8%
Jan H. L. Jutander (6)                                      200,640                                5.8%
Ralph G. Dollander (5)                                       30,000                                 *
Richard D. Schofield (7)                                      --                                   --
Raymond O. Gibson (10)                                        --                                   --
E. Thomas Watson (8)                                          --                                   --
Claude Imbleau (3)(5)                                        19,544                                 *
Arne Nilsson (6)                                            200,640                                5.8%
Anders Dalhgren (6)                                         200,640                                5.8%
All Directors and Executive  Officers as a                1,000,824                               29.0%
Group (Seven Persons)

*Less than one percent.

(1) Unless otherwise noted, each person has sole voting and investment power over the shares listed opposite his name.
(2) Includes 100,000 shares that are beneficially owned by M-P limited partnership of which Mr. Lofgren has full voting rights.
(3) Includes 11,250 shares that Mr. Imbleau has the right to acquire upon the exercise of options and 5,294 shares he has placed in his children's education IRA.
(4) The address of such person is as follows: 225 Beckham Court, Charlotte, NC 28211.
(5) The address of such person is as follows: 3101 Latrobe Drive, Charlotte, North Carolina 28211.
(6) The address of such person is as follows: Munkekullen, SE-430 40, Saro, Sweden.
(7) The address of such person is as follows: 1131 Asheford Green Ave., Concord, NC 28027.
(8) The address of such person is as follows: 2600 Charlotte Plaza, Charlotte, NC 28244.
(9) Apogeum AB is controlled by Dr. Goran P. R. Netzler, Jan H. L. Jutander, Arne Nilsson and Anders Dahlgren. Apogeum AB is the parent company of Netzler & Dahlgren Co. AB, the record owner of the shares of Common Stock beneficially owned by Apogeum AB.
(10) The address of such person is as follows: 1219 Harbor Town Circle, Melbourne, FL 32940.

                                APPRAISAL RIGHTS

                  Record holders of shares of Common Stock who follow the appropriate procedures are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is reprinted in its entirety as Appendix E to this Proxy Statement. Except as set forth herein, Stockholders of the Company will not be entitled to appraisal rights in connection with the Merger.

                  Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of adoption of the Merger Agreement will be entitled to have their shares of Common Stock (such shares, "Dissenting Shares") appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

                  Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of Stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, the Company must notify each of the holders of shares of Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice. Any Stockholder who wishes to exercise appraisal rights should review the following discussion and Appendix E carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

                  A holder of shares of Common Stock wishing to exercise appraisal rights must (i) deliver to the Company, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock and (ii) not vote in favor of adoption of the Merger Agreement. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must be the record holder of such shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the Effective Time.

                  Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the Certificates.

                  If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Holders of shares of Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of shares of Common Stock should be mailed or delivered to the Company, 3201 Latrobe Drive, Charlotte, NC 28211, Attention: Secretary, so as to be received before the vote on the adoption of the Merger Agreement at the Special Meeting.

                  Within 10 days after the Effective Time, the Company, as the Surviving Corporation in the Merger, must send a notice of the Effective Time of the Merger to each person who has duly demanded appraisal in accordance with the provisions of Section 262. Within 120 days after the Effective Time, but not thereafter, the Company, or any holder of shares of Common Stock entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the Stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

                  Within 120 days after the Effective Time, any record holder of shares of Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company.

                  If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the value of the consideration that they would otherwise receive in the Merger if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures 'that which has been taken from the shareholder, viz., his proportionate interest in a going concern.' In the appraisal process the corporation is valued 'as an entity,' not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a shareholder's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

                  Any holder of shares of Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time).

                  If any holder of shares of Common Stock who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement, as more fully described under "THE MERGER--Merger Consideration". A holder of shares of Common Stock will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Company and, once an appraisal proceeding is commenced, such proceeding may not be dismissed as to any shareholder without the approval of the Court.

                  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

                  The foregoing is a summary of certain of the provisions of
Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Appendix E.

                             INDEPENDENT ACCOUNTANTS

                  Representatives of McGladrey & Pullen, LLP, the Company's independent auditors, are expected to be present at the Special Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

                  If the Merger is not consummated, the Company will hold a 2000 annual meeting of Stockholders. If this 2000 meeting is held, Stockholder proposals that are intended to be considered in the Company's proxy materials are required to be submitted on or before November 8, 1999, and any proposal not received before this time will be considered untimely. In addition, under the proxy rules of the Securities and Exchange Commission, if a Stockholder wishes to make a proposal at the year 2000 Annual Meeting outside the proxy inclusion process but does not provide written notice of the proposal to the Company on or before February 2, 2000, any proxies received by the Board of Directors from Stockholders in response to its proxy solicitation will be voted by the Company's designated proxies in their discretion on such matter, regardless of whether specific authority to vote on such matter has been received from the Stockholders submitting such proxies.

                              AVAILABLE INFORMATION

                  The Company files annual, quarterly and special reports, proxy statements and other information with the Commission. Stockholders may read and copy any reports, statements or other information that the Company files at the public reference facilities of the Commission at its executive offices at Judiciary Plaza, 450 Fifth Street, Northwest, Room 1024, Washington, DC 20549, and at its regional offices at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Stockholders may call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Company's Commission filings are also available to the public from commercial document retrieval services and at the Web Site maintained by the Commission at http:\\www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The Commission allows the Company to "incorporate by reference" information into this Proxy Statement, which means that the Company can disclose important information to Stockholders by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. These documents contain important information about the Company and its finances. This Proxy Statement incorporates by reference the documents set forth below that the Company has previously filed with the Commission:

                  1. Form 10-KSB of the Company for its fiscal year ended November 30, 1998.
                  2. The Company's Annual Report to Stockholders for its fiscal year ended November 30, 1998, which is included herewith as Appendix A.
                  3. Form 10-QSB of the Company for its quarterly period ended February 28, 1999.
                  4. Form 8-K Current Report of the Company dated May 24, 1999, which reported on the receipt of certain significant purchase orders by the Company.
                  5. Form 10-QSB of the Company for its quarterly period ended May 31, 1999.
                  6. Form 8-K Current Report of the Company dated September 17, 1999, which reported on the execution of the Merger Agreement with Purchaser and Parent and, among other exhibits, included the Second Restated Master License Agreement between the Company and Netzler & Dahlgren dated September 13, 1999 and a copy of the Company's employment agreement with Ralph Dollander, Chief Executive Officer and President, to be effective after the Merger.
                  7. Form 10-QSB of the Company for its quarterly period ended August 31, 1999, which is included herewith as Appendix B.

                  Parent and Purchaser have supplied all information contained in this Proxy Statement relating to Purchaser and Parent, and the Company has supplied or incorporated by reference all information relating to the Company.

                  The Company may have sent to Company Stockholders some of the documents incorporated by reference, but Stockholders can obtain any of them through the Company or the Commission. Documents incorporated by reference are available from the Company without charge, excluding all exhibits, unless the Company has specifically incorporated by reference an exhibit in this Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing at the following address: NDC Automation, Inc., 3101 Latrobe Drive, Charlotte, North Carolina 28211,
Attention: Secretary or by contacting them by telephone at (704) 362-1115.

                  If you would like to request documents from the Company, please do so by November 18, 1999 to receive them before the Special Meeting.

                  Stockholders should rely only on the information contained, attached or incorporated by reference in this Proxy Statement to vote their shares of Common Stock at the Special Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated October _____, 1999. The Stockholders should not assume that the information contained in the Proxy Statement is accurate as of the date other than such date, and the mailing of this Proxy Statement to Stockholders will not create any implication to the contrary.

                       BY ORDER OF THE BOARD OF DIRECTORS



                       Ralph G. Dollander, Chief Executive Officer and President NDC Automation, Inc.

                              NDC AUTOMATION, INC.
                               3101 LATROBE DRIVE
                         CHARLOTTE, NORTH CAROLINA 28211

                  PROXY FOR SPECIAL MEETING OF THE STOCKHOLDERS
                                NOVEMBER 24, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  The undersigned hereby appoints Ralph G. Dollander and Thomas Watson, and either of them with authority to act without the other, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, $.01 par value per share, of NDC Automation, Inc., a Delaware corporation (the "Company"), held of record by the undersigned on October 8, 1999, at the Special Meeting of the Stockholders (the "Special Meeting") to be held at the executive offices of the Company located at 3101 Latrobe Drive, Charlotte, North Carolina 28211 on Wednesday, November 24, 1999 at 10:00 a.m., local time, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and in their discretion on any other business that may properly come before the Special Meeting:

                  To approve the merger (the "Merger") of Hornett Acquisition Corp. ("Purchaser"), a Delaware corporation and wholly-owned subsidiary of Portec, Inc., a Delaware corporation ("Parent"), with and into the Company pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of September 13, 1999 by and among the Company, Purchaser and Parent.

                  _____FOR          _____AGAINST              _____ABSTAIN

                            THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND A
                     VOTE FOR APPROVAL OF THE MERGER. PLEASE MARK AN "X" IN ONE OF THE SPACES PROVIDED.

                  THIS PROXY WILL BE VOTED: (1) AS DIRECTED ON THE MATTERS LISTED ABOVE; (2) IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATION WHERE A CHOICE IS NOT SPECIFIED; AND (3) IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                  The undersigned reserves the right to revoke this proxy at any time prior to the proxy being voted at the Special Meeting. The proxy may be revoked by delivering a signed revocation to the Company at any time prior to the Special Meeting, by submitting a later-dated proxy, or by attending the Special Meting in person and casting a ballot. The undersigned hereby revokes any proxy previously given to vote such shares of common stock at the Special Meeting.

                  Please sign exactly as your name appears on your stock certificate(s). When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by its President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please check here if you plan to attend the Special Meeting _____.     Dated:_______________________________
                                                                       Please  mark,  sign date and  return the proxy
If you plan to  attend  the  Special  Meeting,  please  provide  your  promptly using the enclosed envelope.
telephone  number so that the  Company can  confirm  your  attendance
prior to the Special Meeting:_______________.                          _____________________________________
                                                                       Signature

                                                                       -------------------------------------
                                                                       Print Name

                                                                       -------------------------------------
                                                                       Signature if held jointly

                                                                       -------------------------------------
                                                                       Print Name

                                                                      APPENDIX A

                               ANNUAL REPORT 1998




                                   COVER PAGE

                                 INSIDE COVER


                                FINANCIAL SUMMARY

==============================================================================================================
                                                                                          97 TO 98   96 TO 97
At or For Year Ended November 30                     1998         1997         1996       % CHANGE   % CHANGE
--------------------------------------------------------------------------------------------------------------

OPERATIONS
--------------------------------------------------------------------------------------------------------------
Net revenues                                      $ 4,015,698  $ 4,076,897   $ 6,142,954      (1.5)     (33.6)
Operating income (loss)                           $   (31,418) $  (864,398)  $   195,496     (96.4)         *
Income (loss) before income taxes (benefit)       $  (276,283) $(1,060,360)  $    16,602     (73.9)         *
Net income (loss)                                 $  (276,283) $(1,060,360)  $    45,431     (73.9)         *
Weighted average common shares outstanding          3,453,451    3,453,451     3,453,451        --         --
--------------------------------------------------------------------------------------------------------------

PER SHARE DATA^
--------------------------------------------------------------------------------------------------------------

Net income (loss)                                 $      (.08) $      (.31)  $        .01    (74.2)         *
Cash dividends                                    $        --  $        --   $         --       NA         NA
Stockholders' equity                              $       .11  $        .19  $        .50    (42.1)       4.2

--------------------------------------------------------------------------------------------------------------

FINANCIAL POSITION
--------------------------------------------------------------------------------------------------------------

Assets                                            $ 2,706,650  $ 2,757,331   $ 4,556,794      (1.8)     (39.5)
Working capital (deficit)                         $  (563,725) $   570,259   $ 1,416,912         *      (59.8)
Property and equipment                            $ 1,059,912  $ 1,129,377   $ 1,239,799      (6.2)      (8.9)
Long-term debt, less current maturities           $   114,889  $ 1,042,055   $ 1,102,264     (89.0)      (5.5)
Stockholders' equity                              $   381,298  $   657,581   $ 1,717,941     (42.0)     (61.7)

--------------------------------------------------------------------------------------------------------------

Number of employees                                   22            25            28
Number of stockholders                           approx. 800   approx. 1200  approx. 1200

--------------------------------------------------------------------------------------------------------------
 * Because the data changes from negative to positive, the percentage of change is not meaningful.
 ^ Earnings (loss) per share, assuming full dilution, are
 equivalent to earnings (loss) per common share.

==============================================================================================================

                                                    INDEX
Financial Summary                                                        1
Letter to Shareholders                                                   2
Selected Financial Data                                                  3
Management's Discussion and Analysis                                     4
Independent Auditor's Report                                            11
Balance Sheets                                                          12
Statements of Operations                                                14
Statements of Stockholders' Equity                                      15
Statements of Cash Flows                                                16
Notes to the Financial Statements                                       18
Shareholder Information                                                 32
Directors and Officers                                                  32

                             DEAR FELLOW SHAREHOLDER:

================================================================================

On October 7, 1998, "Elaborate Lives - The Legend of Aida" had its world premiere at the Alliance Theatre in Atlanta. This new musical is the first stage production by Disney that is not based on a Disney movie production. All of the 19 new songs were composed by Elton John with lyrics by Tim Rice ("Evita", "The Lion King "). The musical is scheduled to open in Chicago in the summer of 1999 and later on Broadway.

What does this have to do with NDC Automation and AGV systems?

This year we provided the guidance system for the very sophisticated mechanical pyramid, which played a vital role and formed an integral part of the stage set in this musical. The elaborate moving pattern of the pyramid was possible only due to the flexibility and free-ranging capability of our LazerWay navigation technology. This application, together with other theme park projects we are involved in, are good examples of our new direction and strategy, namely to identify and pursue new markets and new customers for our technology.

Another example of this is the recently announced cooperation agreement with Harcon Engineering in Michigan, a long time supplier of material handling equipment to DaimlerChrysler and other automobile manufacturers. The cooperation with Harcon has already resulted in an order for the design phase of a large AGV system at a new DaimlerChrysler facility in Detroit. The automotive industry has historically been a major market for AGV systems, and through the cooperation with Harcon we have positioned the Company to become a significant supplier in this market.

Our strategy of providing turnkey AGV systems solutions to system integrators and end-users is slowly but surely starting to turn the company around in a positive direction. Although we did not manage to return to profitability in 1998, the profitable third and fourth quarters helped us to improve the financial results substantially over 1997.

All of us at NDC Automation are looking forward to the last year of this millennium with optimism and confidence and I hope you will share that feeling and join our journey towards a brighter future.

Sincerely,



Ralph Dollander
President and CEO



                                         SELECTED FINANCIAL DATA

===========================================================================================================

                                                          At or For Year Ended November 30
                                          -----------------------------------------------------------------

                                              1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------
Statements of Operations Data:
    Net revenues                           $ 4,015,698  $ 4,076,897  $ 6,142,954  $ 7,851,147  $ 9,472,585
    Cost of goods sold                       2,387,342    2,695,289    3,864,393    5,597,305    6,214,318
-----------------------------------------------------------------------------------------------------------
       Gross profit                        $ 1,628,356  $ 1,381,608  $ 2,278,561  $ 2,253,842  $ 3,258,267
-----------------------------------------------------------------------------------------------------------

Net gain from restructuring of operations  $        --  $        --  $        --  $   366,764  $        --
-----------------------------------------------------------------------------------------------------------

Operating expenses:
    Selling                                $   662,780  $   693,106  $   656,537  $   776,907  $   517,884
    General and administrative                 996,994    1,552,900    1,422,586    3,288,619    4,014,174
    Research and development                         -            -        3,942      141,220      113,356
-----------------------------------------------------------------------------------------------------------
                                           $ 1,659,774  $ 2,246,006  $ 2,083,065  $ 4,206,746  $ 4,645,414
-----------------------------------------------------------------------------------------------------------
       Operating income (loss)             $   (31,418) $  (864,398) $   195,496  $(1,586,140) $(1,387,147)
-----------------------------------------------------------------------------------------------------------

Net interest income (expense):
    Interest income                        $        --  $        --  $     7,771  $     9,025  $    32,417
    Interest expense                          (244,865)    (195,962)    (186,665)    (669,157)    (868,435)
-----------------------------------------------------------------------------------------------------------
                                           $  (244,865) $  (195,962) $  (178,894) $  (660,132) $  (836,018)
-----------------------------------------------------------------------------------------------------------

Income (loss) before income taxes (benefit)$  (276,283) $(1,060,360) $    16,602  $(2,246,272) $(2,223,165)
Federal and state income taxes (benefit)            --           --      (28,829)      97,891     (598,971)
-----------------------------------------------------------------------------------------------------------
       Net income (loss)                   $  (276,283) $(1,060,360) $    45,431  $(2,344,163) $(1,624,194)
===========================================================================================================

Weighted average number of
   common shares outstanding
  (primary and fully diluted)                3,453,451    3,453,451    3,453,451    2,904,322    2,829,691
===========================================================================================================

Basic and diluted earnings (loss) per share $     (.08) $      (.31) $       .01   $     (.81) $      (.57)
===========================================================================================================

Cash dividend declared per common share    $        --  $        --  $        --   $       --  $        --
===========================================================================================================

Balance Sheets Data:
Working capital (deficit)                  $  (563,725) $   570,259  $ 1,416,912   $1,227,144  $ 1,935,720
Total assets                               $ 2,706,650  $ 2,757,331  $ 4,556,794   $5,084,450  $13,188,231
Long-term debt, less current maturities    $   114,889  $ 1,042,055  $ 1,102,264   $1,170,311  $ 1,258,855
Total liabilities                          $ 2,325,352  $ 2,099,750  $ 2,838,853   $3,411,940  $ 9,711,853
Stockholders' equity                       $   381,298  $   657,581  $ 1,717,941   $1,672,510  $ 3,476,378

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

   The following discussion and analysis should be read in conjunction with the financial statements (including the notes thereto) presented elsewhere herein.

OVERVIEW
    The Company derives virtually all of its revenues from the sale of hardware, software and engineering services in connection with projects incorporating its Automated Guided Vehicle (AGV) control technology. In prior years the Company's net revenues from AGV systems, vehicles and technology were derived primarily from sales to customers serving two industries -- textiles and newspaper publishing. Net revenues since 1995 however have been derived from other industries, e.g. automotive, CD manufacturing, food, paper. The Company's results of operations can be expected to continue to depend substantially upon the capital expenditure levels in those industries and in other industries that it may enter. During 1996 and for the first three quarters of 1997, the Company refocused its sales efforts to existing original equipment manufacturers (OEMs) and system integrators in the AGV systems industry. Such OEMs and system integrators have historically sold products to end users to whom the Company occasionally had direct sales. The Company reduced its sales effort to such end users to avoid competing with its intended OEM customers. In September of 1997, however, the Company began to again pursue AGV system sales directly to end users in selected market niches to supplement revenues obtained from sales to OEMs and system integrators.

    Due to the long sales cycle involved, uncertainties in timing of projects, and the large dollar amount a typical project usually bears to the Company's historical and current quarterly and annual net revenues, the Company has experienced, and may be expected to continue to experience, substantial fluctuations in its quarterly and annual results of operations.

    The Company sells its products and services primarily in two ways. Vehicles, technology and other products and services may be sold in a "project" that becomes an integrated AGV system. The primary business is to sell hardware, software and services as standard items, with less involvement by the Company in overall system design. The Company generally would recognize lower net revenue but would realize a higher gross profit margin percentage in selling standard items, in each case compared to the sale of a project, due to the inclusion in project sales of other vendors' products and services with margins generally lower than the Company's own products and services. Between any given accounting periods, the levels of and mixture of standard item sales and project sales can cause considerable variance in net revenues, gross profit, gross profit margin, operating income and net income.

    Revenues from standard item sales are recognized upon shipment, while revenues from project sales are recognized under the "percentage of completion" method. Under this method, with respect to any particular customer contract, revenues are recognized as costs are incurred relative to each major component of the project. Although the percentage of completion method will ordinarily smooth out over time the net revenue and profitability effects of large projects, such method nevertheless subjects the Company's results of operations to substantial fluctuations dependent upon the progress of work on project components. Such components can differ markedly from one another in amount and in gross profit margin.

    Project contracts are billed upon attainment of certain "milestones." The Company grants payment terms of 30 to 90 days to its customers. It typically receives a cash advance ranging from 10% to 20% of the total contract amount. Bills are thereafter delivered as milestones are reached. Upon delivery of the project, the customer typically reserves a "retainage" of 10% to 20% pending system acceptance.

    Notwithstanding the receipt by the Company of cash advances and periodic payments upon reaching project milestones, the Company requires external financing for its costs and estimated earnings in excess of billings on uncompleted contracts, inventories, receivable and other assets.

    The Company's backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

    STRATEGY DIVERSIFICATION: The Company will have to convert several OEM customers away from their own in-house AGV technology to the Company's technology to increase its present market share. Such technology conversions, if they take place at all, can take one to several years to complete. Such customers must also replace in volume and margin what the Company could otherwise obtain systems selling direct to end-users or via system integrators to end-users. The Company's OEM strategy contributed greatly to the losses incurred by the Company during 1997. The Company changed its sales approach and began soliciting its products directly to end-users during the fourth quarter of 1997 to ensure that its technology is available to such end-users. The Company will not be selling directly to end users in situations in which a qualified OEM or OEMs are specifying NDC controls in their system solution to the potential end-users. There can be no assurances that such a strategy will be successful in the short or long term.

        DISTRIBUTION OF PRODUCTS AND TECHNOLOGY: The Company also intends to pursue other related product lines that can be distributed to its targeted customers to supplement its existing AGV business. This should allow the Company to grow, while making the Company less dependent on its present product line. There can be no assurance, however that this strategy will meet management's objectives for growth. During 1997 and 1998 the Company realized minimal revenues from such activities.

       MUNCK AGREEMENT: On October 6, 1997, the Company executed a Strategic Alliance Agreement with Munck Automation Technology. Inc. ("Munck") of Newport News, Virginia. Munck is a major supplier of automated material handling systems including AGVS vehicles and systems and automatic storage and retrieval systems ("AS/RS") to end users. The initial term of the agreement was three years, subject to Munck reaching certain sale targets on an annual basis. The Agreement was to extend, thereafter, in one year increments subject to the approval of both companies.

       Pursuant to the Agreement, Munck agreed to promote solely NDC AGVS technology in its sales efforts of new AGV systems to end users. Munck also committed to use its best efforts to meet a target which would provide purchase orders to NDCA for a minimum of $9,400,000 for hardware, software and engineering services over the initial three year term of the Agreement. During 1998 revenues from the agreement were well below the targets and there can be no assurances that Munck will meet such targets. Under the Agreement, NDCA agreed to promote Munck products to end users.

       Munck was acquired by Swisslog Management Ltd ("Swisslog"), headquarters in Aurau, Switzerland in August of 1998. Swisslog is a major international supplier of material handling automation including various types of conveying technology, Warehouse Management Systems, AS/RS, AGVS, and robotic handling systems. The ramifications of the Swisslog acquisition of Munck are not yet known. The strategic alliance agreement was terminated by the Company
December 16, 1998 in order to facilitate negotiations of a new agreement more consistent with the future direction of both companies. There can be no assurance that a new agreement will be reached between the companies.

      HARCON AGREEMENT: On January 27, 1999 the Company signed an agreement with Harcon Engineering, Inc. ("Harcon") of Roseville, Michigan with the objective of jointly pursuing material handling systems projects, primarily in the automotive industry. The Company received in January 1999 an order from Harcon for the design phase of a major laser guided AGV system to be installed at a new Daimler Chrysler facility in the Detroit area. The design phase order with anticipated manufacturing orders related to the project could generate revenues for the Company in excess of one million dollars.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

    RISK ASSOCIATED WITH YEAR 2000: The Company, in its day to day operations relies upon various computer software and hardware that may be adversely affected by a change in the millennium, from 1999 to 2000. In general, information systems experts have predicted that a wide variety of problems, from system failures to data entry and transfer errors, will result from the turn of the century. Repeated system failures, data entry and transfer errors and similar computer problems would result in a material adverse effect on the Company and its operations. However, the Company has examined most of its computer hardware and software and, based on such examination, does not reasonably anticipate any significant internal problems as a result of the change in millennium. The Company may, however, be adversely affected by external systems problems, problems which the Company has minimal control.

    FORWARD-LOOKING STATEMENTS: This report (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company.

    These forward-looking statements involve certain risk and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

a) Revenues from end user systems sales and new OEMs may be lower than expected.
b) New product lines from Thrige and Netzler & Dahlgren (Teach-in) may not be well received in the North American industrial truck market, thereby restricting growth opportunities for the Company.
c) Manufacturing orders related to the Harcon project may not be received.
d) The Company's existing bank relationships may not be extended which would cause the Company to default on its current obligations.
e) The Company might be unable to raise the additional working capital needed to finance the current business strategy which may have a serious impact on the Company's ability to sell its current and future products, as well as satisfy existing banking relationships.
f) General economic or business conditions, either nationally or in the markets in which the Company is doing business, may be less favorable than expected resulting in, among other things, a deterioration of market share or reduced demand for its products.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

RESULTS OF OPERATIONS

    The table below shows the relationship of income and expense items relative to net revenues for the fiscal years ended November 30, 1998, 1997 and 1996, respectively.

                                                              Percentage of Change
                                                                Period to Period
                             Percentage of net Revenues        Increase (Decrease)
-------------------------------------------------------------------------------------
                                                           Year Ended    Year Ended
                                   For year Ended          November 30,  November 30,
                             1998       1997       1996    1997 to 1998  1996 to 1997
--------------------------------------------------------------------------------------

Net Revenues                100.0 %    100.0 %    100.0 %      (1.5) %       (33.6) %
Cost of  goods sold          59.5       66.1       62.9       (11.4)         (30.3)
--------------------------------------------------------------------------------------

Gross profit                 40.5       33.9       37.1        17.9          (39.4)

Operating expenses:
  Selling                    16.5       17.0       10.7        (4.4)           5.6
  General and administrative 24.8       38.1       23.1       (35.8)           9.2
  Research and development     --         --        0.1          --         (100.0)
--------------------------------------------------------------------------------------

                             41.3       55.1      (26.1)        7.8           33.9
--------------------------------------------------------------------------------------

Operating income (loss)      (0.8)     (21.2)       3.2       (96.4)             *
Net interest expense          6.1        4.8        2.9        25.0            9.5
--------------------------------------------------------------------------------------

Income (loss) before income
  taxes (benefit)             (6.9)    (26.0)       0.3       (73.9)             *
Income Tax (benefit)            --        --       (0.4)         --         (100.0)
--------------------------------------------------------------------------------------

Net income (loss)             (6.9)%   (26.0) %     0.7  %    (73.9) %           *  %
======================================================================================

* Because the data changes from negative to positive, or from positive to negative, the percentage of change is not meaningful.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

FISCAL YEAR ENDED NOVEMBER 30, 1998 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1997.

     Net revenues in 1998 did not change significantly compared to the prior year. Revenues decreased by $61,199 or 1.5%, from $4,076,897 for the fiscal year ended November 30, 1997 to $4,015,698 for the fiscal year ended November 30, 1998. The Company's strategy to increase revenues by selectively selling turnkey systems to end users and system integrators in September of 1997 did not generate significant revenues in 1998, but resulted in an expansion of its customer base and markets. Orders were received in 1998 from such industries as entertainment, automotive, postal service and airport security. Some of these industries are new to the Company and may offer good future opportunities. The Company's strategy to align itself with Munck Automation, Inc. ("Munck") did not generate the projected business volume from Munck. Munck was recently acquired by Swisslog Management Ltd., headquartered in Aurau, Switzerland, a world leader in material handling equipment and solutions. In December 1998 the Company terminated its strategic alliance agreement with Munck in order to facilitate negotiations of a new agreement more consistent with the future direction of both companies. The Company also aggressively pursued distribution of new products and technology in 1998 to the AGVS market to increase revenues. The primary products were motors for industrial truck manufacturers, batteries and chargers for the AGV market. Such new products did produce interest in the marketplace but did not result in significant revenues for the Company in 1998. The Company will continue to focus on increasing revenues in 1999 by providing more turnkey systems when appropriate and expand its existing product line.

   Cost of goods sold decreased from $2,695,289 to $2,387,342, or 11.4%, due primarily to the lower engineering cost. As a percentage of net revenues, cost of goods sold decreased to 59.5% compared to 66.1% the prior year. The primary reason for the decrease is the Company experienced higher margins on revenues related to its aftermarket and engineering revenues. Gross profit increased by $246,748, or 17.9%, from $1,381,608 to $1,628,356 due to the same factors.


   Selling expenses decreased from $693,106 to $662,780, or 4.4% due primarily to lower advertising and marketing expenses. General and administrative expenses decreased from $1,552,900 to $996,994, or 35.8% primarily due to lower cost related to depreciation, amortization of intangibles in 1998 compared to 1997. The Company also did not write down any intangibles in 1998 compared to a write down of $52,394 in 1997. Lower equipment leases cost, and general cost reduction relating to a cutback in personnel in May of 1998 contributed to lower general and administrative expenses compared to the prior year.

   Primarily as a result of the foregoing, the operating loss decreased by $832,980 or 96.4%, from $864,398 to an operating loss of $31,418 for the current year.

   Net interest expense increased from $195,962 to $244,865, an increase of 25.0%. The increase is primarily due to increased borrowings relating to a new two year term loan from Netzler and Dahlgren.

   Primarily as a result of the foregoing, the net loss decreased by $784,077 or 73.9%, from $1,060,360 to a net loss of $276,283.

BACKLOG

     Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At November 30, 1998, the Company had a backlog of approximately $780,000 compared to approximately $415,000 one year earlier.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

FISCAL YEAR ENDED NOVEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1996.

     Net revenues decreased by $2,066,057 or 33.6%, from $6,142,954 for the fiscal year ended November 30, 1996 to $4,076,897 for the fiscal year ended November 30, 1997. The primary reason for the decrease in 1997 compared to 1996 was a decline in project or turnkey system sales to end users and system integrators. The Company chose to market and sell exclusively to major OEMs and potential OEMs in an effort to increase sales revenues with the existing OEM suppliers to the AGVS market. The Company believed that in 1997 it was undesirable to compete with such potential customers if the Company was to increase sales with these existing OEM customers. The strategy attracted a major OEM supplier, Munck Automation Technologies( "Munck"), which signed a strategic alliance with the Company in October 1997. Pursuant to the Agreement Munck agreed to promote exclusively NDC AGVS technology in its sales efforts of new AGV systems to end users. It is expected that other major OEMs will take longer to convert to the Company's technology. Therefore, since the Company's anticipated increased revenues from OEMs did not occur in 1997, the Company began again selectively selling turnkey systems to end users in September of 1997. The Company is also aggressively pursuing distribution of new products and technology to its market place to increase revenues.

   Cost of goods sold decreased from $3,864,393 to $2,695,289, or 30.3%, due primarily to the decreased level of net revenues. As a percentage of net revenues, cost of goods sold increased to 66.1% compared to 62.9% the prior year. The primary reason for the increase is the Company wrote-down approximately $245,000 worth of inventory in 1997 compared to approximately $110,000 in 1996. Gross profit decreased by $896,953, or 39.4%, from $2,278,561 to $1,381,608 due to the same factors.


   Selling expenses increased from $656,537 to $693,106, or 5.6% due primarily to higher advertising and marketing expenses. General and administrative expenses increased from $1,422,586 to $1,552,900, or 9.2% primarily due to a write down of approximately $63,000 of intangibles and software, increases in lease and maintenance expenses relating to new computer equipment and an increase in the provision for bad debt expense of $36,000 relating to a receivable from the former subsidiary NDC Technologies Australia PTY LTD.

   Primarily as a result of the foregoing, the operating income decreased by $1,059,894 from an income of $195,496 to an operating loss of $864,398.

   Net interest expense increased from $178,894 to $195,962, an increase of 9.5%. The increase is primarily due to increased bank fees in 1997 compared to 1996.

   Income before income taxes decreased by $1,076,962, from an income of $16,602, to a loss of $1,060,360 due primarily to the foregoing factors.

   Primarily as a result of the foregoing, net loss increased by $1,105,791, from a net income of $45,431 to a net loss of $1,060,360.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

LIQUIDITY AND CAPITAL RESOURCES
The Company experiences needs for external sources of financing to support its working capital, capital expenditures and acquisition requirements when such requirements exceed its cash generated from operations in any particular fiscal period. The amount and timing of external financing requirements depend significantly upon the nature, size, number and timing of projects and contractual billing arrangements with customers relating to project milestones. The Company has relied upon bank financing under a revolving working capital facility, as well as long-term debt and capital leases and proceeds of its public offerings, and private offerings, to satisfy its external financing needs.

During the year ended November 30, 1998 net cash used in operating activities was $171,744. The current loss of $276,283 was the primary reason for the use of cash from operating activities. To offset such uses the Company obtained a two year loan from Netzler & Dahlgren for approximately $400,000 as described below.

The Company entered into an Inventory and Accounts Receivable Loan and Security Agreement ("Loan Agreement") February 28, 1997 with the National Bank of Canada and National Canada Business Corp. (herein collectively called the "Lender"). The Loan Agreement allows the Company to borrow up to a maximum of $1,250,000.

Loans made under the new Loan Agreement are evidenced by a demand promissory Note. The Loan Agreement allows the Company to borrow pursuant to a borrowing formula which is secured by Company's personal property as collateral. The Company's outstanding loan amount at any one time shall not exceed the lesser of
(a) U.S $1,250,000 or (b) 80% of qualified accounts receivable ( as defined in the Loan Agreement) plus 50% of all eligible inventory ( as defined in the Loan Agreement) with a $300,000 cap on loans based on eligible inventory. The borrowed funds will bear interest at the Lender's prime rate plus 1.5% per annum for the first $450,000 outstanding and prime plus 2.75% per annum for amounts outstanding in excess of $450,000. The Loan Agreement is further secured by 1) an Inventory Repurchase Agreement and 2) a $450,000 irrevocable Letter of Credit issued by a Swedish bank. Netzler & Dahlgren Co. AB (NDCab) is obligated to repay the letter of credit bank any funds it disburses under the Letter of Credit. The Company is ultimately responsible to repay to NDCab for any amounts it pays in reimbursing the letter of credit bank. The Repurchase Agreement guarantees that NDCab will repurchase from the Company on certain conditions up to $300,000 worth of inventory, thereby providing funds to pay the Lender should the Company default on its loan obligations.

The lender, at its discretion, may demand payment upon written notice to the Company. The maturity date of the Agreement was April 1, 1998 and has been extended to April 30, 1999, or upon demand by the Bank. The extension was conditional upon Netzler & Dahlgren extending its $450,000 irrevocable Letter of Credit to the Bank through May 1, 1999. To further secure Netzler & Dahlgren for providing the Letter of Credit the Company entered into a Reimbursement Agreement under which the Company granted to Netzler and Dahlgren a security interest in the Company's land and building; such collateral is a junior lien to the primary mortgage lender, security interest.

During May 1997, the mortgage loan maturity date was extended from February 10, 1998 to May 16, 1999. The interest rate on the note was increased to 9.5% from 7.75% . The combined principle and interest monthly payment was changed to $13,912 compared to $13,057 per the prior agreement.

During the second quarter of 1998 the Company had been delaying payments of approximately $400,000 to its affiliate Netzler and Dahlgren so not to exceed current borrowing maximums from the demand promissory note. On June 30, 1998 the Company signed a promissory note to repay such debt over the next two years. The note is to be repaid in 24 equal principal payments plus accrued interest at the rate of 16% annually beginning July 31, 1998.

There are no assurances that the deficiency in the cash flow will not worsen if the Company does not generate enough new business. The Company is exploring the possibility of raising additional equity capital or subordinated debt in order to improve its financial position. There can be no assurance that the Company will be successful in raising the additional capital or subordinated debt to improve its financial position. The Company's ability to continue as a going concern would be adversely affected if such equity and/or debt financing is not obtained in the near future or revenues did not increase to consistently provide earnings for the Company.

                                    Independent Auditor's  Report


To the Board of Directors
NDC Automation, Inc.
Charlotte, North Carolina


We have audited the accompanying balance sheets of NDC Automation, Inc. as of November 30, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended November 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NDC Automation, Inc. as of November 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, the Company has suffered a significant losses from operations in 1998 and 1997. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                             McGLADREY & PULLEN, LLP

 Charlotte, North Carolina
 January 15, 1999, except for the last
    sentence of the second paragraph of
    Note 5, as to which the date is
    February 24, 1999

                                 BALANCE SHEETS

================================================================================================

                                                                      November 30,
                                                                   1998          1997
------------------------------------------------------------------------------------------------

      ASSETS (Note 5)

CURRENT ASSETS
     Cash and cash equivalents (Note 13)                         $    62,923   $    72,368
     Accounts receivable, net (Notes 2 and 6)                        805,891       670,489
     Inventories (Note 9)                                            593,794       813,865
     Costs and estimated earnings in excess of
            billings on uncompleted contracts (Note 3)               136,547        23,406
     Prepaid expenses and other assets                                47,583        47,826
------------------------------------------------------------------------------------------------
            Total current assets                                 $ 1,646,738   $ 1,627,954
------------------------------------------------------------------------------------------------



PROPERTY AND EQUIPMENT
      Land                                                       $   300,000   $   300,000
      Building and improvements                                    1,126,623     1,126,623
      Furniture, fixtures, and office equipment                      138,746       152,016
      Machinery and equipment                                         59,325        76,814
------------------------------------------------------------------------------------------------
                                                                 $ 1,624,694   $ 1,655,453
       Less accumulated depreciation                                 564,782       526,076

------------------------------------------------------------------------------------------------
                                                                 $ 1,059,912   $ 1,129,377

------------------------------------------------------------------------------------------------
                                                                 $ 2,706,650   $ 2,757,331
================================================================================================

See Notes to Financial Statements





                                 BALANCE SHEETS

================================================================================================

                                                                      November 30,
                                                                   1998          1997
------------------------------------------------------------------------------------------------

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable, bank (Note 5)                                 $   346,657   $   427,634
     Current maturities of long- term debt (Note 5)                1,239,472        65,022
     Accounts payable and accrued expenses;
             including affiliates $169,837 at 1998
             and $307,815 at 1997 (Note 9)                           508,002       535,201
     Billings in excess of costs and estimated
              earnings on uncompleted contracts (Note 3)             116,332        29,838

------------------------------------------------------------------------------------------------
            Total current liabilities                            $ 2,210,463   $ 1,057,695
------------------------------------------------------------------------------------------------
LONG-TERM DEBT (Note 5)                                          $   114,889   $ 1,042,055
------------------------------------------------------------------------------------------------



COMMITMENTS AND CONTINGENCIES (Note 10 )

STOCKHOLDERS' EQUITY (Note 11)
       Preferred stock, par value $.01 per share
             authorized 1,000,000 shares; no shares issued       $       --    $       --
       Common stock, par value $.01 per share;
                11,000,000 shares authorized at 1998 and 1997;
                3,453,451 shares were issued at 1998
                and 1997                                              34,534        34,534
       Additional paid-in capital                                  4,211,566     4,211,566
       Accumulated deficit                                        (3,864,802)   (3,588,519)
------------------------------------------------------------------------------------------------
                                                                 $   381,298   $   657,581

================================================================================================
                                                                 $ 2,706,650   $ 2,757,331
================================================================================================



                            STATEMENTS OF OPERATIONS

=================================================================================================

                                                               Years ended November 30,
                                                          1998           1997          1996
-------------------------------------------------------------------------------------------------

Net revenues (Notes 6 and 9)                            $ 4,015,698    $ 4,076,897   $ 6,142,954
Cost of goods sold (Note 9)                               2,387,342      2,695,289     3,864,393
-------------------------------------------------------------------------------------------------
    Gross profit                                        $ 1,628,356    $ 1,381,608   $ 2,278,561
-------------------------------------------------------------------------------------------------

Operating expenses:
      Selling                                           $   662,780    $   693,106   $   656,537
      General and administrative (Notes 4, 10)              996,994      1,552,900     1,422,586
      Research and development                                   --             --         3,942
-------------------------------------------------------------------------------------------------
                                                        $ 1,659,774    $ 2,246,006   $ 2,083,065
-------------------------------------------------------------------------------------------------
            Operating income (loss)                     $   (31,418)   $  (864,398)  $   195,496
-------------------------------------------------------------------------------------------------

Net interest income (expense):
      Interest income                                   $        --    $        --   $     7,771
      Interest expense (Note 9)                            (244,865)      (195,962)     (186,665)
-------------------------------------------------------------------------------------------------
                                                        $  (244,865)   $  (195,962)  $  (178,894)
-------------------------------------------------------------------------------------------------

Income (loss) before income taxes                       $  (276,283)   $(1,060,360)  $    16,602

Federal and state income taxes (benefit) (Note 7)                --             --       (28,829)
-------------------------------------------------------------------------------------------------
           Net income (loss)                            $  (276,283)   $(1,060,360)  $    45,431
=================================================================================================

Basic and diluted earnings (loss) per share             $      (.08)   $      (.31)  $       .01
=================================================================================================

Weighted average common shares outstanding                3,453,451      3,453,451     3,453,451
=================================================================================================

Dividends per common share                              $        --    $        --   $        --
=================================================================================================

See Notes to Financial Statements


                       STATEMENTS OF STOCKHOLDERS' EQUITY

==================================================================================================================================


                                                                           Years Ended November 30,
----------------------------------------------------------------------------------------------------------------------------------
                                                             1998                       1997                         1996
                                                      Amount      Shares         Amount        Shares         Amount       Shares
                                                      ------      ------         ------        ------         ------       ------
COMMON STOCK:
        Balance, beginning                        $    34,534    3,453,451   $     34,534    3,453,451    $    34,534   3,453,451
        Stock options exercised (Note 11)                  --           --             --           --             --          --
==================================================================================================================================
        Balance, ending                           $    34,534    3,453,451   $     34,534    3,453,451    $    34,534   3,453,451
==================================================================================================================================

ADDITIONAL PAID-IN CAPITAL:
       Balance, beginning                         $ 4,211,566                $  4,211,566                 $ 4,211,566
       Stock options exercised (Note 11)                   --                          --                          --
==================================================================================================================================
       Balance, ending                            $ 4,211,566                $  4,211,566                 $ 4,211,566
==================================================================================================================================

ACCUMULATED DEFICIT:
       Beginning deficit                          $(3,588,519)               $ (2,528,159)                $(2,573,590)
       Net income (loss)                             (276,283)                 (1,060,360)                     45,431
==================================================================================================================================
       Ending deficit                             $(3,864,802)               $ (3,588,519)                $(2,528,159)
==================================================================================================================================


==================================================================================================================================
Stockholders' Equity at November 30               $   381,298    3,453,451   $    657,581    3,453,451    $ 1,717,941   3,453,451
==================================================================================================================================

See Notes to Financial Statements


                                      STATEMENTS OF CASH FLOWS

=====================================================================================================

                                                                     Years ended November 30,
                                                                     1998       1997          1996
-----------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income (loss)                                      $ (276,283)$ (1,060,360)  $   45,431
         Adjustments to reconcile net income (loss) to net
             cash provided by (used in) operating activities:
          Depreciation                                              82,825      114,564      149,107
          Amortization                                                  --       89,818      103,364
          Increase (decrease) in provision for doubtful accounts    (5,000)      26,281      (42,500)
          (Gain) loss  on sale of property and equipment            (1,637)      26,027       20,630
          Write-off of intangibles                                      --       52,394           --
          Loss (gain) on foreign currency exchange rate             (7,715)       3,652       (3,103)
          Deferred income taxes                                         --           --      (28,829)
        Change in assets and liabilities:
          (Increase) decrease in accounts receivable              (130,402)     829,620     (280,753)
          Decrease in inventories                                  220,071      312,533      803,251
          (Increase) decrease in costs and estimated earnings in
              excess of billings on uncompleted contracts         (113,141)      25,871       73,983
          (Increase) decrease in prepaid expenses
              and other assets                                         243        4,109      (20,602)
          (Increase) decrease in other assets                           --       21,281       (5,000)
          Decrease in accounts payable
              and accrued expenses                                 (27,199)    (167,104)    (300,269)
          Increase (decrease) in billings in excess of costs and
             estimated earnings on uncompleted contracts            86,494      (88,819)    (158,870)
-----------------------------------------------------------------------------------------------------
          NET CASH PROVIDED BY (USED IN)
              OPERATING ACTIVITIES                              $ (171,744)$    189,867    $ 355,840
-----------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from the sale of property and equipment        $    2,142 $      6,535    $   1,941
        Purchase of property and equipment                         (13,865)     (36,703)     (41,045)
-----------------------------------------------------------------------------------------------------
          NET CASH  USED IN
               INVESTING ACTIVITIES                             $  (11,723)$    (30,168)   $ (39,104)
-----------------------------------------------------------------------------------------------------

See Notes to Financial Statements

                            STATEMENTS OF CASH FLOWS

=====================================================================================================

                                                                       Years ended November 30,
                                                                     1998        1997         1996
-----------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
        Net borrowings (payments) on revolving credit  agreement $ (80,977)  $ (419,583)   $ 202,842
        Proceeds from current and long-term borrowings             402,183           --           --
        Principle payments on long-term borrowings                (154,899)     (63,597)    (287,961)
-----------------------------------------------------------------------------------------------------

          NET CASH  PROVIDED BY (USED IN)
               FINANCING ACTIVITIES                              $ 166,307   $ (483,180)   $ (85,119)
-----------------------------------------------------------------------------------------------------
       Effect of foreign currencies exchange rate changes
          on cash and cash equivalents                           $   7,715   $   (3,652)   $   3,103
-----------------------------------------------------------------------------------------------------
       Increase (decrease) in cash and cash equivalents          $  (9,445)  $ (327,133)   $ 234,720

      Cash and cash equivalents:

           Beginning                                                72,368      399,501      164,781
-----------------------------------------------------------------------------------------------------
           Ending                                                $  62,923   $   72,368    $ 399,501
=====================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
       Cash payments for :
           Interest                                              $ 244,828   $  204,684    $ 187,614


                        NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS:

The Company was formed to acquire, develop, market, and sell hardware, software and engineering services that are incorporated into and used to control automatic guided vehicle systems ("AGVS"). The Company markets its products and services to designers of integrated automation systems, original equipment manufacturers, and end users primarily within the North American continent.

A summary of the Company's significant accounting policies follows:


REVENUE RECOGNITION:

The Company recognizes revenue from the sales of commercial products as shipments are made.

The Company recognizes revenues under long-term contracts on the percentage of completion method, measured by the percentage of each component cost incurred to date to estimated total component contract costs for each component in the contract. Component costs include material, direct labor, subcontracts, engineering overhead, and miscellaneous costs. Provisions for estimated losses are made in the period in which they first become determinable.

"Costs and estimated earnings in excess of billings on uncompleted contracts" represent revenue recognized in excess of amounts billed. "Billings in excess of costs and estimated earnings on uncompleted contracts" represent billings in excess of revenues recognized.

ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS:

For purposes of reporting the statements of cash flows, the Company considers all cash accounts (see Note 13), and all highly liquid debt instruments purchased with a maturity of three months or less, to be cash equivalents. The Company maintains demand deposits with a financial institution which are in excess of the federally insured amount.

INVENTORIES:

The inventories are priced at the lower of cost or market, with cost being determined by the weighted average method. Inventories consist primarily of parts for computerized material handling systems purchased from the affiliate Netzler & Dahlgren and motor-in-wheel drive units purchased from Schabmuller GMBH.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


PROPERTY AND EQUIPMENT:

Property and equipment is stated at cost. Depreciation and amortization are primarily computed using the straight-line method over the following useful lives:
                                                        Years
                                                        -----
       Building and improvements                        21-28
       Furniture, fixtures and office equipment           4-7
       Machinery and equipment                            3-5
       Vehicles                                           3-5


When certain property and equipment are fully depreciated, amortized or idle, it is the Company's practice to write off the cost against accumulated depreciation, or amortization, so that only costs not fully depreciated or idle, are carried on the balance sheet. For the years ended November 30, 1998 and 1997, the Company has written off $0 and $102,650 of software, $21,886 and $105,143 of machinery and equipment, and $22,739 and $82,862 of furniture and office equipment, respectively.

FOREIGN CURRENCY TRANSLATION:

Payables to foreign companies that are denominated in foreign currencies are translated at rates that approximate the year-end foreign exchange rates. Resultant gains or losses are reflected in cost of goods sold. The costs of items of foreign origin which are included in inventory have been translated at historical exchange rates prevailing at the date of acquisition.

Forward exchange contracts are purchased to hedge general exposed foreign currency net asset or liability positions. Gains and losses from forward exchange contracts that are intended to hedge identifiable foreign currency commitments are included in the measurement of the related foreign currency transaction. Management may from time to time enter into speculative hedging transactions depending on market conditions. Gains and losses from such hedges are recognized in the determination of net income (loss) as exchange rates fluctuate.

INCOME TAXES:

Provisions for income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating losses, and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                        NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


INTANGIBLE ASSETS:

The marketing and manufacturing rights are recorded at cost and are being amortized by the straight-line method over ten years. NDC Laser rights and product rights, patents and the Statec Technologies, S.A. ("Statec") distribution agreement were also recorded at cost and were amortized by the straight-line method over five, ten and ten years, respectively. The goodwill recognized in the business acquisition of NDCTA represented the excess of the cost of acquiring the company over the fair value of the net assets received at the date of acquisition. Goodwill was amortized over a 20 year period using the straight-line method.

The Company annually assesses the remaining unamortized amounts of such intangible assets to determine if impairment has occurred. The intangibles related to Statec were fully amortized during 1995 except for the patent, marketing and manufacturing rights; however, such rights, were written-off during 1996 as the Company and Statec entered into an agreement which reassigned all the rights back to the manufacturer in March of 1996 ( see Note 12 ).


RESEARCH AND DEVELOPMENT COSTS:

Research and development costs are charged to expense when incurred and are included in the statements of operations. However, certain qualifying expenses after the research and development phase was completed were capitalized in accordance with Financial Accounting Standard No. 86, "Computer Software to be Sold, Leased or Otherwise Marketed".


EARNINGS (LOSSES) PER COMMON SHARE:

The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No. 128) Earnings Per Share, which supercedes APS Opinion No. 15. SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants, and convertible securites, outstanding that trade in a public market. Basic per share amounts are computed, generally, by dividing net income or loss by the weighted-average number of common shares outstanding. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is antidilutive, thereby reducing a loss or increasing the income per common share. The Company initially applied Statement No. 128 for the year ended November 30, 1998, and as required by the statement, has restated the per share information for the two prior years to conform to the statement. As described in Note 11, at November 30, 1998, 1997, and 1996 the Company had options outstanding to purchase a total of 86,777, 146,833 and 107,333 shares of common stock, respectively, at a weighted-average exercise price of varying amounts. The inclusion of those potential common shares in the calculation of diluted loss per share would have an antidilutive effect. Therefore, basic and diluted loss per share amounts are the same in 1998, 1997 and 1996.


ADVERTISING:

The Company follows the policy of charging production cost of advertising to expense as incurred. Advertising expenses for the years ending November 30, 1998, 1997 and 1996 were $15,649, $91,340, and $4,562 respectively.

                        NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 2.  ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at November 30, 1998 and 1997, respectively:

                                                             1998         1997

--------------------------------------------------------------------------------
Trade and contract                                       $  850,336   $  721,506


Less: Allowance for doubtful accounts                      (50,000)     (55,000)
--------------------------------------------------------------------------------
                                                         $  800,336   $  666,506
Other                                                         1,847           --
Officers and employees                                        3,708        3,983
--------------------------------------------------------------------------------
                                                         $  805,891   $  670,489
================================================================================







NOTE 3.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following at November 30, 1998 and 1997, respectively:

                                                           1998         1997

--------------------------------------------------------------------------------
Costs incurred on uncompleted contracts                 $  591,370   $  613,760
Estimated earnings                                         232,273      145,166
--------------------------------------------------------------------------------
                                                        $  823,643   $  758,926
Less billings to date                                     (803,428)    (765,358)
================================================================================

                                                        $   20,215   $   (6,432)
================================================================================

Included in the accompanying balance sheets under the following captions:

                                                             1998         1997

--------------------------------------------------------------------------------
Costs and estimated earnings in excess of billings
     on uncompleted contracts                            $ 136,547   $   23,406
Billings in excess of costs and estimated earnings
     on uncompleted contracts                             (116,332)     (29,838)
--------------------------------------------------------------------------------

                                                         $  20,215   $   (6,432)
================================================================================

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 4.  INTANGIBLE ASSETS

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The Company is required to review, certain identifiable intangibles, and goodwill for possible impairment. Under the guidelines of the standard, the Company is required to review long-lived assets and certain identifiable intangibles to be held for impairment whenever events or changes in circumstances, as outlined in Statement No. 121, indicate that the carrying amount of an asset may not be recoverable. If these events or changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, the Company shall estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Company shall recognize an impairment loss in accordance with the Statement.

Product rights were purchased from Netzler & Dahlgren Co AB in 1993 to compliment the technology acquired by the Company from Autonavigator AB. During 1997, the Company determined that the prospective cash flows from these rights became uncertain and wrote-off the remaining unamortized balance of $52,394. Intangible assets at November 30, 1998 and 1997, respectively, consisted of the following:

                                                              1998        1997

--------------------------------------------------------------------------------
Netzler  &   Dahlgren   navigator   card                      $   --  $  449,092
products rights
--------------------------------------------------------------------------------
Less write-off                                                    --      52,394
Less accumulated amortization                                     --     396,698
--------------------------------------------------------------------------------

                                                              $   --  $       --

================================================================================


NOTE 5.  PLEDGED ASSETS, NOTE PAYABLE, BANK AND LONG-TERM DEBT

                                                                1998       1997
--------------------------------------------------------------------------------
Note Payable Agreement that allows the Company to borrow up
to $1,250,000 and bears interest at the lender's prime rate
plus 1.50% per annum for the first $450,000 outstanding and
prime plus 2.75% per annum for amounts in excess of
$450,000. The Company's loan outstanding shall not exceed
the lesser of (a) U.S. $1,250,000 or (b) 80% of qualified
accounts receivable plus 50% of all Eligible Inventory (as
defined in the loan agreement) with a $300,000 cap on loans
based on Eligible Inventory. The loan agreement is further
secured by 1) an Inventory Repurchase Agreement and 2) a
$450,000 irrevocable Letter of Credit issued by a Swedish
Bank. Netzler & Dahlgren Co. AB (NDCab) is obligated to
repay the letter of credit bank any funds it disburses under the Letter of Credit. The Company is ultimately responsible
to repay to NDCab any amounts $ 346,657 $ 427,634 it pays in reimbursing the Letter of Credit Bank . The Repurchase
Agreement guarantees that NDCab will repurchase on certain
conditions up to $300,000 worth of inventory, thereby
providing funds to pay lender should the Company be in
default on its loan obligations. The Loan Agreement
terminates upon demand by the Bank or April 30, 1999.(1)(2)  $346,657   $427,634
================================================================================

                        NOTES TO FINANCIAL STATEMENTS
================================================================================


NOTE 5.  PLEDGED ASSETS, NOTE PAYABLE, BANK AND LONG-TERM DEBT (CONTINUED)

Long-term debt consists of the following :                  1998        1997
--------------------------------------------------------------------------------

Mortgage note payable to a bank,
based on a 9.5% fixed rate. Original
principal balance to be repaid in twenty-three
(23) consecutive monthly principal and
interest payments of $13,912, with one
final payment of approximately $1,007,403
due on May 16, 1999.  The note is
collaterized by the Company's land and
building with a carrying value of $978,932
The loan also contains certain financial
covenants to which the Company must adhere.
As of November 30, 1998, the Company obtained
waivers for certain financial covenants as
specified by the Mortgage note agreement.
                                                        $1,042,520   $1,107,077

Note payable to Netzler & Dahlgren Co AB,
based on a 16.0% fixed rate. Original
principal balance to be repaid in
twenty-four (24) consecutive monthly
principal payments of 133,529 Swedih
Krona, or approximately US$16,757 depending
on the exchange rate at time of payment,
plus interest. The note is collaterized
by the Company's land and building with a
carrying value of $978,932.                             $  311,841           --
--------------------------------------------------------------------------------

Less current maturities:                                 1,239,472       65,022
--------------------------------------------------------------------------------
                                                        $  114,889   $1,042,055

================================================================================

(1) The prime rate at November 30, 1998 was 7.75% and 8.50% at November 30,
1997.

(2) The line of credit is secured by a first priority security interest in the Company's accounts receivable, inventory, software and intangibles.

Maturities of long-term debt at November 30, 1998 are as follows:

Year Ending
November 30
--------------------------------------------------------------------------------

1999                                                                 $1,239,472
2000                                                                    114,889
================================================================================
                                                                     $1,354,361
================================================================================

                        NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 6.  MAJOR CUSTOMERS

Net revenues and accounts receivable as of and for the years ended November 30, 1998, 1997, and 1996, respectively, include sales to the following major customers (each of which accounted for 10% or more of the total net revenues of the Company for those years):

                                                     Amount of Net Revenues
                                                     Year Ended November 30,

CUSTOMER                                           1998       1997       1996
--------------------------------------------------------------------------------

A                                               $  488,603   $      *    $     *
B                                                  482,826          *          *
C                                                  457,365          *          *
D                                                        *          *    666,457
E                                                        *    612,226          *
F                                                        *    590,588          *


                                                      Accounts Receivable
                                                          November 30,

                                                   1998       1997       1996
--------------------------------------------------------------------------------

A                                                 $  51,711   $     *    $     *
B                                                    63,108         *          *
C                                                   162,899         *          *
D                                                         *         *     76,448
E                                                         *    61,075          *
F                                                         *   295,363          *


*Not a major customer.

                         NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 7.   INCOME TAXES

Income taxes (benefit) consist of the following components for the years ended November 30, 1998, 1997, and 1996, respectively:
                                             1998          1997         1996
--------------------------------------------------------------------------------

Current                                   $    --        $   --       $     --
Deferred
                                               --            --         (28,829)
--------------------------------------------------------------------------------
                                          $    --        $   --       $ (28,829)

================================================================================

Net deferred tax assets consist of the following components as of November 30, 1998 and 1997, respectively:

Deferred tax assets:
   Allowance for doubtful accounts                      $    19,558   $   21,513
   Inventory valuation reserves                              15,646       46,938
   Capitalized cost in ending inventory                       8,757       10,428
   Net operating loss carryforward                        1,479,799    1,349,438
   General business credit carryforwards                     45,367       45,367
   Depreciation                                              13,847       10,600
   Other reserves                                            17,236       20,254
   Unrealized losses or foreign currency exchange                --          403
--------------------------------------------------------------------------------
                                                        $ 1,600,210   $1,504,941

 Less valuation allowance                                 1,600,210    1,504,941

--------------------------------------------------------------------------------

   Net deferred taxes                                   $        --    $      --
================================================================================

The changes in the valuation allowance for the years ended November 30, 1998, 1997 and 1996 were $95,299, $406,909 and $(49,886), respectively. The valuation reserve is the result of management's determination that the Company may not be able to generate sufficient future taxable income to realize the recorded deferred tax assets.

A reconciliation of the statutory income tax to the income tax expense (benefit) included in the Statements of Operations is as follows:


                                        Years Ended November 30,
                               1998               1997               1996
--------------------------------------------------------------------------------
                                  % OF               % of               % of
                         DOLLAR   PRE-TAX   Dollar   Pre-tax  Dollar    Pre-tax
                         AMOUNT   INCOME    Amount   Income   Amount    Income
--------------------------------------------------------------------------------
Statutory federal income
  tax (benefit)          $(93,936) (34.0)  $(360,522) (34.0)  $ 5,645      34.0

Increase (decrease) in

taxes resulting from:
State income taxes        (13,814)  (5.0)    (53,018)  (5.0)    1,873      11.3
Changes in valuation       95,299   34.0     406,909   38.0   (49,886)   (300.5)
allowance
Other                      12,451    5.0       6,631    1.0    13,539      81.6
================================================================================
                          $    --     --   $      --     --   $(28,829)  (173.6)
================================================================================

                        NOTES TO FINANCIAL STATEMENTS

================================================================================


NOTE 8.   401(K) PROFIT SHARING PLAN

The Company has a profit sharing plan, the contributions to which are discretionary.

The Company established a 401(k) profit sharing plan to which both the Company and eligible employees may contribute. The Company may, at its discretion, match the participant's contribution quarterly, up to a maximum of $700 per plan year. The Company's contribution for the years ended November 30, 1998, 1997 and 1996 amounted to $13,587, $17,340, and $18550, respectively.


NOTE 9.   RELATED PARTY TRANSACTIONS

The Company is related to NDC, Netzler & Dahlgren Co. AB (Netzler & Dahlgren) through common ownership .

Netzler & Dahlgren is the Company's largest supplier of AGVS control technology. Accordingly, the Company's success is dependent upon its ability to obtain such products on a timely basis. Although the Company has entered into a written agreement with Netzler & Dahlgren for the supply of such products, there can be no assurance that this company will continue to fulfill its obligations under the agreement.

On November 30, 1995, the Company signed a ten (10) year master license agreement with Netzler & Dahlgren to purchase certain products at prices stipulated. The master license agreement provides for certain royalty payments based on 10% of revenues on license fee contracts entered into after November 30, 1995.

On November 30, 1995 the Company sold certain intangibles related to its laser technology and its stock in NDC Laser to Netzler & Dahlgren for $1,000,000. As part of the sales price the Company receives contingent laser fees from Netzler & Dahlgren for the years ending 1996, 1997 and 1998. For the year ending November 30, 1998, 1997 and 1996 the Company earned and netted against trade payables $59,250, $109,750 and $174,750 respectively, in laser fees from Netzler & Dahlgren.

The Company had the following transactions with Netzler & Dahlgren for the years ended November 30, 1998, 1997, and 1996, respectively:

                                             1998          1997         1996
--------------------------------------------------------------------------------
Revenues                                   $   252,621   $  153,176  $   261,199

================================================================================
Purchases of hardware, software &          $   490,656   $  689,059  $ 1,049,324
engineering services
================================================================================
Interest expense                           $    76,499   $   17,968  $        --

================================================================================


There was no royalty expense for the three years ended November 30, 1998.

                               NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 10.  COMMITMENTS

At November 30, 1998, the Company had no outstanding forward exchange contracts. These contracts are purchased as needed from time to time to hedge identifiable foreign currency commitments.

The Company leases property and equipment under long-term operating leases expiring on various dates through August, 2001. In addition, the Company has rental expenses for facilities rented on a short term basis and on a month-to-month basis, such expenses were $15,187, $16,103, and $38,514 for the years ended November 30, 1998, 1997, and 1996, respectively.

Minimum rental commitments under long-term operating leases at November 30, 1998 were as follows:

1999          $    50,948
2000               17,013
2001                6,613
              ============
              $    74,574
              ============



The Company has an employment contract with the President which provides for a minimum annual base salary of $120,000 plus $12,000 being contributed to a retirement plan. The base salary is subject to annual reviews. The contract expires on March 1, 1999.

                        NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 11.  STOCK OPTION PLANS

The Company has adopted Statement of Financial Accounting Standards (`SFAS') No. 123, Accounting for Stock-Based Compensation. FASB Statement No.123, requires that the Company account for its stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the awards, which is then recognized over the vesting period. The accounting requirements of the statement apply to awards to employees entered into fiscal years that begin after December 15, 1995 and to transactions with non-employees entered into after December 15, 1995. The Statement allows and the Company has elected to continue to use APB Opinion No. 25 Accounting for Stock Issued to Employees to measure compensation cost, but is required to disclose the pro forma effect on net income and earnings per share to reflect the difference between the compensation cost from applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the statement for all awards granted in years beginning after December 15, 1994. The Statement did not change the reporting required for the Plans discussed below. The FASB has issued for public comment certain interpretations of APB 25, which could have a significant effect on the Company's future financial statements.

1990 AND 1993 STOCK OPTION PLANS:

On October 10, 1990, the Compensation Committee of the Board of Directors adopted the NDC Automation, Inc. 1990 Stock Option Plan ("the 90 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held on April 10, 1991. In September 1992, the Company registered up to 178,613 shares of common stock for issuance. On October 23, 1993, the Compensation Committee of the Board of Directors adopted the NDC Automation, Inc. 1993 Stock Option Plan ("the 93 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held on May 5, 1994.

Options to purchase 174,375 shares of common stock were granted pursuant to the 90 Plan and are available for exercise upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. The options will be exercisable for a term of ten years, commencing on the date of the grant at an exercise price of $.7917 to $1.56 for new employees. The 93 Plan authorized 100,000 options to purchase common stock, of which 100,000 were granted and are available for exercise upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. On October 24, 1994, the 93 Plan options were repriced with approval by the Compensation Committee at an exercise price of $1.56.

Of the 274,375 total shares of common stock granted, the Compensation Committee granted to the Company's current and former executive officers options to purchase 120,375 shares of common stock at an exercise price of $.7917 for the 90 Plan, and 18,000 shares of common stock for the 93 Plan at an exercise price of $1.56. The exercise price of the options granted is based on the average fair market value of the common stock for the five business days preceding the date of the grant.

1997 STOCK OPTION PLAN:

On December 7, 1996 , the Compensation Committee of the Board of Directors adopted The NDC Automation, Inc. 1997 Stock Option Plan ("the 97 Plan"), the adoption of which was ratified by the shareholders at the annual meeting held April 25, 1997. The 97 Plan authorized 225,000 options to all officers and employees in the form of incentive stock options, of which 210,000 were granted in January 1997 at an exercise price of $0.50 per share upon achievement by the Company of certain financial performance targets set by the Board of Directors on an annual basis. No pro forma compensation expense has been disclosed due to financial performance targets not being obtained in 1998 or 1997 and due to uncertainty of financial performance targets being obtained prospectively.

                        NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 11.  STOCK OPTION PLANS ( CONTINUED)


Transactions involving these plans for the years ended November 30, 1998, 1997 and 1996 respectively, are summarized as follows:


STOCK OPTIONS             1998*                                         1997*                               1996*
---------------------------------------------------------------------------------------------------------------------------------
                 90 PLAN   93 PLAN   97 PLAN  TOTAL     90 PLAN   93 PLAN   97 PLAN   Total      90 PLAN    93 PLAN   Total
                 -----------------------------------    ------------------------------------     --------------------------------

Outstanding,     63,233    83,600    199,520  346,333   63,233    84,100              147,333    67,929     93,000    160,929
December 1
Granted              --        --         --       --      --         --    210,000   210,000        --         --         --
Canceled         (33,556) (31,500)   (32,250) (97,306)     --       (500)   (10,500)  (11,000)   (4,696)    (8,900)   (13,596)
Exercised            --        --         --       --      --         --         --        --        --         --         --
-----------------------------------------------------   -------------------------------------  ----------------------------------

Outstanding,      29,677   52,100    167,250  249,027   63,233    83,600    199,500   346,333    63,233     84,100    147,333
November 30
=====================================================   =====================================  ==================================

Exercisable,      29,677   52,100         --   81,777   63,233    83,600         --   146,833    63,233     84,100    147,333
November 30
=====================================================   =====================================  ==================================

* The weighted average exercise price per share of options outstanding, granted, canceled, exercised, or exercisable for the 90 Plan is $0.7917, for the 93 Plan is $1.56 and for the 97 Plan is $0.50.


                        NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 12.  REASSIGN BACK STATEC EXCLUSIVE DISTRIBUTION AGREEMENT

On February 21, 1996 the Company and Statec entered into a letter of understanding under which the Company reassigned to Statec the exclusive distribution and manufacturing rights for North America effective March 1, 1996. The assignment was contingent upon Statec making the following payments for a total of $183,000, excluding inventory. The payments required were as follows:

   o     A down payment of $15,000 was due March 1, 1996

   o Twenty-eight (28) monthly installments of $6,000 each, commenced March 1, 1996 for a total of $168,000.

   o Statec was to repurchase all NDCA inventory related to Statec products at the Company's net book value plus $15,000. All the inventory was to be repurchased on or before November 30, 1996.

The transfer permitted the Company to reduce associated fixed overhead expenses with the sale of such products and allowed the Company to focus solely on its AGVS product line.

Statec was in default under the agreement by not paying or repurchasing the inventory with a cost of $71,272 and had not paid the agreed installments of $6,000 monthly since December 1996. There remained a total number of 19 unpaid installment equaling $114,000. In February of 1997, the Company was notified that Statec became subject to a court ordered liquidation proceeding under French law. On March 27, 1997 the Company received $47,884 for the repurchase of all NDCA inventory related to Statec products and $20,000 per the Supplemental Agreement between the Company and Statec. The amounts paid were approved by the French court and terminate all obligations from Statec to the Company per the Supplemental Agreement.

NOTE 13.  RESTRICTED CASH AND CREDIT RISK

Under the Company's line of credit agreement, the Company's cash disbursements are controlled and approved by the bank. Cash received by the Company is deposited into bank-monitored cash collateral accounts where cash funds are used to pay down the bank line of credit. Daily cash operating requirements of the Company are then funded through advances under the borrowing base formula of the line of credit (see Note 5).

NOTE 14.  FASB STATEMENTS AND PROPOSED REGULATIONS

The FASB has issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which the Company has not been required to adopt as of November 30, 1998. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

                          NOTES TO FINANCIAL STATEMENTS

================================================================================

NOTE 14.  FASB STATEMENTS AND PROPOSED REGULATIONS (CONTINUED)

The FASB has issued SFAS No.131, Disclosures About Segments of an Enterprise and Related Information, which the Company has not been required to adopt as of November 30, 1998. This statement which is effective for Fiscal years beginning after December 15, 1997 establishes standards for the manner in which a publicly held enterprise reports certain information about operating segments of their business. The information required to be disclosed for an entity's operating segments not only consist of financial information, but also certain related disclosures of the segment's products and services, geographic areas, and major customers. The impact on disclosures is not anticipated to be significant.


NOTE 15.  CONTINUED OPERATIONS

The Company has suffered a significant loss from operations in 1998 and 1997. Should such losses continue its total liabilities will exceed its total assets. This raises substantial doubt about the Company's ability to continue as a going concern.

Management has made plans in regards to these matters to develop an operating plan that will increase revenues and minimize losses. This plan includes a reorganization of present resources to support the following :

o Establish and develop strategic alliances with selected customers
o Pursue AGV system business in selected market niches
o Grow the distribution business by adding new supplementary products
o Expand the aftermarket sales business

The Company is also pursuing raising additional equity to assist in reaching its goals.

Although the Company believes that its strategic plans will permit it to meet its 1999 working capital needs, there can be no assurance that the Company can successfully meet the objectives of such plans.



                             SHAREHOLDER INFORMATION

====================================================================================================================================

ANNUAL MEETING                                                                         DIRECTORS
      The annual meeting will be held at 10:00 am, Friday,
      May 7, 1999, at NDC Automation's Corporate offices                               Goran P.R. Netzler
      in Charlotte, North Carolina.                                                    Chairman of the Board of Directors, NDC
                                                                                       Automation, Inc.
                                                                                       President
                                                                                       Netzler and Dahlgren Co. AB

SHAREHOLDER RELATIONS
      A COPY OF NDC'S ANNUAL REPORT                                                    Ralph Dollander
      AND FORM 10-KSB, WHICH IS FILED WITH THE SECURITIES AND EXCHANGE                 President
      COMMISSION, WILL BE SENT TO ANY SHAREHOLDER UPON WRITTEN REQUEST                 NDC Automation, Inc.
      TO MANAGER-INVESTOR RELATIONS
      NDC AUTOMATION, INC.,
      3101 LATROBE DRIVE                                                               Jan H.L. Jutander
      CHARLOTTE, NORTH CAROLINA 28211-4849                                             Vice President, Operation
                                                                                       Netzler and Dahlgren Co. AB
CORPORATE OFFICES
      NDC Automation, Inc.                                                             Richard D. Schofield
      3101 Latrobe Drive                                                               Director
      Charlotte, North Carolina 28211-4849
                                                                                       Raymond O. Gibson
       (704) 362-1115 Telephone                                                        VP Operations
       (704) 364-4039 Facsimile                                                        Terion, Inc.

STOCK EXCHANGE LISTINGS                                                                OFFICERS
      Over the Counter: OTC Bulletin Board
      OTC Symbol: "AGVS"                                                               Ralph Dollander
                                                                                       President
TRANSFER AGENT                                                                         Chief Executive Officer
      First Citizens bank
      Raleigh, North Carolina                                                          Claude Imbleau
                                                                                       Vice President, Finance and Administration
LEGAL COUNSEL                                                                          Chief Financial Officer
      Parker, Poe, Adams and Bernstein, LLP
      Charlotte, North Carolina                                                        E. Thomas Watson
                                                                                       Secretary, NDC Automation, Inc.
      Shumaker, Loop and Kendrick, LLP                                                 Partner
      Charlotte, North Carolina                                                        Parker, Poe, Adams and Bernstein LLP

AUDITORS
      McGladrey & Pullen, LLP
      Charlotte, North Carolina

==========================================================================================================================

COMMON STOCK DATA
                                                                      Market Price Per Share
                                       ----------------------------------------------------------------------------------
                                                      1998                     -                     1997
                                       -------------------------------------         ------------------------------------
Quarter Ended                                High               Low                        High               Low
                                         Bid      Ask       Bid      Ask               Bid      Ask      Bid      Ask
-------------------------------------------------------------------------------------------------------------------------
 February 28                             9/32     13/32    5/32       3/16            11/16     13/16   9/32     11/32
 May 31                                 11/32     7/16     9/32     11/32             13/32    17/32    9/32      3/8
 August 31                               .32      7/16     3/16      .24              31/32    1 1/32   5/16      3/8
 November 30                             .22      .28      .125      .14              13/16    15/16     1/4      3/8
=========================================================================================================================

                                                                      APPENDIX B
--------------------------------------------------------------------------------
                              NDC Automation, Inc.
--------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)


           Delaware                                       56-1460497
--------------------------------------------------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

3101 Latrobe Drive, Charlotte, North Carolina                         28211-4849
--------------------------------------------------------------------------------
 (Address of principal executive offices)

                                 (704) 362-1115
--------------------------------------------------------------------------------
                           (Issuer's telephone number)

                                       N/A
--------------------------------------------------------------------------------
 (Former name, former address, and former fiscal year, if changed since last report)

  Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

                APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                   PROCEEDINGS DURING THE PRECEDING FIVE YEARS

  Check whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court. Yes [ ]No [ ]

                      APPLICABLE ONLY TO CORPORATE ISSUERS

  As of September 30, 1999, there were 3,453,451 shares of common stock outstanding.

  Transitional Small Business Disclosure Format (Check one):
    Yes [ ]; No [X]

                                    I N D E X



                                                                            PAGE
PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

           Condensed Balance Sheets
             August 31, 1999 (Unaudited) and November 30, 1998               3-4

           Condensed Statements of Operations
             Three and Nine months ended August 31, 1999 and August 31, 1998
             (Unaudited)                                                      5

           Condensed Statements of Cash Flows
             Nine months ended August 31, 1999 and August 31, 1998
             (Unaudited)                                                      6

           Notes to Condensed  Financial Statements                          7-9

Item 2. Management's Discussion and Analysis of Financial
             Condition and Results of Operations                           10-17


PART II.  OTHER INFORMATION

Item 1.     Legal Proceedings                                                 18

Item 2.     Changes in Securities and use of proceeds                         18

Item 3.     Defaults Upon Senior Securities                                   18

Item 4.     Submission of Matters to a Vote of Security Holders               18

Item 5.     Other Information                                                 18

Item 6.     Exhibits and Reports on Form 8-K                                  18

            (a) Exhibits -- Press Releases and other Exhibits                 18
            (b) Reports on Form 8-K                                           18

SIGNATURES                                                                    19

                          PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS
                              NDC AUTOMATION, INC.

                            CONDENSED BALANCE SHEETS

                                                       AUGUST 31,   November 30,
                                                         1999          1998
                                                      (UNAUDITED)
--------------------------------------------------------------------------------

      ASSETS (Note 4)

CURRENT ASSETS
     Cash and cash equivalents                        $   66,303     $   62,923
     Accounts receivables, net                           825,181        805,891
     Inventories                                         498,743        593,794
     Costs and estimated earnings in excess of
            billings on uncompleted contracts             13,330        136,547
     Prepaid expenses and other assets                    33,211         47,583

--------------------------------------------------------------------------------
             Total current assets                     $1,436,768     $1,646,738
--------------------------------------------------------------------------------


PROPERTY AND EQUIPMENT
      Land                                            $  300,000     $  300,000
      Building and improvements                        1,126,623      1,126,623
      Furniture, fixtures and office equipment,          159,549        138,746
      Machinery and equipment                             62,886         59,325
--------------------------------------------------------------------------------
                                                      $1,649,058     $1,624,694


       Less accumulated depreciation                     625,776        564,782
--------------------------------------------------------------------------------
                                                      $1,023,282     $1,059,912
--------------------------------------------------------------------------------


================================================================================
                                                      $2,460,050     $2,706,650
================================================================================

Note: The Condensed Balance sheet at November 30, 1998 has been taken from the
           Audited Financial Statements at that date.

See Notes to Condensed Financial Statements

                                                              AUGUST 31,     November 30,
                                                                1999            1998
                                                             (UNAUDITED)
---------------------------------------------------------------------------------------


      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable, bank (Note 4)                             $   119,846    $   346,657
     Current maturities of long- term debt (Note 4)            1,190,235      1,239,472
     Accounts payable and accrued expenses;
             including affiliates $564,750 at 1999
             and $169,837 at 1998                                727,523        508,002
     Billings in excess of costs and estimated
              earnings on uncompleted contracts                  304,151        116,332
---------------------------------------------------------------------------------------
             Total current liabilities                       $ 2,341,755    $ 2,210,463
---------------------------------------------------------------------------------------
LONG-TERM DEBT (Note 4 )                                     $      --      $   114,889
---------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
       Preferred stock, par value $.01 per share
             authorized 1,000,000 shares; no shares issued   $      --      $      --
       Common stock, par value $.01 per share;
                11,000,000 shares authorized
                at 1999 and 1998; 3,453,451 shares
               issued at 1999 and 1998                            34,534         34,534
       Additional paid-in capital                              4,211,566      4,211,566
       Accumulated deficit                                    (4,127,805)    (3,864,802)

---------------------------------------------------------------------------------------
                                                             $   118,295    $   381,298
=======================================================================================
                                                             $ 2,460,050    $ 2,706,650
=======================================================================================

                              NDC AUTOMATION, INC.


                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                           Three Months Ended                   Nine Months Ended
                                                        AUGUST 31,      August 31,         AUGUST 31,        August 31,
                                                           1999            1998               1999              1998
-----------------------------------------------------------------------------------------------------------------------

Net revenues                                           $ 1,130,574    $ 1,085,698        $ 3,288,467       $ 2,726,895
Cost of goods sold                                         720,617        603,289          1,952,155         1,575,874
-----------------------------------------------------------------------------------------------------------------------
    Gross profit                                       $   409,957    $   482,409 #      $ 1,336,312       $ 1,151,021
-----------------------------------------------------------------------------------------------------------------------

Operating expenses:
      Selling                                          $   173,124    $   149,702        $   536,580       $   506,555
      General and administrative                           297,395        194,969            871,206           758,904
-----------------------------------------------------------------------------------------------------------------------
                                                       $   470,519    $   344,671        $ 1,407,786       $ 1,265,459
-----------------------------------------------------------------------------------------------------------------------
            Operating income (loss)                    $   (60,562)   $   137,738        $   (71,474)      $  (114,438)

Net interest expense                                       (66,764)       (38,617)          (191,529)         (183,321)
-----------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes                      $  (127,326)   $    99,121        $  (263,003)      $  (297,759)

Federal and state income taxes  (Note 2)                      --             --                 --                --
-----------------------------------------------------------------------------------------------------------------------
           Net Income (loss)                           $  (127,326)   $    99,121        $  (263,003)      $  (297,759)
=======================================================================================================================

Weighted average number of common
     shares outstanding                                  3,453,451      3,453,451          3,453,451         3,453,451
-----------------------------------------------------------------------------------------------------------------------

Income (loss) per common share - basic (Note 3)        $     (0.04)   $      0.03        $     (0.08)      $     (0.09)
Income (loss) per common share - diluted (Note 3)      $     (0.04)   $      0.03        $     (0.08)      $     (0.09)

=======================================================================================================================

Dividends per common share                             $      --      $      --          $      --         $      --
=======================================================================================================================

See Notes to the Condensed Financial Statements

                              NDC AUTOMATION, INC.


                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                            Nine Months Ended
                                                                        AUGUST 31,      August 31,
                                                                           1999            1998
--------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY (USED IN)
     OPERATING  ACTIVITIES                                             $ 428,966        $(362,982)
--------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Proceeds from sale of property and equipment                     $    --          $   1,500
      Purchase of property and equipment                                 (24,363)          (8,585)
--------------------------------------------------------------------------------------------------

             NET CASH USED IN
                  INVESTING ACTIVITIES                                 $ (24,363)       $  (7,085)
--------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES
        Net borrowings (payments) on revolving credit  agreement       $(226,811)       $  12,051
        Principal payments on long-term borrowings                      (164,126)         (81,156)
        Proceeds from current and long-term borrowings                      --            402,182
--------------------------------------------------------------------------------------------------

             NET CASH PROVIDED BY (USED IN)
                  FINANCING ACTIVITIES                                 $(390,937)       $ 333,077
--------------------------------------------------------------------------------------------------
       Effect of foreign currency exchage rates changes
          on cash and cash equivalents                                 $ (10,286)       $   4,185
--------------------------------------------------------------------------------------------------
       Increase (decrease) in cash and cash equivalents                $   3,380        $ (32,805)

      Cash and cash equivalents:

           Beginning                                                      62,923           72,368
--------------------------------------------------------------------------------------------------
           Ending                                                      $  66,303        $  39,563
==================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
       Cash payments  for :
           Interest                                                    $ 174,531        $ 183,219
           Income taxes                                                $    --          $    --
==================================================================================================

See Notes to the Condensed  Financial Statements

                              NDC AUTOMATION, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)



NOTE 1.


The unaudited internal condensed financial statements and related notes have been prepared by NDC Automation, Inc. (the "Company"), without audit pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at August 31, 1999, and for all periods presented, have been made.


Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these condensed financial statements be read in conjunction with the Company's audited financial statements and notes thereto for the fiscal year ended November 30, 1998. The results of operations for the nine months ended August 31, 1999 are not necessarily indicative of the operating results for the full year.



NOTE 2. INCOME TAXES


The Company did not recognize any income tax benefits in 1998 and 1999 for its current losses as utilization of operating loss carryforwards in the future are not assured to be realized.

NOTE 3. EARNINGS (LOSS) PER COMMON SHARE:

The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No.128) Earnings Per Share, which supersedes APB Opinion No. 15. SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants, and convertible securities, outstanding that trade in a public market. Basic per share amounts are computed, generally, by dividing net income or loss by the weighted-average number of common shares outstanding. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is antidilutive, thereby reducing a loss or increasing the income per common share. The Company had excercisable options outstanding under two separate plans to purchase a total of 81,777 and 146,833 shares of common stock, respectively, at a weighted-average exercise price of varying amounts. The inclusion of those potential common shares in the calculation of diluted earning (loss) per share would have an antidilutive effect. Therefore, basic and diluted earnings (loss) per share amounts are the same in 1999 and 1998.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS



NOTE 4. PLEDGED ASSETS, NOTE PAYABLE, BANK AND LONG-TERM DEBT

The Company has the following note payable to a Bank at August 31, 1999:

Note Payable Agreement that allows the Company to borrow up to
$1,250,000 and bears interest at the lender's prime rate plus
2.75% per annum . The Company's loan outstanding shall not exceed the lesser of (a) U.S. $1,250,000 or (b) 80% of i) Qualified
Accounts receivable (as defined in the Loan Agreement) that are non-project Qualified Accounts and ii) Qualified Accounts that are project Qualified Accounts (as defined in the Loan
Agreement) plus 50% of all eligible inventory, but in no event shall (A) Inventory Value be in excess of $300,000 and (B)
Inventory Value and Qualified Accounts that are project Qualified
Accounts be in excess of $450,000. The loan agreement is further secured by 1) an Inventory Repurchase Agreement and 2) a $450,000
irrevocable Letter of Credit issued by a Swedish Bank. Netzler &
Dahlgren Co. AB (NDCab) is obligated to repay the letter of
credit bank any funds it disburses under the Letter of Credit.
The Company is ultimately responsible to repay to NDCab any
amounts it pays in reimbursing the Letter of Credit Bank . The
Repurchase Agreement guarantees that NDCab will repurchase on certain conditions up to $300,000 worth of inventory, thereby providing funds to pay lender should the Company be in default on its loan obligations. The Loan Agreement terminates upon demand
by the Bank or October 31, 1999. (1)(2)                                $ 127,846
================================================================================

Long-term debt consists of the following at August 31, 1999:

Mortgage note payable to a bank, based on a 9.5% fixed rate.
Original principal balance of $1,013,484 to be repaid in twelve
(12) consecutive monthly principal and interest payments of
$13,912, with one final payment of Approximately $939,666 due on
June 16, 2000 . The note is collaterized by the Company's land and building with a carrying value of $947,949. The loan also contains certain financial covenants to which the Company must
adhere.                                                                $ 995,878

Note payable to Netzler & Dahlgren Co AB, based on a 16.0% fixed rate. Original principal balance of $402,182 to be repaid in twenty-four (24) consecutive monthly principal payments of
133,529 Swedish Krona, or approximately US$16,757 per month
depending on the exchange rate at time of payment, plus interest.
As of August 31, 1999 the Company was delinquent on the last two payments. The note is collaterized by a secondary position on the
Company's land and building with a carrying value of $947,949.           194,358
--------------------------------------------------------------------------------
                                                                       1,190,236

Less current maturities:                                               1,190,236
--------------------------------------------------------------------------------
                                                                      $     -
================================================================================

(1) The prime rate at August 31, 1999 was 8.25%
(2) The line of credit is secured by a first priority security interest in the Company's accounts receivable, inventory, software and intangibles.
Maturities of long-term debt at August 31, 1999 are as follows:

    Year Ending
    August 31,
--------------------------------------------------------------------------------

       1999                                                          $ 1,190,236
       2000

--------------------------------------------------------------------------------
                                                                     $ 1,190,236
================================================================================

                     NOTES TO CONDENSED FINANCIAL STATEMENTS



NOTE 5.  CONTINUED OPERATIONS

The Company has suffered significant losses from operations in 1998 and 1997. This raised substantial doubt about the Company's ability to continue as a going concern. However, during the second quarter of 1999 the Company received new orders totaling in excess of $3,000,000 and the Company signed a Merger Agreement as described in Note 6. The Company's ability to continue as a going concern would be adversely affected if the proposed merger is not consummated and the financial support from Netzler & Dahlgren is withdrawn. Should the merger not occur the Company would still require equity and/or debt financing in the near future, unless revenues that can be financed by the banking community increase substantially to consistently provide earnings for the Company.

Management is continuing to explore various ways to increase revenues and minimize losses. These approaches include the following :

o Establish and develop strategic alliances with selected customers
o Pursue AGV system business in selected market niches
o Grow the distribution business by adding new supplementary products
o Expand the aftermarket sales business
o Explore raising additional equity directly and/or possibly through a business combination


There can be no assurance that these approaches will be successful.

NOTE 6. PROPOSED MERGER

     On September 13, 1999 the Company entered into a definitive agreement to merge with a subsidiary of Portec, Inc. Portec, Inc. is a subsidiary of J Richard Industries (See Company's 8K filing dated September 17, 1999). The transaction is structured as a merger in which the newly-formed subsidiary of Portec will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Portec. In the merger, stockholders of the Company will receive $0.75 per share in cash for a total transaction value in excess of $2.5 million. The transaction is subject to customary conditions including approval by the Company's shareholders. The transaction is expected to close in the fourth quarter of the Company's 1999 fiscal year.

     The Company retained Willamette Management Associates as its financial advisor. Willamette has rendered its opinion to the Board of Directors that the consideration to be paid in the merger is fair to the stockholders from a financial point of view.

      J Richard Industries, L.P. is a Toledo, Ohio-based manufacturer and distributor of components used in the materials handling, sports, fitness and automotive markets. Portec is a leading manufacturer of highly engineered materials handling subsystems in the industrial automation market. Its products include specialty conveyor systems such as power turns, spirals and chutes, electronic wire guidance controllers for lift trucks, and conveyor systems used in the material handling and sorting of recycled materials.

     The merger is expected to primarily provide the financial support required by NDCA to pursue its strategic business plan and, by combining complimentary products of the Pathfinder division of Portec with that of the Company, the combined entity should be in a position to better serve its existing and potential customers.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements (including the notes thereto) presented elsewhere herein.

OVERVIEW
     The Company derives virtually all of its revenues from the sale of hardware, software and engineering services in connection with projects incorporating its Automated Guided Vehicle (AGV) control technology. In prior years the Company's net revenues from AGV systems, vehicles and technology were derived primarily from sales to customers serving two industries -- textiles and newspaper publishing. Net revenues since 1995 however have been derived from other industries, e.g. automotive, CD manufacturing, food, paper. The Company's results of operations can be expected to continue to depend substantially upon the capital expenditure levels in those industries and in other industries that it may enter. During 1996 and for the first three quarters of 1997, the Company refocused its sales efforts to existing original equipment manufacturers (OEMs) and system integrators in the AGV systems industry. Such OEMs and system integrators have historically sold products to end users to whom the Company occasionally had direct sales. The Company reduced its sales effort to such end users to avoid competing with its intended OEM customers. In September of 1997, however, the Company began to again pursue AGV system sales in selected market niches to supplement revenues obtained from sales to OEMs and system integrators.

     Due to the long sales cycle involved, uncertainties in timing of projects, and the large dollar amount a typical project usually bears to the Company's historical and current quarterly and annual net revenues, the Company has experienced, and may be expected to continue to experience, substantial fluctuations in its quarterly and annual results of operations.

     The Company sells its products and services primarily in two ways. Vehicles, technology and other products and services may be sold in a "project" that becomes an integrated AGV system. Another way is to sell hardware, software and services as standard items, with less involvement by the Company in overall system design. The Company generally would recognize lower net revenue but would realize a higher gross profit margin percentage in selling standard items, in each case compared to the sale of a project, due to the inclusion in project sales of other vendors' products and services with margins generally lower than the Company's own products and services. Between any given accounting periods, the levels of and mixture of standard item sales and project sales can cause considerable variance in net revenues, gross profit, gross profit margin, operating income and net income.

     Revenues from standard item sales are recognized upon shipment, while revenues from project sales are recognized under the "percentage of completion" method. Under this method, with respect to any particular customer contract, revenues are recognized as costs are incurred relative to each major component of the project. Although the percentage of completion method will ordinarily smooth out over time the net revenue and profitability effects of large projects, such method nevertheless subjects the Company's results of operations to substantial fluctuations dependent upon the progress of work on project components. Such components can differ markedly from one another in amount and in gross profit margin.

     Project contracts are billed upon attainment of certain "milestones." The Company grants payment terms of 30 to 90 days to its customers. It typically receives a cash advance ranging from 10% to 30% of the total contract amount. Bills are thereafter delivered as milestones are reached. Upon delivery of the project, the customer typically reserves a "retainage" of 10% to 20% pending system acceptance.

     Notwithstanding the receipt by the Company of cash advances and periodic payments upon reaching project milestones, the Company requires external financing for its costs and estimated earnings in excess of billings on uncompleted contracts, inventories, receivable and other assets.

     The Company's backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

     PROPOSED ACQUISITION OF NDCA BY PORTEC: On September 13, 1999 the Company entered into a definitive agreement to merge with a subsidiary of Portec, Inc. Portec, Inc. is a subsidiary of J Richard Industries (See Company's 8K filing dated September 17, 1999). The transaction is structured as a merger in which the newly-formed subsidiary of Portec will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Portec. In the merger, stockholders of the Company will receive $0.75 per share in cash for a total stock transaction value in excess of $2.5 million. In addition, as part of the merger closing, the Company's bank debt (line of credit and mortgage) will be paid in full as well as the Netzler & Dahlgren note payable. It is presently estimated that such debt will be in excess of $1.3 million at closing. The transaction is subject to customary conditions including approval by the Company's shareholders. The transaction is expected to close in the fourth quarter of the Company's 1999 fiscal year.

     The Company retained Willamette Management Associates as its financial advisor. Willamette has rendered its opinion to the Board of Directors that the consideration to be paid in the merger is fair to the stockholders from a financial point of view.

      J Richard Industries, L.P. is a Toledo, Ohio-based manufacturer and distributor of components used in the materials handling, sports, fitness and automotive markets. Portec is a leading manufacturer of highly engineered materials handling subsystems in the industrial automation market. Its products include specialty conveyor systems such as power turns, spirals and chutes, electronic wire guidance controllers for lift trucks, and conveyor systems used in the material handling and sorting of recycled materials.

     The merger is expected to primarily provide the financial support required by NDCA to pursue it strategic business plan and by combining complimentary products of the Pathfinder division of Portec, the newly formed entity should be in a position to better serve its existing and potential customers.


     STRATEGY DIVERSIFICATION: The Company has decided to pursue a strategy diversification that is explained in note 5 of the financial statement. Positive results from this diversification in terms of new business and increased bookings and backlog have been noted, and the Company intends to continue this strategy actively. However, there can be no assurance that these approaches will continue to be successful.

     HARCON AGREEMENT AND NEW ORDERS: On January 27, 1999 the Company signed an agreement with Harcon Engineering, Inc. ("Harcon") of Roseville, Michigan with the objective of jointly pursuing material handling systems projects, primarily in the automotive industry. The Company received in January 1999 an order from Harcon for the design phase of a major laser guided AGV system to be installed at a new DaimlerChrysler facility in the Detroit area. The design phase order together with manufacturing orders received in May of 1999 related to the project increased the Company's backlog at May 31, 1999 to a the highest level since November 1995. The recent orders confirm management's efforts to increase revenues.


       ENTERTAINMENT INDUSTRY AND POWERWAY PRODUCTS: The Company received during the second quarter an order of approximately $130,000 for its Powerway products from a major entertainment customer. The order is extremely important to the Company because it was the first significant order for the Powerway product line. The Powerway line was introduced as part of the Company's strategy to expand its distribution revenues and profitability. This same major entertainment customer ordered a pilot project involving the Company's AGV technology outside North America . The Company does not generate revenues from projects outside its territory (such sales per the Master License Agreement are handled by Netzler & Dahlgren or their licenses) but these projects may provide significant opportunities for the Company should similar projects be pursued in North America. In September, 1999, the Company received an order in excess of $500,000 for Schabmuler drives and Powerway products from the above pilot project.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

      RISK ASSOCIATED WITH YEAR 2000: The Company, in its day to day operations, relies upon various computer software and hardware that may be adversely affected by a change in the millennium, from 1999 to 2000. In general, information systems experts have predicted that a wide variety of problems, from system failures to data entry and transfer errors, will result from the turn of the century. Repeated system failures, data entry and transfer errors and similar computer problems would result in a material adverse effect on the Company and its operations. However, the Company has examined most of its computer hardware and software and, based on such examination, does not anticipate any significant internal problems as a result of the change in millennium.

         The Company has assessed its accounting, network, communication and other material systems for Y2K compliance. The investigation has revealed that these systems are not Y2K compliant, but such software or hardware can be purchased or upgraded to comply. The accounting software system was upgraded and testing was completed in mid September 1999. Hardware systems are to be upgraded or purchased and tested also by the end of October 1999. Costs associated with the Company's Y2K compliance are estimated to be approximately $20,000 for software upgrades and approximately $70,000 for hardware. The Company expects to lease such upgrades and purchases for approximately $3,000 a month, which is in line with management's operating and maintenance budgets.

      The Company may, however, be adversely affected by external systems problems, problems over which the Company has minimal control. In order to minimize its risks, the Company is assessing critical third parties that supply material or services to the Company. Such investigations include direct contacts with such vendors and reviewing information supplied by such vendors through Internet sites or direct mailings. To date the critical vendors are addressing their Y2K issues and are at different phases in their plans. To date none have communicated that they will have significant problems due to the change in the millennium. The Company expects such work related to Y2K to continue with its critical vendors until such vendors issue statements of full Y2K compliance.

         The Company has also sent by registered mail to most of its critical customers information on the Company's products, describing Y2K issues and testing procedures. The Company has requested replies to a questionnaire included in the mailing, which targets the Customer's Y2K AGVsystem readiness and overall Y2K readiness. Responses to the mailing will help the Company assess risk, plan for Y2K issues and provide the customer service required should any Y2K issues arise. Results of the mailing are not yet complete, but the Company expects to continue this Y2K related work until the end of the year.

         It is difficult to provide a description of a worst case Y2K scenario. There are many things that are beyond the Company's control such as local and foreign government operations, as well transportation and delivery services. The Company has to assume that there will not be an extended total break down of common business operations in the USA and Europe; if this would occur, the Company would not be in a position to operate as a going concern. In analyzing the Company's current operations, the worst case scenario would most likely be that the equipment and software it plans to purchase fails to solve its Y2K issues. In such a situation the Company would be forced to a manual system of operation which could be implemented in a relatively short period due to the present size of the Company.

         The Company's present contingency plan should a worst case scenario event occur includes but is not limited to:
(a) Employee awareness and training for modified operations;
(b) Hard copy print outs and software backups of all information;
(c) Continued relations with a qualified Y2K specialist;
(d) Increased inventory of certain critical components to meet potential demands from our customer service department; and
(e) Active information to and support of the Company's existing customer base with regard to Y2K issues.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

================================================================================

      FORWARD-LOOKING STATEMENTS: This report (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company.

      These forward-looking statements involve certain risk and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

a) Revenues from end user systems sales, new OEMs and new niches may be lower than expected or delayed.

b) New product lines from Thrige, Netzler & Dahlgren (Teach-in), Powerway may not be well received in the North American industrial truck market or AGV market, thereby restricting growth opportunities for the Company.

c) The Company's existing bank relationships may not be extended which would cause the Company to default on its current obligations.

d) The Company might be unable to raise the additional working capital needed, directly or through a business combination, to finance the current business strategy which may have a serious impact on the Company's ability to sell its current and future products, as well as satisfy existing banking relationships.

e) General economic or business conditions, either nationally or in the markets in which the Company is doing business, may be less favorable than expected resulting in, among other things, a deterioration of market share or reduced demand for its products.

f)   Y2K related problems could be greater than anticipated.

g) Proposed merger with Portec may not materialize due to Portec's withdrawal or various other reason(s), e.g. a non-vote by the Company's stockholders or a superior bid .

RESULTS OF OPERATIONS

         The table below shows (a) the relationship of income and expense items relative to net revenues, and (b) the change between the comparable prior period and current period, for the three-month and nine-month periods ended August 31, 1999 and 1998, respectively. This table should be read in the context of the Company's condensed statements of income presented elsewhere herein:

                                                                                             Percentage of Change
                                                                                               Period to Period
                                                Percentage of Net Revenues                    Increase(Decrease)
---------------------------------- ------------------------------------------------------ ----------------------------
                                                                                              Three      Nine Months
                                                                                             Months         Ended
                                          Three Months                Nine Months             Ended      August 31,
                                             Ended                       Ended             August 31,
                                    August 31,    August 31,    August 31,    August 31,   1998 to 1999  1998 to 1999
                                       1999          1998          1999          1998           %             %
                                        %             %             %             %
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Net Revenues                              100.0         100.0         100.0         100.0           4.1          20.6
Cost of Goods Sold                         63.7          55.6          59.4          57.8          19.5          23.9
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------

Gross Profit                               36.3          44.4          40.6          42.2         (15.0)         16.1
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------


Operating expenses:
Selling                                    15.3          13.8          16.3          18.6          15.7           5.9
General and administrative                 26.3          18.0          26.5          27.8          52.5          14.8
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
                                           41.6          31.8          42.8          46.4          36.5          11.3
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Operating income (loss)                    (5.3)         12.6          (2.2)         (4.2)            *         (37.5)

Net interest expense:                      (5.9)         (3.6)         (5.8)         (6.7)         72.9           4.5
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Income (loss) before income taxes
                                          (11.2)          9.0          (8.0)        (10.9)            *         (11.7)

Federal  and state  income  taxes
(benefit)                                     -             -             -             -             -             -
================================== ============= ============= ============= ============= ============= =============

Net Income (loss)                         (11.2)          9.0          (8.0)        (10.9)            *         (11.7)
================================== ============= ============= ============= ============= ============= =============

* Because the data changes from negative to positive, or from positive to negative, the percentage of change is not meaningful.

QUARTER ENDED AUGUST 31, 1999 COMPARED TO THE QUARTER ENDED AUGUST 31, 1998

Net revenues increased by $44,878 or 4.1% from $1,085,698 in the earlier period to $1,130,574 in the latter period. Revenues for the current quarter were approximately even between project and distribution revenue. The Company present backlog includes a large project order for an automotive plant. The Company expects that revenues on this project will be recognized over the next six months.

Cost of goods sold increased from $603,289 to $720,617 or 19.5% due higher engineering cost and distribution purchased components compared to the prior year. As a percentage of net revenues, cost of goods sold increased compared to 1998 due to the Company realizing a lower margin on its engineering revenues compared to the prior year. Gross profit decreased by $72,452 or 15.0% from $482,409 to $409,957 while gross profit as a percentage of net revenues decreased to 36.3% from 44.4% due to the same factor. Such variations in % margin are considered normal due to the revenue mix between project and distribution.

Selling expenses increased from $149,702 to $173,124 or 15.7 % primarily due to increased travel and personnel expenses compared to the prior year. General and administrative expenses increased from $194,969 to $297,395, or 52.5% due primarily to expenses to date totaling approximately $44,000 associated to the proposed Portec merger. Other increases in costs include 1) a $12,000 software maintenance charge for Y2K upgrades, 2)increases in rental cost and 3) other expenses relating to personnel compared to the prior year. As a percentage of net revenues, general and administrative expenses increased from 18.0% to 26.3%.

Primarily as a result of the foregoing, operating income decreased by $193,148 from an operating income of $137,738 in the earlier period to an operating loss of $60,562 in the latter period.

Net interest expense increased from $38,617 to $65,163, an increase of $25,546, the increase was primarily due from accruing interest on delayed payments to Netzler & Dahlgren's trade payables compared to the prior year .

Primarily due to lower margins and increase expenses in 1999 compared to 1998 as mentioned above the Company incurred a net loss of $127,326 in 1999 compared to a net income of $99,121 in 1998.

BACKLOG. Backlog consists of all amounts contracted to be paid by customers but not yet recognized as net revenues by the Company. At August 31, 1999, the Company had a backlog of approximately $2,350,000 compared to approximately $900,000 one year earlier. The primary reason for the significant increase is the receipt of a major order from Harcon in May 1999 for a major installation at a DaimlerChrysler facility in Detroit. The backlog as of August 31, 1999 is very good compared to prior years and positions the Company to improve its results for the fiscal year ending 1999 compared to 1998 should the Company have adequate financing.

NINE MONTHS ENDED AUGUST 31, 1999 COMPARED TO NINE MONTHS ENDED AUGUST 31, 1998

Net revenues increased by $561,572, or 20.6%, from $2,726,895 in the earlier period to $3,288,467 in the latter period. The increase is primarily due to the increased distribution product sales which include approximately $130,000 of Powerway products and the Company's refocus on providing system solutions (project revenues) to its customers thereby increasing such revenues compared to the prior year.

Cost of goods sold increased from $1,575,874 to $1,952,155, or 23.9%, due primarily to the higher level of net revenues recognized in 1999. As a percentage of net revenues, cost of goods sold increased from 57.8% to 59.4%. Gross profit increased by $185,291, or 16.1%, from $1,151,021 to $1,336,312, while gross profit as a percentage of net revenues decreased from 42.2% to 40.6%.

Selling expenses increased from $506,555 to $536,580, or 5.9% primarily due to increases in personnel and show expenses. General and administrative expenses increased from $758,904 to $871,206, or 14.8%, compared to the prior year. The increase was primarily due to increased expenses associated to the proposed Portec merger, Y2K, rent expense for a new test facility, recruiting and other personnel cost compared to the prior year.

Primarily as a result of the foregoing, the operating loss for the period was $71,474 compared to an operating loss of $114,438 the prior year.

Net interest expense increased from $183,321 to $191,529 an increase of 4.5 %.

The Company did not recognize any tax benefits in 1999 domestically for its current loss as utilization of operating loss carryforwards in the future are not assured.

Primarily due to higher revenues in 1999 as described above, the Company reduced its net loss by $34,756 or by 11.7% from $297,759 in 1998 to $263,003 in 1999.

LIQUIDITY AND CAPITAL RESOURCES

The Company experiences needs for external sources of financing to support its working capital, capital expenditures and acquisition requirements when such requirements exceed its cash generated from operations in any particular fiscal period. The amount and timing of external financing requirements depend significantly upon the nature, size, number and timing of projects and contractual billing arrangements with customers relating to project milestones. The Company has relied upon bank financing under a revolving working capital facility, as well as long-term debt and capital leases and proceeds of its public offerings, and private offerings, to satisfy its external financing needs.

During the nine months ended August 31, 1999 net cash provided from operating activities was $428,966. As of August 31, 1999 the Company had been delaying payments of approximately $300,000 in trade payables to Netzler & Dahlgren due to cash not being available under the current line of credit. Had the funds been available and Netzler and Dahlgren been paid when due, the net cash provided from operating activities would have been approximately $128,966 for the nine month period.

During the third quarter the Company's working capital decreased by $1,070,046 to a deficit of $904,987 on August 31, 1999 compared to a working capital of $165,059 on May 31,1999. The large decline in the Company's working capital was the result of the Company's mortgage becoming a current liability in June of 1999 (see Note 4 of the Company's Financial Statements).

The Company entered into an Inventory and Accounts Receivable Loan and Security Agreement ("Loan Agreement") on February 28, 1997 with the National Bank of Canada and National Canada Business Corp. (herein collectively called the "Lender"). The Loan Agreement was amended and restated on April 30, 1999 and allows the Company to borrow up to a maximum of $1,250,000. Loans made under the new Loan Agreement are evidenced by a demand promissory Note. The Loan Agreement allows the Company to borrow pursuant to a borrowing formula which is secured by Company's personal property as collateral. The Company's outstanding loan amount at any one time shall not exceed the lesser of (a) U.S $1,250,000 or (b) 80% of
i) Qualified Accounts receivable (as defined in the Loan Agreement) that are non-project Qualified Accounts and ii) Qualified Accounts that are project Qualified Accounts plus 50% of all eligible inventory ( as defined in the Loan Agreement) , but in no event shall (A) Inventory Value be in excess of $300,000 and (B) Inventory Value and Qualified Accounts that are project Qualified Accounts be in excess of $450,000. The borrowed funds will bear interest at the Lender's prime rate plus 2.75% per annum. The Loan Agreement is further secured by 1) an Inventory Repurchase Agreement and 2) a $450,000 irrevocable Letter of Credit issued by a Swedish bank. Netzler & Dahlgren Co. AB (NDCab) is obligated to repay the letter of credit bank any funds it disburses under the Letter of Credit. The Company is ultimately responsible to repay to NDCab for any amounts it pays in reimbursing the letter of credit bank. The Repurchase Agreement guarantees that NDCab will repurchase from the Company on certain conditions up to $300,000 worth of inventory, thereby providing funds to pay the Lender should the Company default on its loan obligations.

The lender, at its discretion, may demand payment upon written notice to the Company. The maturity date has been extended to October 31, 1999, or upon demand by the Bank. The extension was conditional upon Netzler & Dahlgren extending its $450,000 irrevocable Letter of Credit to the Bank through November 1, 1999. To further secure Netzler & Dahlgren for providing the Letter of Credit the Company entered into a Reimbursement Agreement under which the Company granted to Netzler and Dahlgren a security interest in the Company's land and building; such collateral is a junior lien to the primary mortgage lender's security interest.

The Company's strategy depends heavily on securing project business to grow. Such business is traditionally not financed by the banking community due to perceived risk associated with such jobs. In addition, the Company was informed that unless the Company's assets or equity were significantly higher and the Company could show consistent earnings that such project receivable financing would not be readily available. Under the present banking relationship the Company can realistically only borrow approximately $250,000 for such project receivables when the availability needed for inventory is taken into account. At the end of August 1999 the Company had approximately $670,000 of such project receivables which could not be fully utilized by the present borrowing formulae. By not being able to fully utilize its project assets for the line of credit, the Company experiences negative cash flows until such cash is received from the customer. Due to the above factors the Company delayed payments of approximately $300,000 to its affiliate Netzler & Dahlgren so not to exceed current borrowing maximums from the demand promissory note. Such past due payable are accruing interest at 16% per annum.

The Company also continues to have difficulty obtaining an adequate line of credit to meet its operating needs due to the poor results of the last two years and the Company's low equity position. Bank relations have improved especially since the new bookings received during the second quarter, but the banks are still very cautious. This is evidenced by short extensions of credits, increased interest rates and the continued requirement to have guarantees from Netzler & Dahlgren. NETZLER & DAHLGREN, HOWEVER, CAN NO LONGER ACCEPT DELAYED PAYMENTS FROM THE COMPANY AND DO NOT HAVE THE FINANCIAL RESOURCES TO PROPERLY FINANCE THE GROWTH OF THE COMPANY UNDER THE CURRENT STRATEGY. NETZLER & DAHLGREN HAS ALSO INDICATED THAT IT WILL NOT GUARANTEE THE COMPANY'S LOANS PAST FEBRUARY 2000, WHICH AT THAT TIME COULD TERMINATE THE EXISTING LINE OF CREDIT.

The Company has been exploring the possibility of raising additional equity capital, or subordinated debt, either directly or possibly through a business combination, in order to improve its financial position, its independence and have the working capital to address potential growth opportunities. Management currently believes that its present working capital needs are close to or greater than $1.5 million dollars. On September 13, 1999 the Company signed a merger agreement with Portec, as described previously in this report. The merger is expected to close by the end of November 1999 subject to shareholder approval. Under the merger agreement all long-term debt and lines of credit would be paid in full at closing. There can be no assurance that the Company will be successful in closing with Portec, as the merger agreement allows the buyer to withdraw should the financial condition of the Company materially change. The merger is also subject to Shareholder approval (see the Company's Form 8K filing of September 17, 1999). The Company's ability to continue as a going concern would be adversely affected if the proposed merger is not consummated and the financial support from Netzler & Dahlgren is withdrawn. Should the merger not occur the Company would still require equity and/or debt financing in the near future, unless revenues that can be financed by the banking community increase substantially to consistently provide earnings for the Company.

During May 1999, the mortgage loan maturity date was extended for thirteen months from May 16, 1999 to June 16, 2000. The interest rate on the note remained at 9.5%, and the combined principal and interest monthly payment of $13,912 was also unchanged. The Company has made all payments on a timely basis on the mortgage.

PART II.  OTHER INFORMATION



ITEM 1. LEGAL PROCEEDINGS

        None.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS
             .
        None

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

        None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        None

ITEM 5. OTHER INFORMATION

        None.


ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

        (a)  Exhibits -


             Press Releases:

             1) Merger Agreement between NDC Automation, Inc. and Portec, Inc.
                dated September 13, 1999
             2) Receipt of Purchase order received for Powerway products dated
                September 28, 1999.

         (b) Reports on Form 8-K

             Definitive Merger Agreement between NDC Automation, Inc. and Portec ,Inc. filed September 17,1999 on Form 8K.

                                   SIGNATURES





In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                              NDC AUTOMATION, INC.
                                  (Registrant)






                                                   BY: /s/ Ralph Dollander
                                                      --------------------------
                                                   Ralph Dollander
                                                   President






                                                   BY: /s/ Claude Imbleau
                                                      --------------------------
                                                   Claude Imbleau
                                                   VP - Finance & Administration
                                                  (Chief Financial Officer)

Date: September 30,1999

                                  EXHIBIT INDEX



The following documents are included in this Form 10-QSB as an Exhibit:

                    Designation Number
                    Under Item 601 of
Exhibit Number      Regulation S-K                                                                     Page Number
                                          Exhibit Description
------------------- --------------------- ------------------------------------------------------------ ------------


(A) Exhibits:


1.                           10           Press release of agreement and Plan of merger agreement by      21-22
                                          and among NDC Automation, Inc., Hornett Acquistion Corp.
                                          and Portec, Inc. dated September 13, 1999. (incorporated by reference to Exhibit 1 to the Company's September 17, 1999
                                          Form 8K)
2.                           10           Agreement and Plan of Merger dated September 13, 1999 by          -
                                          and among NDC Automation, inc., Hornett Acquisition Corp.
                                          and Portec, Inc. (incorporated by reference to Exhibit 2 to the Company's September 17, 1999 Form 8K)
3.                           10           Second Restated Master License Agreement between NDC              -
                                          Automation, Inc. and Netzler et Dahlgren CO.AB dated
                                          September 13, 1999. (incorporated by reference to Exhibit 3 to the Company's September 17, 1999 Form 8K)
4.                           10           Press release announcing major order for Powerway products        23
                                          dated September 28, 1999.
5.                           27           Financial schedule                                                24

                                   EXHIBIT 1.

                              FOR IMMEDIATE RELEASE


September 13, 1999


                              NDC AUTOMATION, INC.
                     ANNOUNCES MERGER AGREEMENT WITH PORTEC

CHARLOTTE, NC, SEPTEMBER 13, 1999, NDC AUTOMATION, INC. (OTC BULLETIN BOARD SYMBOL "AGVS"), (the "Company") announced today that it has signed a definitive agreement to merge with a subsidiary of Portec, Inc. Portec, Inc. is a subsidiary of J Richard Industries. The transaction is structured as a merger in which the newly-formed subsidiary of Portec will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Portec. In the merger, stockholders of the Company will receive $0.75 per share in cash for a total transaction value in excess of $2.5 million.

         The transaction is subject to customary conditions including approval by the Company's shareholders. The transaction is expected to close in the fourth quarter of the Company's 1999 fiscal year.

         The Company retained Willamette Management Associates as its financial advisor, who has rendered its opinion to the Board of Directors that the consideration to be paid in the merger is fair to the stockholders from a financial point of view. The Board of Directors unanimously recommends that the stockholders approve the merger.

         Ralph Dollander, President of the Company, said: "This merger forms a perfect strategic combination between the two companies. We are enthusiastic about joining forces with Portec and the advantages the merger offers our customers."

         Lawrence Weber, President of J Richard Industries, L.P. said: "The combination with NDC represents an exciting step in broadening our range of services to our customer base. We are impressed with NDC's management and engineering team as well as NDC's laser navigation technology, which is the most advanced system in the field. By combining NDC's team with our Pathfinder division, the combined operations will be better able to serve our valued customers."

         J Richard Industries, L.P. is a Toledo, Ohio-based manufacturer and distributor of components used in the materials handling, sports, fitness and automotive markets. Portec is a leading manufacturer of highly engineered materials handling subsystems in the industrial automation market. Its products include specialty conveyor systems such as power turns, spirals and chutes, electronic wire guidance controllers for lift trucks, and conveyor systems used in the material handling and sorting of recycled materials.

         NDC Automation, Inc. provides an integrated package of hardware and software control technology and related products to be incorporated into and used to control Automatic Guided Vehicle Systems (AGVS). Such generic controls are designed for their flexibility and are well suited for a broad range of vehicle types. The Company's sales are targeted to OEMs and system integrators, which buy products and engineering services from the Company and incorporate them into their material handling systems for industries in which they specialize, as well as to end-users who buy complete AGVS solutions for their material handling needs.

         NDC's control technology is operating in over 7,000 vehicles worldwide of which well over 1,000 are laser guided.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES AND EXCHANGE ACT OF 1934. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS.

================================================================================
For further information contact:

Ralph Dollander or Claude Imbleau
President                 Chief Financial Officer
704/362-1115

EXHIBIT 4.

FOR IMMEDIATE RELEASE

SEPTEMBER 28, 1999

NDC Automation, Inc. Announces Receipt of Purchase Order for PowerWay(TM) and Other Products

CHARLOTTE, NC, SEPTEMBER 28, 1999, NDC AUTOMATION, INC. (OTC BULLETIN BOARD "AGVS", www.ndca.com) announced receipt of a purchase order for various AGV system components including PowerWay(TM) batteries and chargers as well as drive motors. The purchase order exceeds $500,000.

"We are extremely pleased by the acceptance of our PowerWay(TM) line of AGV batteries and smart chargers, which we added to the NDCA product line last year. For many years now, we have also acted as the exclusive North American distributor for Schabmuller, a company with a long-standing reputation for quality drives and motors. We strive to provide not only the best in AGV system technology, but high quality products that compliment our technology as well", says Ralph Dollander , President of NDC Automation, Inc.

NDCA provides an integrated package of controls technology and related products to be incorporated into and used to control Automatic Guided Vehicle Systems
(AGVS). The Company also provides turnkey AGVS systems to end-users and to system integrators. NDCA's controls hardware and software are designed for optimal flexibility and accuracy and are well suited for a broad range of vehicle types.

##

FOR FURTHER INFORMATION CONTACT:
RALPH DOLLANDER                                    CLAUDE IMBLEAU
PRESIDENT                                          V.P. FINANCE & ADMINISTRATION

ARTICLE                      5
CIK                0000859621
NAME               NDC AUTOMATION, INC.
MULTIPLIER                                    1,000

PERIOD-TYPE                    9-MOS
FISCAL-YEAR-END                               NOV-30-1999
PERIOD-START                                  DEC-01-1998
PERIOD-END                                    AUG-31-1999
CASH                                             66,303
SECURITIES                                            0
RECEIVABLES                                     875,181
ALLOWANCES                                       50,000
INVENTORY                                       498,743
CURRENT-ASSETS                                1,436,768
PP&E                                          1,649,058
DEPRECIATION                                    625,776
TOTAL-ASSETS                                  2,460,050
CURRENT-LIABILITIES                           2,341,755
BONDS                                                 0
PREFERRED-MANDATORY                                   0
PREFERRED                                             0
COMMON                                           34,534
OTHER-SE                                         83,761
TOTAL-LIABILITY-AND-EQUITY                    2,460,050
SALES                                         3,288,467
TOTAL-REVENUES                                3,288,467
CGS                                           1,952,155
TOTAL-COSTS                                   1,952,155
OTHER-EXPENSES                                1,407,786
LOSS-PROVISION                                        0
INTEREST-EXPENSE                               (191,529)
INCOME-PRETAX                                  (263,003)
INCOME-TAX                                            0
INCOME-CONTINUING                              (263,003)
DISCONTINUED                                          0
EXTRAORDINARY                                         0
CHANGES                                               0
NET-INCOME                                     (263,003)
EPS-BASIC                                         (0.08)
EPS-DILUTED                                       (0.08)

                                                                      APPENDIX C


                                                                  EXECUTION COPY












                          AGREEMENT AND PLAN OF MERGER

                            DATED SEPTEMBER 13, 1999

                                  BY AND AMONG

                              NDC AUTOMATION, INC.

                            HORNETT ACQUISITION CORP.

                                       AND

                                  PORTEC, INC.

                                TABLE OF CONTENTS
                                                                                                               Page

ARTICLE I

         THE MERGER...............................................................................................1
         1.1             The Merger...............................................................................1
         1.2             Consummation of the Merger...............................................................1
         1.3             Effects of the Merger....................................................................2
         1.4             Certificate of Incorporation; Bylaws.....................................................2
         1.5             Directors and Officers...................................................................2
         1.6             Time and Place of Closing................................................................2
         1.7             Further Assurances.......................................................................2

ARTICLE II

         CONVERSION AND EXCHANGE OF SHARES........................................................................2
         2.1             Conversion of Shares.....................................................................2
         2.2             Exchange Procedures......................................................................3
         2.3             Adjustment of Merger Consideration.......................................................4
         2.4             Options, Warrants and Restricted Shares..................................................4
         2.5             Dissenting Shares........................................................................5

ARTICLE III

         REPRESENTATIONS AND WARRANTIES...........................................................................5
         3.1             General Statement........................................................................5
         3.2             Representations and Warranties of the Company............................................5
                         3.2.1      Organization and Authority....................................................5
                         3.2.2      Authority Relative to this Agreement and Related Matters......................6
                         3.2.3      Required Filings..............................................................6
                         3.2.4      No Conflicts..................................................................6
                         3.2.5      Capitalization................................................................7
                         3.2.6      SEC Reports...................................................................7
                         3.2.7      Financial Statements..........................................................7
                         3.2.8      Liabilities...................................................................8
                         3.2.9      Absence of Changes or Events..................................................8
                         3.2.10     Ownership of Properties......................................................10
                         3.2.11     Insurance....................................................................10
                         3.2.12     Related Parties.  ...........................................................10
                         3.2.13     Tax Matters Definitions......................................................10
                         3.2.14     Returns......................................................................11
                         3.2.15     Tax Liabilities..............................................................11
                         3.2.16     Issues with Taxing Authorities...............................................11
                         3.2.17     Miscellaneous Tax Matters....................................................11
                         3.2.18     Permits......................................................................12
                         3.2.19     Significant Customers and Suppliers..........................................12
                         3.2.20     Contracts....................................................................12

                                        i


                         3.2.21     ERISA Matters................................................................14
                         3.2.22     Labor Relations..............................................................15
                         3.2.23     Absence of Litigation........................................................15
                         3.2.24     Product/Service Warranties...................................................16
                         3.2.25     Injunctions; Judgments.......................................................16
                         3.2.26     Compliance with Law..........................................................16
                         3.2.27     Environmental Matters........................................................16
                         3.2.28     Owned Real Estate............................................................17
                         3.2.29     Leased Premises..............................................................17
                         3.2.30     Matters Regarding Real Estate and Leased Premises............................18
                         3.2.31     Intellectual Property........................................................18
                         3.2.32     Year 2000 Compliance.........................................................18
                         3.2.33     Brokers......................................................................19
                         3.2.34     Fairness Opinion.............................................................19
                         3.2.35     Voting Requirements..........................................................19
                         3.2.36     Proxy Statement..............................................................19
                         3.2.37     State Takeover Statutes; Absence of Stockholder Rights Plan..................20
                         3.2.38     Certain Illegal Payments.....................................................20
                         3.2.39     Full Disclosure..............................................................20
         3.3             Representations and Warranties of Parent and Purchaser..................................20
                         3.3.1      Organization and Authority...................................................20
                         3.3.2      Authority Relative to this Agreement.........................................20
                         3.3.3      Required Filings.............................................................20
                         3.3.4      No Conflicts.................................................................21
                         3.3.5      Financing....................................................................21
                         3.3.6      Proxy Statement..............................................................21
                         3.3.7      Financial Statements.........................................................21

ARTICLE IV

         CONDUCT OF BUSINESS PENDING THE MERGER AND ADDITIONAL COVENANTS.........................................21
         4.1             Obligations of Each of the Parties......................................................21
         4.2             Access..................................................................................22
         4.3             The Company's Obligations...............................................................22
         4.4             Proxy Statement; Other Regulatory Matters...............................................25
         4.5             Stockholders' Meeting...................................................................25
         4.6             Filings; Other Action...................................................................26
         4.7             Acquisition Proposals...................................................................26
         4.8             Board Action............................................................................27
         4.9             Indemnification and Insurance...........................................................28
         4.10            Stockholder Claims......................................................................28
         4.11            Cooperation with Proposed Financing.....................................................28
         4.12            State Takeover Laws.....................................................................28

                                       ii


ARTICLE V

         CONDITIONS TO CLOSING; CLOSING DELIVERIES...............................................................29
         5.1             Conditions to Each Party's Obligations..................................................29
         5.2             Conditions to the Company's Obligations.................................................29
         5.3             Conditions to Obligations of Parent and Purchaser.......................................29
         5.4             Closing Deliveries......................................................................31

ARTICLE VI

         TERMINATION/EFFECT OF TERMINATION.......................................................................31
         6.1             Right to Terminate......................................................................31
         6.2             Certain Effects of Termination..........................................................33
         6.3             Remedies................................................................................33
         6.4             Right to Damages; Expense Reimbursement.................................................33

ARTICLE VII

         MISCELLANEOUS...........................................................................................34
         7.1             Survival of Representations, Warranties and Agreements..................................34
         7.2             Amendment...............................................................................34
         7.3             Public Announcements....................................................................35
         7.4             Notices.................................................................................35
         7.5             Expenses; Transfer Taxes................................................................36
         7.6             Entire Agreement........................................................................36
         7.7             Non-Waiver..............................................................................36
         7.8             Counterparts............................................................................36
         7.9             Severability............................................................................36
         7.10            Applicable Law..........................................................................37
         7.11            Binding Effect; Benefit.................................................................37
         7.12            Assignability...........................................................................37
         7.13            Governmental Reporting..................................................................37
         7.14            Defined Terms...........................................................................37
         7.15            Headings................................................................................39
         7.16            Interpretation..........................................................................39

                                TABLE OF EXHIBITS


         Exhibit A     -     Voting Agreement

         Exhibit B     -     Form of Legal Opinion of Purchaser's Counsel

         Exhibit C     -     Form of Legal Opinion of the Company's Counsel

         Exhibit D     -     Employment Agreement with Ralph Dollander



                               TABLE OF SCHEDULES


         Company Disclosure Schedule

         Schedule 4.6   -     Consents

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of this 13th day of September, 1999, by and among Portec, Inc., a Delaware corporation ("Parent"), Hornett Acquisition Corp., a Delaware corporation ("Purchaser"), and NDC Automation, Inc., a Delaware corporation (the "Company").


                                    RECITALS:

         A. The respective boards of directors of Purchaser and the Company have approved the merger of Purchaser into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger") and the Delaware General Corporation Law (the "DGCL");

         B. Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         C. As a condition to their willingness to enter into this Agreement, Purchaser and Parent have requested, and each of Netzler & Dahlgren Co. AB, a limited liability Swedish corporation ("Netzler & Dahlgren"), Goran P.R. Netzler, Jan H.L. Jutander, Arne Nilsson and Anders Dahlgren (each a "Significant Stockholder") has executed and delivered, a Voting Agreement of even date herewith (the "Voting Agreement") in the form of Exhibit A hereto;

         D. Simultaneously with the execution hereof (i) Parent, the Company and Netzler & Dahlgren have entered into a Second Restated Master License Agreement of even date herewith (the "Amended License") and (ii) the Company and Ralph Dollander have entered into an Employment Agreement (in the form of Exhibit D hereto) to be effective as of the Effective Time.

                               A G R E E M E N T S

         Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein, and a cross-reference to defined terms is set forth at Section 7.14 to this Agreement), in accordance with this Agreement and the DGCL, Purchaser shall merge with and into the Company, the separate existence of Purchaser shall cease and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation," and Purchaser and the Company are sometimes referred to collectively herein as the "Constituent Corporations."

         1.2 Consummation of the Merger. In order to effectuate the Merger, on the Closing Date (as herein defined), the parties hereto will cause a certificate of merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware of the DGCL, in such form as required by, and executed in accordance with the DGCL. The Merger shall be effective as of the time of filing of the Certificate of Merger (the "Effective Time") in accordance with the DGCL.

         1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided in this Agreement and as set forth in Section 251 of the DGCL.

         1.4 Certificate of Incorporation; Bylaws. At and after the Effective Time, the Certificate of Incorporation and By-Laws of the Company as in effect immediately prior to the Effective Time, shall be adopted as the Certificate of Incorporation and By-Laws of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the DGCL.

         1.5 Directors and Officers. At and after the Effective Time, the directors and officers of Purchaser holding office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         1.6 Time and Place of Closing. Subject to the provisions of Article V and Section 6.1, the transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., prevailing business time, at the offices of Altheimer & Gray, 10 South Wacker Drive, Chicago, IL on the day which is three (3) business days after the first date on which each of the conditions to Closing set forth in Article V hereof shall have been satisfied or waived (and continue to be satisfied or waived), or on such other date, or at such other place, as shall be agreed upon by the parties hereto. The date on which the Closing shall occur in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date."

         1.7 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Purchaser, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such corporations, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.


                                   ARTICLE II

                        CONVERSION AND EXCHANGE OF SHARES

         2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof:

                       2.1.1 Each share of common stock, $.01 par value, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (other than Common Shares held as treasury shares by the Company and Dissenting Shares (as defined herein)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $ 0.75 per share in cash, without interest (the "Merger Consideration"). Each such share of Common Stock outstanding immediately prior to the Effective Time shall be deemed to be no longer outstanding and shall represent solely the right to receive the Merger Consideration upon surrender of the certificate formerly representing the Common Stock in accordance with the provisions of this section.

                       2.1.2 Each share of Common Stock issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be canceled and retired and cease to exist, without any conversion thereof.

                       2.1.3 Each share of common stock, par value $.01 per share of Purchaser outstanding immediately prior to the Effective Time shall be converted into and exchanged into one validly issued, fully-paid and non-assessable share, $.01 par value, of the Surviving Corporation.

         2.2          Exchange Procedures.

                       2.2.1 Immediately prior to the Effective Time, Purchaser shall deposit with a paying agent mutually acceptable to Parent and the Company (the "Paying Agent"), in trust for the holders of record of Common Stock immediately prior to the Effective Time (the "Company Stockholders") cash in an aggregate amount equal to the Merger Consideration (such deposit with the Paying Agent pursuant to this paragraph is referred to as the "Payment Fund"). The Payment Fund shall not be used for any purpose except as provided in this Agreement.

                       2.2.2 As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Company Stockholder a letter of transmittal and instructions for use (the "Letter of Transmittal") in effecting the surrender of certificates representing Common Stock outstanding immediately prior to the Effective Time ("Certificates"). The Letter of Transmittal shall be in appropriate and customary form, include provisions stating that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, provide instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration and provide such other provisions as Purchaser may reasonably specify (including those provisions described in this Section 2.2). Upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal, duly and properly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the portion of the Merger Consideration represented by the Certificate pursuant to Section 2.1.1 of this Agreement. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing Common Stock surrendered in exchange therefor is registered on the record books of the Company, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. Until surrendered as contemplated by this Section 2.2, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Merger Consideration with respect to the shares of Common Stock represented thereby.

                       2.2.3 At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Common Stock of which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 2.2. In the event of a transfer of ownership of shares of

Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee only if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid.

                       2.2.4 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, upon the posting by such person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in respect of such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of Common Stock represented thereby.

                       2.2.5 Any portion of the Payment Fund which remains unclaimed by the Company Stockholders for three (3) months after the Effective Time shall be delivered to the Surviving Corporation upon demand of the Surviving Corporation, and the holders of Common Stock shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in respect of their Common Stock. Neither the Company, Purchaser nor the Surviving Corporation shall be liable to any holder of Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                       2.2.6 The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate surrendered for the Merger Consideration such amount as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), or any provision of any state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

         2.3 Adjustment of Merger Consideration. In the event of any reclassification, stock split, stock dividend or other general distribution of securities, cash or other property with respect to Common Stock (or if a record date with respect to any of the foregoing should occur) on or after the date of this Agreement and on or prior to the date of the Effective Time, appropriate and equitable adjustments, if any, shall be made to the calculation of the Merger Consideration and all references herein shall be deemed to be to the Merger Consideration as so adjusted.

         2.4 Options, Warrants and Restricted Shares. Immediately prior to the Effective Time, each outstanding option to purchase Common Stock (each, a "Stock Option") granted under the Company's 1997 Stock Option Plan (the "1997 Plan"), 1993 Stock Option Plan (the "1993 Plan") and 1990 Stock Option Plan (the "1990 Plan" and collectively with the 1997 Plan and the 1993 Plan, the "Plans") or pursuant to any other stock option plan or agreement entered into by the Company with any employee or director of the Company, whether or not then vested or exercisable, shall be canceled, and each holder of a Stock Option shall be entitled to receive as soon as practicable thereafter from the Company in consideration for the cancellation of such Stock Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of Common Shares previously subject to such Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Common Share previously subject to such Stock Option. If the Merger Consideration is equal to or less than the exercise price per Common Share previously subject to such Stock Option, the consideration for the cancellation of such Stock Option shall be nominal. The Company shall use reasonable efforts to obtain in writing the consent of each holder of a Stock Option to the cancellation of the Stock Option held in accordance with the terms of this
Section 2.4 in a form reasonably satisfactory to Parent (the "Stock Option Consents").

         2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the shares of Common Stock outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such shares of Common Stock in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights shall not be converted into or represent the right to receive the Merger Consideration ("Dissenting Shares"). Such stockholders shall be entitled to receive payment of the appraised value of such Common Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock held by them under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in this Article II, of the Certificate or Certificates that formerly evidenced such shares of Common Stock. The Company shall give Parent and Purchaser prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by the Company, and Parent and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent and Purchaser, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article III. All representations and warranties of the Company are made subject to the exceptions noted in the schedule delivered by the Company to Parent and Purchaser concurrently herewith and identified by the parties as the "Company Disclosure Schedule".

         3.2 Representations and Warranties of the Company. The Company represents and warrants to Parent and Purchaser that, except as set forth in the Company Disclosure Schedule:

                       3.2.1 Organization and Authority. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (ii) has all necessary corporate power and authority to conduct its business as now being conducted or as proposed to be conducted; and
(iii) is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification. Since November 30, 1996, the Company has not (a) owned, directly or indirectly, any of the capital stock or other equity interests, of any corporation, partnership, joint venture, limited liability company or other legal entity, (b) had an interest in the assets of any corporation, partnership, joint venture, limited liability company or other legal entity or (c) had any other investment, direct or indirect, in any Person. True and complete copies of the Certificate of Incorporation and Bylaws of the Company are set forth as exhibits to the SEC Reports (as herein defined).

                       3.2.2 Authority Relative to this Agreement and Related Matters. The Board of Directors of the Company (the "Board") at a meeting duly called and held has (A) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (B) approved this Agreement, the Amended License and the Merger, (C) resolved to recommend to the stockholders of the Company that they approve the Merger and (D) authorized the preparation and filing of the Proxy Statement (as defined herein). The Company has full corporate power and authority to enter into and perform this Agreement, the Amended License and the other agreements to be entered into in connection with this Agreement to which it is a party. The execution and delivery of this Agreement and the Amended License by the Company and the performance by the Company of its respective obligations hereunder and thereunder have been duly authorized and approved by all requisite corporate action other than the approval of the holders of a majority of the outstanding shares of Common Stock voting at the Stockholders' Meeting (as herein defined) with respect to the Merger. This Agreement and the Amended License have been duly executed and delivered by duly authorized officers of the Company and constitute, when so executed and delivered, valid legal and binding obligations of the Company enforceable against it in accordance with its terms.

                       3.2.3 Required Filings. No consent, approval or authorization of, or filing, registration, qualification, declaration or designation ("Authorization") with or by, any federal, state, local or foreign court, administrative agency, commission or other governmental authority or instrumentality ("Governmental Entity") is required for the execution and delivery by the Company of this Agreement or the consummation by the Company of any of the transactions contemplated hereby, except for (i) the filing and recordation by the Company of the Merger Certificate as required by the DGCL and
(ii) the filing with the United States Securities and Exchange Commission (the "SEC") of the Proxy Statement (as defined herein) with respect to the Merger under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                       3.2.4 No Conflicts. Neither the execution and delivery of this Agreement by the Company, nor the consummation by Company of any of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the certificate, articles or other instrument of incorporation or limited partnership or by-laws or agreement of limited partnership or other similar instrument, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of a Governmental Entity or of any arbitration award to which the Company is a party or by which the Company is bound, or (ii) violate, conflict with, breach, constitute a default (or give rise to an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other claims, equities, security interests, preemptive rights, judgments and other encumbrances ("Encumbrances") upon any of the properties or assets of the Company under, any written or oral note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or written or oral obligation to which Company is a party or to which any of its respective properties or assets are subject (each being an "Obligation"), except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other Encumbrances that do not and could not, individually or in the aggregate, (x) have a Material Adverse Effect (as defined herein) on the Company, or (y) materially impair the ability of the Company to perform its obligations under the Agreement. Without limiting the generality of the foregoing, the Company is not subject to any Obligation pursuant to which timely performance of this Agreement or any of the transactions contemplated hereby may be prohibited, prevented or materially delayed. As used in this Agreement with respect to a Person, "Material Adverse Effect" means an effect which involves $50,000 or more on the business, operations (or results of operations), condition (financial or otherwise), properties, assets, liabilities, or prospects of such Person or its subsidiaries, and "Person" means an individual, partnership, corporation, limited liability company, business, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity of whatever nature or a group, including any pension, profit sharing or other benefit plan or trust.

                       3.2.5 Capitalization. The authorized capital stock of the Company consists solely of 11,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of August 12, 1999, (i) 3,453,451 shares of Common Stock were outstanding, (ii) no shares of Common Stock were held in the treasury of the Company, (iii) options with respect to 249,027 shares of Common Stock had been granted, and an additional 15,000 shares of Common Stock were reserved for issuance, in the aggregate, under the Plans and (iv) no shares of Preferred Stock were outstanding. There are no other shares of capital stock of the Company authorized, issued or outstanding. All of the outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2.5, there are no subscriptions, options, stock appreciation rights, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue, or register the sale of, any securities of any kind. There are no agreements or obligations of any kind or character to which the Company is a party, or as to which the Company has knowledge, with respect to the voting of Common Stock or the election of Directors to its Board ("Directors").

                       3.2.6 SEC Reports. The Company has timely filed (and has delivered to Purchaser a true and complete copy of) each report, schedule, registration statement and definitive proxy statement required to be filed or filed by the Company with the SEC (including, without limitation, reports required to be filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since January 1, 1995 (the "SEC Reports"). As of their respective dates, the SEC Reports comply in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and none of the SEC Reports, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has corrected and updated, prior to the date hereof, all statements in the SEC Reports which have required correction or updating, as the case may be, and have filed all necessary amendments to the Company SEC Reports as required by applicable law. As used in this Agreement, "to the best of the Company's knowledge" or similar words shall mean the actual knowledge of senior management of the Company upon due inquiry.

                      3.2.7   Financial Statements.

                       (a) Each of the financial statements (including the notes thereto) included in the SEC Reports (the "Financial Statements") complies, as of their respective dates, with all applicable accounting requirements and rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and presents fairly in all material respects the consolidated financial position of the Company at the dates thereof and the consolidated results of its operations, cash flows and changes in financial position for the periods indicated therein (subject, in the case of the unaudited statements, to normal year-end audit adjustments). The books, accounts and records of the Company are, and have been, maintained in such Company's usual, regular and ordinary manner, in accordance with generally accepted accounting practices, and all transactions to which the Company is or has been a party are properly reflected therein.

                       (b) To the best of the Company's knowledge, (i) all trade receivables and notes receivables of the Company reflected on the Financial Statements or which arose subsequent to the date of the Financial Statements, arose out of bona fide, arms-length transactions for the sale of goods or performance of services, and (ii) all such trade receivables and notes receivable are good and collectible (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof, less the amount of applicable reserves for doubtful accounts and for allowances and discounts. Since November 30, 1998, there has not been a material change in the aggregate amount of the Company's trade receivables or a material adverse change in the aging thereof, except as otherwise set forth in the SEC Reports filed prior to the date hereof.

                      (c) To the best of the Company's knowledge, all inventory of the Company which is held for sale or resale, including raw materials, work in process and finished goods (collectively, "Inventory"), consists of items of a quantity and quality historically useable and/or saleable in the normal course of business, except for items of obsolete and slow-moving material and materials which are below standard quality, all of which have been written down to estimated net realizable value in the most recent Financial Statements filed prior to the date hereof. With the exception of items of below standard quality which have been written down to their estimated net realizable value, the Inventory is free from material defects in materials and/or workmanship. Since November 30, 1998, there has not been a material change in the level of the Inventory. All Inventory is located at the Real Estate (as herein defined) and the Leased Premises (as herein defined) or at the site of a vendor or in transit.

                      3.2.8 Liabilities. The Company has no obligation or liability of any kind or nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet (all the foregoing herein collectively being referred to as the "Liabilities"), except for:

                      (a) Liabilities specifically provided for or reserved against in the balance sheet contained in the Financial Statements or the balance sheet contained in the most recent interim financial statements in a Company SEC Document filed prior to the date of this Agreement (the "Interim Balance Sheet");

                      (b) Liabilities which have been incurred since the date of the Interim Balance Sheet in the ordinary course of the Company's business and consistent with past practice which are not material; and

                      (c) Liabilities under the executory portion of Permits (as herein defined), Environmental Permits (as herein defined), licenses, governmental directives, agreements and contracts issued or entered into in the ordinary course of business.

                      3.2.9 Absence of Changes or Events. Except as specifically disclosed in the SEC Reports filed prior to the date of this Agreement and furnished to Purchaser, since November 30, 1998: (x) the Company has not suffered or been threatened with (and the Company has no knowledge of any facts which are reasonably likely to cause or result in) any material adverse change in its business, operations (or results of operations), assets, properties, liabilities or condition (financial or otherwise); and (y) the Company has operated only in the usual and ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, since such date, the Company has not:

                      (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any material portion of its assets or property, except in the usual and ordinary course of business consistent with past practice;
                                        8

                      (b) suffered any material casualty, damage or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

                      (c) written off any material asset as unusable or obsolete or for any other reason;

                      (d) made or suffered any material change in the conduct or nature of its business (whether or not in the ordinary course of business and whether or not such change would result in a Material Adverse Effect on the Company);

                      (e) waived any material right or canceled or compromised any material debt, other than in the ordinary course of business;

                      (f) paid, declared or set aside any dividends or other distributions on its securities of any class or purchased or redeemed any of its securities of any class;

                      (g) made any change in accounting methods or principles;

                      (h) made or committed to make capital expenditures in excess of $40,000 in the aggregate;

                      (i) discharged any liability except in the usual and ordinary course of business in accordance with past practices, or prepaid any liability;

                      (j) entered into any transaction with, or made any payment to, or incurred any liability to, any Related Party (as herein defined);

                      (k) increased the compensation payable to any director, officer or employee except for raises to nonofficers in the ordinary course of business consistent with past practice;

                      (l) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;

                      (m) paid or incurred any management or consulting fees, or engaged any consultants;

                      (n) elected any director or hired any officer or senior employee;

                      (o) borrowed any money or issued any bonds, notes, debentures or other evidence of indebtedness;

                      (p) acquired by merger, consolidation or acquisition of stock or assets any Person or business;

                      (q) adopted, amended or terminated any Employee Benefit Plan (as defined herein); or

                      (r) agreed in writing or otherwise to take any of the foregoing actions.

                      3.2.10 Ownership of Properties. The Company has good and marketable title to its respective properties and assets purported to be owned by it (including, without limitation, all assets reflected on the Financial Statements) free and clear of any Encumbrances, except: (i) statutory liens for Taxes not yet due, (ii) statutory liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due;
(iii) liens incurred or deposits made in the ordinary course of business, in connection with workers' compensation and unemployment insurance; and (iv) minor imperfections of title which do not in the aggregate materially detract from the value or use of the asset in question. The tangible personal property (other than inventory) owned or leased by the Company and used in its businesses constitutes all tangible personal property necessary in order to conduct such businesses as they have been conducted in the past.

                      3.2.11 Insurance. Section 3.2.11 of the Company Disclosure Schedule contains a true and correct list and description (including coverages, deductibles and expiration dates) of all insurance policies which are owned by the Company or which name the Company as an insured (or loss payee), including without limitation those which pertain to the Company's assets, employees or operations. All such insurance policies are in full force and effect and the Company has not received notice of cancellation of any such insurance policies.

                      3.2.12 Related Parties. Section 3.2.12 of the Company Disclosure Schedule describes each: (i) existing business relationship (excluding employee compensation and other ordinary incidents of employment) between (x) the Company, and (y) any present or former officer, director, or Affiliate of the Company, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons (all such persons and trusts encompassed by this clause (y) being sometimes collectively referred to herein as the "Related Parties" and individually as a "Related Party"); (ii) transaction occurring since November 30, 1997, between the Company and any Related Party; and (iii) amount owing by or to any of the Related Parties, respectively, to or from the Company as of the date of this Agreement. No property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Company's business, is presently owned by or leased or licensed by or to any Related Party. To the knowledge of the Company, no Related Party has an interest, directly or indirectly, in any business which is in competition with the Company's business. As used herein, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

                      3.2.13 Tax Matters Definitions. As used in this Agreement, the following terms shall have the following meanings:

                      (a) the term "Taxes" means all federal, state, local, foreign, estimated and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

                      (b) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns; and

                      (c) the term "Code" means the Internal Revenue Code of 1986, as amended.

All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

                      3.2.14 Returns. To the best of the Company's knowledge, there have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Company. As of the time of filing, the Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of such Company or any other information required to be shown thereon. Except as disclosed in Section
3.2.14 of the Company Disclosure Schedule, an extension of time within which to file any Return which has not been filed has not been requested or granted.

                      3.2.15 Tax Liabilities. With respect to all amounts in respect of Taxes imposed upon the Company, or for which the Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been complied with in all material respects, and all amounts required to be paid by the Company, to taxing authorities or others, on or before the date hereof have been paid. To the best of the Company's knowledge, the unpaid Taxes of the Company do not exceed the reserve for tax liability with respect to the Company (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the SEC Reports as adjusted for the passage of time through the Closing Date, in accordance with the past practices of the Company.

                      3.2.16 Issues with Taxing Authorities. No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns filed by the Company. No waivers of statutes of limitation with respect to such Returns have been given by or requested from the Company.
Section 3.2.16 of the Company Disclosure Schedule sets forth (i) the taxable years of the Company as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years, sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, are fully reflected as a liability in the SEC Reports or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the SEC Reports.

                      3.2.17 Miscellaneous Tax Matters. The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement. The Company has not agreed to make, nor is the Company required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code. All material elections with respect to Taxes affecting the Company as of the date hereof are set forth in Section 3.2.17 of the Company Disclosure Schedule. After the date hereof, no election with respect to Taxes will be made without the written consent of Buyer. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law. The unpaid Taxes of the Company do not exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the Company's most recent balance sheet, as adjusted for the passage of time through the Closing Date, in accordance with the past custom and practice of the Company.

                      3.2.18 Permits. Section 3.2.18 of the Company Disclosure Schedule contains a true and correct copy of every governmental license, permit, registration, approval and consent applied for, pending by, issued or given to the Company, and every agreement with governmental authorities (federal, state, local or foreign) entered into by the Company, which is in effect or has been applied for or is pending (the "Permits"). The Permits constitute all governmental licenses, permits, registrations, approvals and agreements and consents which are required in order for the Company to conduct its business as presently conducted. None of the foregoing will cease to be in full force and effect by virtue of the entry into this Agreement or the consummation of the transactions contemplated hereby.

                      3.2.19 Significant Customers and Suppliers. The Company has no knowledge of any intention or indication by a Significant Customer (as herein defined) that such Significant Customer intends to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect. The Company has no knowledge of any intention or indication of intention by a Significant Supplier (as herein defined) to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect. As used herein, (x) "Significant Customer" means any of the five largest customers of the Company, measured in terms of sales volume in dollars for the current fiscal year and (y) "Significant Supplier" means any supplier of the Company from whom the Company has purchased $50,000 or more of goods during for the current fiscal year for use in the Company's business.

                      3.2.20 Contracts. Except as set forth in Section 3.2.20 of the Company Disclosure Schedule or filed as an exhibit to the SEC Reports filed prior to the date hereof, the Company is not a party to, or bound by, any undischarged written or oral:

                      (a) employment or consulting agreement which is not terminable by the Company at will without premium or penalty or other payment;

                      (b) collective bargaining agreement;

                      (c) plan or contract or arrangement providing for bonuses, options, stock appreciation rights, deferred compensation, retirement payments, stock purchases, severance, split dollar insurance programs, profit sharing, medical and dental benefits or the like covering employees of the Company;

                      (d) agreement between the Company and any of its Affiliates or other Related Parties;

                      (e) agreement of agency, representation, distribution, or franchise which cannot be canceled by the Company without payment or penalty upon notice of thirty (30) days or less;

                      (f) agreement for the advertisement, display, or promotion of any of the Company's products or services which cannot be canceled by the Company without payment or penalty upon notice of thirty (30) days or less;

                      (g) service agreement affecting any of the Company's assets where the annual service charge is in excess of $20,000 or has an unexpired term as of the Closing Date in excess of thirty (30) days;

                      (h) material agreement or order for the sale of goods or the performance of services sold or performed by the Company which, if performed in accordance with its terms, could only be performed with a gross profit of 10% or less;

                      (i) contract with any railroad or other transportation company;

                      (j) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles, where the lease or sublease provides for annual payments (whether to be made or received) in excess of $20,000 and has an unexpired term as of the date hereof in excess of one (1) year;

                      (k) guaranty performance, bid or completion bond, or surety or indemnification agreement;

                      (l) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement, credit card agreement, letter of credit or banker's acceptance;

                      (m) agreement for the purchase, sale or removal (as the case may be) of electricity, gas, water, telephone, coal, sewage, or other utility service;

                      (n) governmental order or directive;

                      (o) agreement for the treatment or disposal of hazardous materials;

                      (p) partnership or joint venture agreement;

                      (q) lease which is required by GAAP to be classified as a capital lease;

                      (r) reciprocal easement or operating agreement with respect to any parcel of the Real Estate (as defined herein) or any of the Leased Premises (as defined herein);

                      (s) secrecy or confidentiality agreement, other than those agreements customarily included in sales or service contracts;

                      (t) agreement restricting in any manner the right of the Company to compete with any other Person, to sell to or purchase from any other Person or to employ any Person;

                      (u) rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross- currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), or any combination of these transactions;

                      (v)     supply or requirements contract; or

                      (w) agreement or arrangement not specifically enumerated above concerning or which provides for the receipt or expenditure of more than $25,000, except agreements for the sale of goods or rendering of services entered into by the Company in the ordinary course of its business.

Such agreements, leases, subleases and other instruments or arrangements disclosed in response to this Section 3.2.20, the "Contracts," and each a "Contract," are in full force and binding upon the Company and, to the Company's knowledge, the other parties thereto. Neither the Company on the one hand, nor any of the other parties thereto, on the other hand, are in monetary or material nonmonetary default under any Contract. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default under any Contract by the Company, on the one hand, or the other contracting party, on the other hand. The Company has not released or waived any of its respective rights under any Contract. The Company is not subject to any legal obligation to renegotiate, nor does the Company have knowledge of a claim for a legal right to renegotiate, any contract, loan, agreement, lease, sublease or instrument to which it is now or has been a party.

                      3.2.21  ERISA Matters.

                      (a) Neither the Company nor any affiliate of the Company within the meaning of Code Section 414(b), (c), (m) or (o) ("ERISA Affiliate") maintains, administers or contributes to, or has any liability with respect to, nor do the employees of the Company or any ERISA Affiliate receive, or will be entitled to receive as a condition of employment, benefits pursuant to any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA), including, without limitation, any multiemployer plan (as defined in section 3(37) of ERISA) ("Multiemployer Plan"), or bonus, deferred compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, holiday, sick leave, fringe benefit, reimbursement program employee discount, personnel policy, allowances, incentives, insurance, welfare or similar plan, program, policy or arrangement except as identified in Section 3.2.21 of the Company Disclosure Schedule (the "Employee Benefit Plans").

                      (b) Neither the Company nor any ERISA Affiliate has maintained, administered or contributed to any pension plan subject to Title IV of ERISA or any Multiemployer Plan.

                      (c) Each Welfare Plan which is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies with and has been maintained and operated in accordance with each of the requirements of section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and applicable state law. The Disclosure Schedule sets forth the individuals with rights to continuation coverage under section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or state law, including those individuals within the applicable election period. Except as required by Section 4980B of the Code, neither the Company nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company or any ERISA Affiliate medical or other benefit coverage and neither the Company nor any ERISA Affiliate maintains or contributed to any plan, program, policy or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by the Company or any ERISA Affiliate. No Employee Benefit Plan has any provision which could increase or accelerate benefits or increase the liability of the Company as a result of any transaction contemplated by this Agreement.

                      (d) To the best of the Company's knowledge, neither any fiduciary of any Employee Benefit Plan nor any Employee Benefit Plan (excluding each Multiemployer Plan and its fiduciaries) has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) unless exempt under Section 408 of ERISA or section 4975 of the Code.

                      (e) Each Employee Benefit Plan complies in all material respects with and is and has been operated in all material respects in accordance with its terms and each applicable provision of ERISA, the Code, other federal statutes, state law and the regulations and rules thereunder. With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, a favorable determination as to such qualification of such Employee Benefit Plan and each amendment thereto has been made by the Internal Revenue Service, each such Employee Benefit Plan remains qualified under the Code and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. Each trust funding any Employee Benefit Plan is and has been tax-exempt. Neither the Company nor any ERISA Affiliate has failed to make any contributions or pay any amounts required on or before the Closing Date by the terms of any Employee Benefit Plan, collective bargaining agreement, ERISA or any other applicable law.

                      (f) True and complete copies of each Employee Benefit Plan, related trust agreements, annuity contracts, determination letters, the most recent determination letter request, summary plan descriptions, annual reports on Form 5500, Form 990, actuarial reports and Pension Benefit Guaranty Corporation Forms 1 for the most recent three (3) plan years, and each plan, agreement, instrument and commitment referred to herein has been previously furnished to Purchaser. The annual reports on Form 5500 and Form 990 and actuarial statements furnished to the Company fully and accurately set forth the actuarial condition of the respective Employee Benefit Plan, as may be applicable.

                      (g) There are no pending or, to the knowledge of the Company, any threatened claims by or on behalf of any Employee Benefit Plan by any employee or beneficiary covered under any Company Plans or Company Benefit Plans or otherwise involving any Company Plan or Company Benefit Plan (other than routine claims for benefits).

                      (h) With respect to employees of the Company, the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices.

                      3.2.22 Labor Relations. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, and there are no known organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit. There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the knowledge of the Company, threatened between the Company and any of its employees, and the Company has not experienced any such strike, slowdown, work stoppage or material controversy within the past three years.

                      3.2.23 Absence of Litigation. Except as set forth in the SEC Reports filed prior to the date hereof, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before or by any Governmental Entity, pending or, to the Company's knowledge, threatened against the Company or any of the officers, directors or employees of the Company, which, if decided adversely to the Company, officer, director or employee could have a Material Adverse Effect on the Company or would materially impair the consummation of any of the transactions contemplated hereby. There are no facts which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company, would have a Material Adverse Effect on the Company or would materially impair the consummation of any of the transactions contemplated hereby.

                      3.2.24 Product/Service Warranties. The Company has not made any oral or written warranties with respect to the quality or absence of defects of its products or services which it has sold or performed which are in force as of the date hereof, except for those warranties which are described in
Section 3.2.24 of the Company Disclosure Schedule. There are no material claims pending, or to the best of the Company's knowledge, threatened against the Company with respect to the quality of or absence of defects in such products or services. The Company has no knowledge or reason to believe that the percentage of products sold and services performed by the Company for which warranties are presently in effect and for which warranty adjustments can be expected during unexpired warranty periods which extend beyond the Closing Date will be higher than the percentage of such products and services which the Company has sold and performed for which warranty adjustments have been required in the past.

                      3.2.25 Injunctions; Judgments. The Company is not a party to, or bound by, any judgment, writ, injunction, decree, order or arbitration award (or agreement entered into with any Governmental Entity in connection with any administrative, judicial or arbitration proceeding) with respect to or affecting the properties, assets, personnel or business activities of the Company, the enforcement or operation of which or compliance with which could have a Material Adverse Effect on the Company, or would restrict the operations of the Company or the ability of the Company to engage in any lines of business, in either case, in a material manner.

                      3.2.26 Compliance with Law. The Company is not in violation of, in noncompliance with, or delinquent with respect to, any judgment, writ, injunction, decree, order or arbitration award or law, statute, or regulation of or agreement with, or any permit from, any Governmental Entity to which the property, assets, personnel or business activities of the Company are subject, which violation, noncompliance or delinquency could have a Material Adverse Effect on the Company.

                      3.2.27  Environmental Matters.

                      (a) The Company is and at all times has been, and all real property currently or previously owned, leased, occupied, used by or under the control of the Company, and all operations or activities of the Company (including those conducted on or taking place at any of such real property) are and at all times have been, in material compliance with and not subject to any material liability or obligation under any Environmental Law or Environmental Permit. As used in this Agreement, "Environmental Laws" means all applicable federal, state or local laws, rules, regulations or principles of common law relating to protection of health and safety, pollution, and environmental matters of any kind whatsoever, including with respect to the storage, treatment, generation, transportation, spillage, discharge, leakage or other release or threatened release of any material, substance or waste of any kind whatsoever; and "Environmental Permits" means any permits, licenses, registrations, notifications, consents, agreements or approvals required under any Environmental Law. To the best of the Company's knowledge, there is no condition or circumstance regarding the Company or its business or any such real property or the operations or activities thereon, which, with the passing of time or upon notice to any other party, is possible of giving rise to a material violation of, or material liability or obligation under, any Environmental Law or Environmental Permit. To the best of the Company's knowledge, neither the Company nor any Person, the acts or omissions of which may be attributable to, or the responsibility of, or liability to, the Company has, or has arranged to have, any material, substance or waste treated, stored or disposed of at, or transported to, any facility or property the remediation or cleanup of which, or the response costs related thereto, could be attributed in any manner to, or otherwise become responsibilities of or liabilities to, the Company. There are no allegations, claims, demands, citations, notices of violation, or orders of noncompliance made against, issued to or received by the Company within the past (5) years relating or pursuant to any Environmental Law or Environmental Permit except those which have been corrected or complied with, and no such allegation, claim, demand, citation, notice of violation or order of noncompliance is to the best knowledge of the Company threatened, imminent or likely.

                      (b) To the best of the Company's knowledge, Section 3.2.27 of the Company Disclosure Schedule sets forth a complete list of any storage, treatment, generation, transportation or release of any hazardous materials with respect to the business by the Company or its predecessors in interest, or by any other person or entity for which the Company is or may be held responsible, at any Facility (as herein defined) or any Offsite Facility (as herein defined) in violation of, or which could give rise to any material obligation under, Environmental Laws. "Facility" means any facility as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, ET SEQ., as amended and reauthorized ("CERCLA"), and forming part of the Company. "Offsite Facility" means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by Seller with respect to the Business.

                      (c) To the best of the Company's knowledge, Section 3.2.27 of the Company Disclosure Schedule sets forth a complete list of all Containers (as herein defined) that are now present at, or have heretofore been removed from, the Real Estate or Leased Premises. All Containers which have been heretofore removed from the Real Estate or Leased Premises have been removed in accordance with all applicable Environmental Laws and environmental requirements. "Containers" means above-ground and under-ground storage tanks, vessels and related equipment and containers.

                      3.2.28 Owned Real Estate. The Company does not own any real estate or any interest in real estate other than the premises identified (including by street address) in Section 3.2.28 of the Company Disclosure Schedule as being so owned (the "Real Estate"). The Company has good and marketable fee simple title to its Real Estate, subject only to general real estate taxes not delinquent and to Encumbrances, covenants, conditions, restrictions and easements of record, none of which makes title to any of such Real Estate unmarketable and none of which are violated by or interfere with the Company's use or occupancy thereof. None of the Real Estate is subject to any leases or tenancies. To the best of the Company's knowledge, none of the improvements comprising the Real Estate or the businesses conducted by any of the Company thereon, are in violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility easement. No material expenditures are required to be made for the repair or maintenance of any improvements on any of the Real Estate. Each facility located on the Real Estate currently is served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate such facility at its current rate of production.

                      3.2.29 Leased Premises. The Company does not lease (or have any commitment to lease) any real estate other than the premises identified in Section 3.2.29 of the Company Disclosure Schedule as being so leased (the "Leased Premises"). The Leased Premises are leased to the Company pursuant to written leases, true, correct and complete copies of which have been delivered to Purchaser prior to the date hereof or are contained in the SEC Reports. To the best of the Company's knowledge, the improvements comprising the Leased Premises, and the businesses conducted by the Company thereon, are not in violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility or other easements. No material expenditures are required to be made for the repair or maintenance of any improvements on the Leased Premises. The Company is not in default under any agreement relating to the Leased Premises nor, to the Company's knowledge, is any other party thereto in default thereunder and no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default under any such instrument. All options in favor of, or which obligate, the Company to purchase any of the Leased Premises or any other real estate, if any, are described in Section 3.2.29 of the Company Disclosure Schedule. All Persons (other than the Company or the owners of any of the Leased Premises) having any interest (economic or otherwise) in any of the Leased Premises are set forth in Section 3.2.29 of the Company Disclosure Schedule.

                      3.2.30 Matters Regarding Real Estate and Leased Premises. There are no condemnation proceedings pending or, to the best of the Company's knowledge, threatened with respect to any portion of the Real Estate or the Leased Premises. The buildings and other facilities located on the Real Estate and the Leased Premises are free of any patent structural or engineering defects and, to the knowledge of the Company, are free of any latent structural or engineering defects.

                      3.2.31 Intellectual Property. Section 3.2.31 of the Company Disclosure Schedule sets forth all Intellectual Property (as defined herein) material to the conduct of the business of the Company and the Person which is the owner or licensee thereof. The Company is the owner of all right, title and interest in such Intellectual Property or is duly licensed to use such Intellectual Property. All Intellectual Property which is registrable has been duly registered, or is in the process of being registered, and is valid and has been maintained in good standing. To the best of the Company's knowledge, no Intellectual Property has infringed, infringes or in any material way has damaged or damages any of the rights, title or interests of any third party (nor has any third party given the Company notice of any claimed infringement or damage). To the best of the Company's knowledge, all copyrightable works of employees, representatives or other persons paid or commissioned by the Company which constitute a part of the Intellectual Property were original creations by such persons. To the best of the Company's knowledge, no Intellectual Property has been, is currently or is anticipated by the Company to be infringed upon or in any way damaged by any third party. To the extent that any Intellectual Property is licensed, such license is legal, valid, binding and fully enforceable. "Intellectual Property" means all of the following, whether owned, used or licensed: (i) all common law, federally registered, state registered and foreign trademarks and service marks and all applications for federal, state or foreign registration of trademarks or service marks, (ii) all slogans, trade dress and trade names, (iii) all proprietary know-how and methods, (iv) all trade secrets, (v) all federal and foreign patents and patent applications, (vi) all copyright registrations and any unregistered copyright material and (vii) all computer software.

                      3.2.32 Year 2000 Compliance. Except as set forth in
Section 3.2.32 of the Company Disclosure Schedule, all of the Company's Information Technology (as defined below), and, to the best of the Company's knowledge, all Information Technology of the EDI Parties (as defined below), Significant Suppliers and Significant Customers, is and shall be Year 2000 Compliant (as defined below). Section 3.2.32 of the Company Disclosure Schedule contains true and correct copies of all written (and descriptions of all verbal) certifications, assurances, statements, representations, warranties and covenants concerning Year 2000-related compliance matters which the Company has given, has been asked to provide, has received or has requested.

Section 3.2.32 of the Company Disclosure Schedule contains a list of all suppliers, customers and other third parties with whom the Company exchanges (as provider or recipient) information electronically ("EDI Parties"). The Company has developed (i) a testing and compliance program, and (ii) a contingency plan, in each case regarding Year 2000-related matters pertaining to the Company's Information Technology and that of the EDI Parties. To the best of the Company's knowledge, such program and plan, copies of which are attached to Section 3.2.32 of the Company Disclosure Schedule, are adequate to prevent a material adverse effect upon the Company as a consequence of any Information Technology of the Company and/or the EDI Parties not being Year 2000 Compliant from and after the date hereof through March 31, 2001. "Year 2000 Compliant" means (i) with respect to data that includes date or time information or that is otherwise derived from or dependent upon date or time information ("Date Data"), that such data is in proper format and accurate for all dates and times (A) from, into and between the twentieth and twenty-first centuries, (B) from and into date values representing September 9, 1999, and (C) for date values representing dates during leap years, and (ii) with respect to all Information Technology of a Person, that such Information Technology accurately processes (including, without limitation, calculating, receiving, comparing, sequencing, storing, transmitting or displaying) Date Data, including processing such data described in clauses (A) through (C) of clause (i) hereof, without loss of any functionality or performance, when used as a stand-alone system or in combination with other software, hardware, system, component, equipment, embedded chips or other information technology. "Information Technology" means, with respect to a Person, all systems, software, hardware, information technology, microcode, embedded chips, and all electronic or electronically controlled systems, machinery or components reliant on or included within the foregoing, which are owned, leased, licensed or used by such Person, including, without limitation, items of the foregoing description related to the product, facilities, equipment, manufacturing and order entry processes, quality control activities, accounting and bookkeeping, records and record-keeping activities of such Person.

                      3.2.33 Brokers. No broker, finder, investment banker or other Person is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from the Company in connection with the Merger or any of the transactions contemplated hereby.

                      3.2.34 Fairness Opinion. The Company has received the written opinion of Williamette Management Associates (the "Fairness Opinion") on the date of this Agreement to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company Stockholders from a financial point of view. The Company has provided a true and correct copy of the Fairness Opinion to Purchaser. The Company is authorized by Williamette Management Associates to include a copy of such opinion in the Proxy Statement.

                      3.2.35 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Stockholders' Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the transactions contemplated hereby (the "Stockholder Approval").

                      3.2.36 Proxy Statement. None of the information (other than information provided by Parent and Purchaser) included or incorporated by reference in the proxy statement relating to the Merger and the transactions contemplated hereby to be approved at the Stockholders' Meeting will (as amended or supplemented, the "Proxy Statement"), at the time of the mailing thereof, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

                      3.2.37 State Takeover Statutes; Absence of Stockholder Rights Plan. The Board of Directors of the Company has irrevocably adopted a resolution providing that the restrictions on business combinations contained in
Section 203 of the DGCL do not and will not apply with respect to or as a result of the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby. To the best knowledge of the Company following consultation with outside counsel, the [NC law] does not apply to the Agreement, the Merger, the Voting Agreement or the transactions contemplated hereby or thereby. The Company has not adopted or executed, and is not a party or subject to, any "Shareholder Rights Plan" or similar instrument, plan or agreement.

                      3.2.38 Certain Illegal Payments. Neither the Company nor any of its former or current officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Company or its business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, the Company has not directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales.

                      3.2.39 Full Disclosure. The representations, warranties and statements of the Company in this Agreement or contained in any schedule, list or document delivered pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations, warranties and statements are made, not misleading. The copies of all documents furnished by the Company pursuant to or in connection with this Agreement are true, complete and correct. True, complete and accurate copies of each document referred to in the Company Disclosure Schedule are contained therein or have been furnished to Parent or Purchaser prior to the date hereof.

         3.3 Representations and Warranties of Parent and Purchaser. Parent and Purchaser represent and warrant to the Company that:

                      3.3.1 Organization and Authority. Each of Parent and Purchaser is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has all necessary corporate power and authority to conduct its business as now being conducted.

                      3.3.2 Authority Relative to this Agreement. Each of Parent and Purchaser has full corporate power and authority to enter into and perform this Agreement, the Amended License and the other agreements to be entered into in connection with this Agreement. The execution and delivery of this Agreement and the Amended License by Purchaser and Parent and the performance by Purchaser and Parent of their respective obligations hereunder or thereunder have been duly authorized by all requisite corporate action. This Agreement and the Amended License have been duly executed and delivered by duly authorized officers of Purchaser and Parent and constitute valid and binding obligations of Purchaser and Parent enforceable against them in accordance with their terms.

                      3.3.3 Required Filings. No Authorization is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement, the Amended License or the consummation by Purchaser of the transactions contemplated hereby.

                      3.3.4 No Conflicts. Neither the execution and delivery of this Agreement or the Amended License nor the consummation by Parent or Purchaser of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms or provisions of the Certificate of Incorporation or By-Laws of Parent or Purchaser or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Purchaser is a party or by which Parent or Purchaser is bound; or (ii) violate, conflict with, breach, constitute a default (or give rise to an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other Encumbrance upon any of the properties or assets of Parent or Purchaser under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Purchaser is a party or to which Parent or Purchaser or any of its properties or assets are subject (the "Purchaser Obligations"), except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other Encumbrances that do not and will not, individually or in the aggregate, (x) have a Material Adverse Effect on Parent or Purchaser or (y) materially impair Parent or Purchaser's ability to perform its obligations under this Agreement. Without limiting the generality of the foregoing, Purchaser is not subject to any Purchaser Obligation pursuant to which timely performance of this Agreement or any of the transactions contemplated hereby may be prohibited, prevented or materially delayed.

                      3.3.5 Financing. Parent has delivered to the Company true and correct copies of a commitment (the "Commitment") letter from PNC Bank, National Association (the "Lender"), stating Lender's commitment to providing the debt financing ("Financing") which, together with equity and funds on hand or available under an existing credit facility to be obtained by Parent will be in an amount sufficient to pay the Merger Consideration and consummate the Merger, pay related transaction expenses, refinance the Company's indebtedness to First Citizens Bank and the National Bank of Canada/National Business Corp. (based on amounts outstanding as reflected in the SEC Reports filed prior to the date hereof) and pay the outstanding balance on the Company's note to Netzler & Dahlgren (approximately $198,000 as of September 9, 1999), subject to the negotiation, preparation and execution of binding documents with respect to the Financing, and to the fulfillment of the conditions precedent set forth therein.

                      3.3.6 Proxy Statement. None of the information included in the Proxy Statement provided by the Parent and Purchaser in writing for use in the Proxy Statement will, at the time of the mailing thereof, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                      3.3.7 Financial Statements. True and correct copies of the balance sheets and statements of income of J. Richard Industries L.P. as of and for the period ending December 31, 1998 have been provided to the Company.


                                   ARTICLE IV

         CONDUCT OF BUSINESS PENDING THE MERGER AND ADDITIONAL COVENANTS

         4.1 Obligations of Each of the Parties. From and after the date hereof and until and including the Effective Time, the following shall apply with equal force to the Company, on the one hand, and Parent and Purchaser, on the other hand:

                      4.1.1 Each party shall promptly give the other party written notice (i) if any representation or warranty made by it or them contained in this Agreement becomes untrue or incorrect in any respect; (ii) of the existence or occurrence of any event or condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby; and (iii) of the failure by it or them to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company agrees to promptly notify Parent and Purchaser of any material adverse change in its condition (financial or otherwise), business, properties, assets or liabilities, or of any material governmental complaints, investigations or hearings adverse to it (or written threats thereof) which could reasonably be expected to have a Material Adverse Effect;

                      4.1.2 No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party or which would result in any representation or warranty herein of that party being untrue in any material respect at any time after the date hereof through and including the Closing Date as if then originally made.

                      4.1.3 Subject to the terms and conditions of this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable; provided, however, that nothing in this Section 4.1.3 shall in any event require any party to (i) expend funds which are not commercially reasonable in relation to the transactions contemplated hereby or (ii) take or cause to be taken, any action which would have a Material Adverse Effect with respect to it.

         4.2 Access. Subject to any restrictions under applicable law, the Company shall continue to give to Parent's and Purchaser's respective officers, employees, agents, attorneys, consultants and accountants reasonable access for reasonable purposes in light of the transactions contemplated by this Agreement during normal business hours to all of the properties, books, contracts, documents, present and expired insurance policies, records and personnel of or with respect to the Company and shall furnish to Parent and Purchaser and such persons as Parent or Purchaser shall designate to the Company such information as Parent and Purchaser or such persons may at any time and from time to time reasonably request (it being understood that Parent and Purchaser may not have access to certain pricing and other competitively sensitive information). Parent and Purchaser shall have the right to conduct non-intrusive environmental testing. It is expressly understood and agreed that all information obtained pursuant to this Section 4.2 is subject to the terms and conditions of that certain Confidentiality Letter dated December 9, 1998 (the "Confidentiality Agreement") between J. Richard Industries L.P., the ultimate parent of Parent and Purchaser, and the Company, and Parent and Purchaser expressly reaffirm their obligations thereunder.

         4.3 The Company's Obligations. From and after the date hereof and until and including the Effective Time:

                      4.3.1 The Company shall (i) carry on its business in the ordinary course consistent with past practice; (ii) use its best efforts to preserve intact its business organization, goodwill and existing and prospective relations with customers and suppliers and
         (iii) keep available the services of its officers and employees. Without the prior written consent (which consent will not be unreasonably withheld or delayed except in the case of clauses (a), (b), (c), (e) and (g)) of Purchaser and without limiting the generality of any other provision of this Agreement, the Company shall:

                              (a) not amend its Certificate of Incorporation,
                      By-Laws or other organizational documents;

                              (b) not make any change in its authorized capital
                      stock; adjust, split, combine or reclassify any capital stock; or issue any shares of stock of any class or issue or become a party to any subscription, warrant, rights, options, convertible securities or other agreements or commitments of any character relating to or measured by its issued or unissued capital stock, or other equity securities, or grant any stock appreciation or similar rights;

                              (c) other than draws under its existing line of
                      credit in the ordinary course of business consistent with past practice, not (1) incur any indebtedness for borrowed money; (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity or (3) encumber any assets;

                              (d) not sell, transfer, mortgage, encumber or
                      otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, except pursuant to contracts or agreements in force at the date of this Agreement;

                              (e) not make or enter any commitment to make any
                      material (x) investments, either by purchase of stock or securities, in (y) contributions to capital of, or (z) other than in the ordinary course of business consistent with past practice, make any loans to or purchases of any material property or assets from, any other individual, corporation or other entity other than regular advances to employees in the ordinary course of business;

                              (f) except for transactions in the ordinary course
                      of business consistent with past practice and those transactions contemplated by the provisions of this Agreement, not enter into or terminate any material contract or agreement, or make any material change in any of its leases or contracts;

                              (g) not change its method of accounting in effect
                      at November 30, 1998, except as may be required by changes in GAAP upon the advice of its independent accountants;

                              (h) not increase the compensation payable to any
                      employee, or enter into any new employment agreements with new or existing employees which create other than an at will relationship without any severance obligation;

                              (i) not make rescind or revoke any express or
                      deemed Tax election or settle or compromise any Tax liability;

                              (j) not fail to maintain its books and records in
                      accordance with good accounting practices consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at November 30, 1998, except as may be required by the SEC, applicable law or GAAP;

                              (k) not fail to duly and timely file all material
                      Tax Returns and other documents required to be filed with federal, state, local and other Tax Authorities, subject to timely extensions permitted by law;

                              (l) not acquire, enter into any option to acquire,
                      or exercise an option or contract to acquire, additional real or personal property, in excess of $60,000 for personal property including expenditures under Section 3.2.9(h) hereof;

                              (m) not (i) authorize, declare, set aside or pay
                      any dividend or make any other distribution or payment with respect to any Common Stock or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or any option, warrant or right to acquire, or security convertible into, shares of capital stock;

                              (n) not pay, discharge or satisfy any claims,
                      liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) which are material to the Company, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the SEC Reports filed prior to the date hereof or incurred in the ordinary course of business consistent with past practice;

                              (o) not enter into any contractual arrangement
                      with any officer, director or Affiliate, except for purchase orders or sales contracts with Affiliates in the ordinary course of business;

                              (p) not adopt any new employee benefit plan or
                      amend or terminate or increase the benefits under any existing plans or rights, not grant any additional options, warrants, rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance stock to any officer, employee or director, or accelerate vesting with respect to any grant of Common Stock to employees which are subject to any risk of forfeiture, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect; or

                              (q) not agree, commit or arrange to take any
                      actions prohibited under this Section 4.3.

                      4.3.2 The Company shall furnish to Purchaser the Company's internal unaudited statement of condition and statement of income for each month ending after the date of this Agreement. Such monthly statements shall be prepared in accordance with existing practice and shall fairly present in all material respects the consolidated financial position and results of operation for the Company as of and for the periods indicated therein in accordance with past practice. As reasonably requested by Parent or Purchaser, the Company shall confer with representatives of Parent or Purchaser to report on material operational matters.

         4.4          Proxy Statement; Other Regulatory Matters.

                      4.4.1 The Company will, as soon as practicable following the date of this Agreement, prepare in correct and appropriate form and file with the SEC a preliminary Proxy Statement and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or any of the transactions contemplated hereby. The Company shall give Parent and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company and Purchaser will use its reasonable best efforts, after consultation with Parent and Purchaser to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company.

                      4.4.2 Each party agrees to notify the other of, and to correct, any information contained in the Proxy Statement furnished by such party to the other for inclusion therein, which information shall be, at the time of furnishing, or become, prior to the Stockholders' Meeting, false or misleading in any material respect. If at any time prior to the Stockholders' Meeting or any adjournment thereof there shall occur any event that should be set forth in an amendment to the Proxy and Information Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

                      4.4.3 The Company shall file all reports, schedules and definitive proxy statements (including the Proxy Statement) (the "Company Filings") required to be filed by the Company with the SEC (including, without limitation, reports required by Section 13(d) or 13(g) of the Exchange Act) and shall provide copies thereof to Parent promptly upon the filing thereof. As of its respective date, the Company represents, warrants and covenants that each Company Filing will comply in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder and none of the Company Filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Upon learning of any such false or misleading information, the Company shall cause all required the Company Filings (including the Proxy Statement) to be corrected, filed with the SEC and disseminated to holders of the Common Stock, in each case as and to the extent required by applicable law.

         4.5          Stockholders' Meeting.

                      4.5.1 The Company, through the Board, will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders, such meeting to be held no sooner than 20 business days nor later than 45 days following the date the Proxy Statement is mailed to the stockholders of the Company (the "Stockholders' Meeting") for the purpose of obtaining the Stockholder Approval. The Company shall be required to hold the Stockholders' Meeting, regardless of whether the Board has withdrawn, amended or modified its recommendation that its stockholders adopt this Agreement and approve the Merger and the transactions contemplated hereby, unless this Agreement has been terminated pursuant to the provisions of Section 6.1. The Company will, through its Board, recommend that its stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Merger; provided, that prior to the Stockholders' Meeting, such recommendation may be withdrawn, modified or amended only to the extent expressly permitted under Section 4.8.

                      4.5.2 If on the date for the Stockholders' Meeting established pursuant to Section 4.5.1 of this Agreement, the Company has not received duly executed proxies which, when added to the number of votes represented in person at the meeting by Persons who intend to vote to adopt this Agreement, will constitute a sufficient number of votes to adopt the Stockholder Approval, then the Company shall recommend the adjournment of the Stockholders' Meeting until a date 10 business days after the originally scheduled date of the Stockholders' Meeting.

         4.6 Filings; Other Action. Subject to the terms and conditions herein provided, each of Parent, Purchaser and the Company shall: (a) to the extent required to effect the transactions contemplated hereby, promptly make their respective filings with respect to the Merger; (b) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings, declarations, registrations and notifications and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. The Company shall use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to Parent necessary to (i) effectuate the Merger and the other transactions contemplated hereby and (ii) avoid defaults, acceleration of rights, and payment of consent or similar fees to third parties under agreements with the Company as a result of the Merger or the other transactions contemplated hereby, including the consents listed on
Schedule 4.6 hereto (collectively the "Consents"); provided, however, that without the written consent of Parent, the Company shall not pay any cash or other consideration, make any commitment or incur any liability in excess of the amount set forth on Schedule 4.6 hereto in connection therewith. The Company shall use reasonable efforts to obtain payoff letters and releases from holders of its indebtedness to be paid off in connection with the Merger.

         4.7 Acquisition Proposals.

                      4.7.1 The Company represents that it is not currently engaged in any activities, discussions or negotiations with respect to an Acquisition Proposal (as defined herein). From and after the date hereof and until and including the Effective Time (or earlier termination of this Agreement), the Company shall not, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent of the Company, to, directly or indirectly, (i) solicit, initiate, or encourage (including by way of furnishing or otherwise providing access to nonpublic information) any Acquisition Proposal; (ii) participate in substantive discussions or any negotiations relating to any Acquisition Proposal (or any inquiry relating to an Acquisition Proposal) or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; or (iii) enter into any letter of intent, agreement in principle or definitive agreement with respect to any Acquisition Proposal; provided, however, that, prior to the Stockholders' Meeting, nothing contained in this Section 4.7 shall prohibit the Company or the Board from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity with respect to any unsolicited Acquisition Proposal if (but only if): (a) the Board determines reasonably and in good faith after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and (b) the Company (x) provides at least two (2) business days' notice to Parent to the effect that it is taking such action and
(y) prior to any release of any nonpublic information to such person, receives from such person or entity an executed confidentiality agreement substantially similar to the Confidentiality Agreement.

                      4.7.2 Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise Parent orally and in writing of the receipt by it (or by any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal or any inquiry which could reasonably lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or entity making any such Acquisition Proposal. The Company agrees that it will fully enforce (including by way of obtaining an injunction), and not waive any provision of, any confidentiality agreement to which it is a party.

                      4.7.3 For purposes of this Agreement, an "Acquisition Proposal" means any proposal or offer, or expression of intent relating to the Company's willingness or ability to receive or discuss a proposal or offer made by a third party (other than Parent and Purchaser) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, proxy solicitation, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, 15% or more of the combined voting power, shares or equity interests of the Company, in each case then outstanding, or 15% or more of the assets of the Company; and a "Superior Proposal" means a bona fide proposal or offer made by a third party
(A) to acquire the Company pursuant to any tender or exchange offer or any acquisition of all or substantially all of the assets of the Company or (B) to enter into a merger, consolidation or other business combination with the Company, which a majority of the members of the Board determines reasonably and in good faith is more favorable to the holders of Common Stock than the Merger.

         4.8 Board Action. The Board shall not (i) withdraw or modify its approval or recommendation of this Agreement, the Merger or any of the transactions contemplated hereby, (ii) approve or recommend or publicly propose to approve or recommend an Acquisition Proposal, (iii) cause the Company to enter into any letter agreement, agreement in principle or definitive agreement providing for an Acquisition Proposal, or (iv) resolve to do any of the foregoing, unless prior to the Stockholders' Meeting, the Company receives an unsolicited Acquisition Proposal in accordance with Section 4.7 and the Board determines reasonably and in good faith, after due investigation, that (a) such Acquisition Proposal is a Superior Proposal, (b) the Person making such Superior Proposal is reasonably capable of consummating such Superior Proposal in a timely fashion and (c) based upon the advice of outside counsel, the failure of the Board to withdraw or modify its approval or recommendation of this Agreement or the Merger, or approve or recommend such Superior Proposal would be inconsistent with its fiduciary duties under applicable law. In such case, the Board may withdraw or modify its recommendation, and approve and recommend such Superior Proposal, provided the Board (i) at least five (5) business days prior to taking such action, provides to Parent and Purchaser written notice of the Company's intention to accept the Superior Proposal, (ii) during such period, gives Parent and Purchaser a reasonable opportunity to propose modifications to the Merger Consideration and negotiates such modifications in good faith with the objective of allowing Parent and Purchaser to match the Superior Proposal and (iii) at the end of such period, (A) reasonably and in good faith continues to believe that such Acquisition Proposal is a Superior Proposal, (B) simultaneously terminates this Agreement, (C) concurrently causes the Company to enter into a definitive acquisition agreement with respect to such Superior Proposal and (D) concurrently pays to Parent and Purchaser the Termination Payment and Covered Expenses pursuant to Section 6.4.2. Nothing contained in this Section 4.8 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal, except under the circumstances described in the immediately preceding sentence and on five (5) business days' notice to Parent to the effect that it is taking such action.

         4.9          Indemnification and Insurance.

                      4.9.1 Prior to the Closing, the Company shall procure a five-year tail policy for its officers' and directors' liability insurance covering each present and former director, officer, employee and agent of the Company and each present and former director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company (individually, an "Indemnified Person", and collectively, the "Indemnified Persons"), who is currently covered by the Company's officers' and directors' liability insurance or will be so covered on the Closing Date with respect to actions and omissions occurring on or prior to the Closing Date (including, without limitation, any which arise out of or relate to the transaction contemplated by this Agreement), which tail policy is no less favorable in the aggregate than such insurance maintained in effect by the Company on the date hereof in terms of coverage and amount.

                      4.9.2 Purchaser and the Surviving Corporation hereby jointly and severally agree that, for not less than six (6) years after the Closing Date, the provisions of the Certificate of Incorporation and ByLaws of the Surviving Corporation shall provide indemnification to the Indemnified Persons on terms, in a manner, and with respect to matters, which are no less favorable (in favor of persons indemnified) than the Company's Certificate of Incorporation and By-Laws, as in effect on the date hereof, and further agree that such indemnification provisions shall not be modified or amended except as required by law, unless such modification or amendment expands the rights of the Indemnified Persons to indemnification.

                      4.9.3 Nothing contained in this Section 4.9, or elsewhere in this Agreement, shall limit an Indemnified Person's right (or impose any obligation upon an Indemnified Person) to pursue (whether separately, simultaneously or in seriatim) recovery of the obligations of indemnification provided for in this Section 4.9, and the pursuit of one or more rights of indemnification by an Indemnified Person shall not be deemed to be a waiver of the right to pursue any other remedy. Nothing herein contained shall be deemed or construed as allowing an Indemnified Person to recover an aggregate amount in excess of the amount for which the Indemnified Person is entitled to indemnification. Nothing contained in this Section 4.9 shall prevent the Company from being dissolved prior to the time limits set forth in this Section 4.9.

         4.10 Stockholder Claims. The Company shall not settle or compromise any claim relating to the Merger brought by any current, former or purported holder of any securities of the Company without the prior written consent of Parent.

         4.11 Cooperation with Proposed Financing. At the request of Parent, the Company will, at the Parent's expense, reasonably cooperate with Parent and Purchaser in connection with the proposed financing of the Merger by the Parent and Purchaser provided that such requested actions do not unreasonably interfere with the ongoing operations of the Company.

         4.12 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation ("State Takeover Laws") shall become applicable to the transactions contemplated hereby, the Company and the Board shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such State Takeover Laws on the transactions contemplated hereby.


                                    ARTICLE V

                    CONDITIONS TO CLOSING; CLOSING DELIVERIES

         5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                      5.1.1 The Merger shall have been approved by the requisite vote of the stockholders of the Company.

                      5.1.2 This Agreement and the Merger shall have been approved by each Governmental
Entity whose approval is required for the consummation of the Merger and such approvals shall remain in full force and effect.

                      5.1.3 No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

         5.2 Conditions to the Company's Obligations. The obligation of the Company to effect the Merger and to consummate the transactions contemplated hereby is subject to the fulfillment (or waiver) of all of the following conditions prior to the Effective Time, upon the non-fulfillment (and non-waiver) of any of which this Agreement may, at the Company's option, be terminated pursuant to and with the effect set forth in Article VI hereof:

                      5.2.1 Each and every representation and warranty made by Parent and Purchaser shall be true and correct when made and as if originally made on and as of the Closing Date.

                      5.2.2 All obligations of Parent and Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed.

                      5.2.3 No suit, proceeding or investigation shall have been commenced (to Parent's or Purchaser's knowledge) by any Governmental Entity on any grounds to restrain, enjoin or hinder, or seek material damages on account of, the consummation of the transaction contemplated hereby.

                      5.2.4 Purchaser shall have delivered to the Company the written opinion of Altheimer & Gray, counsel for Purchaser, dated as of the Closing Date, in substantially the form of Exhibit B attached hereto.

         5.3 Conditions to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to effect the Merger and consummate the transactions contemplated hereby is subject to the fulfillment (or waiver) of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment (and non-waiver) of any of which this Agreement may, at Parent's and Purchaser's option, be terminated pursuant to and with the effect set forth in Article VI:

                      5.3.1 The representations and warranties made by the Company shall be true and correct when made and as if originally made on and as of the Closing Date.

                      5.3.2 All obligations of the Company to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which the Company would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been fully performed.

                      5.3.3 No suit, proceeding or investigation shall have been commenced by any Governmental Entity on any grounds to restrain, enjoin or hinder, or seek material damages on account of, the consummation of any of the transaction contemplated hereby.

                      5.3.4 The Company shall have delivered to Purchaser the written opinion of Shumaker, Loop & Kendrick, LLP, counsel to the Company, dated as of the Closing Date, in substantially the form of Exhibit C attached hereto.

                      5.3.5 Since the date hereof, there shall have been no change, either individually or in the aggregate, in the results of operations, condition (financial or otherwise), properties, assets or business of the Company which has had or would be reasonably likely to have a Material Adverse Effect on the Company (such term for this purpose shall be deemed to have a $100,000 threshold).

                      5.3.6 There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which is applicable to the Merger and which imposes any condition or restriction upon Purchaser or the Surviving Corporation which would in Parent's reasonable judgment be commercially unreasonable from a financial standpoint relative to the transactions contemplated by this Agreement.

                      5.3.7 Purchaser shall have received the proceeds of the Financing.

                      5.3.8 The Amended License shall be in full force and effect and constitute a valid and binding obligation of each of the Company and Netzler & Dahlgren and enforceable against each of the Company and Netzler & Dahlgren in accordance with its terms.

                      5.3.9 The Employment Agreement of even date herewith between the Company and Ralph Dollander shall be in full force and effect and constitute a valid and binding obligation of Ralph Dollander enforceable against him in accordance with its terms.

                      5.3.10 All Consents listed on Schedule 4.6 hereto and all Stock Option Consents shall have been obtained, and not subsequently been revoked, as of the Closing Date.

                      5.3.11 The total amount of all expenses incurred by the Company in connection with the transactions contemplated hereby including (i) investment banking, (ii) legal and accounting, (iii) advisory, consulting and severance, (iv) printing and SEC filing and (v) other fees and expenses incurred, paid or accrued by the Company in connection with the transactions contemplated hereby shall not exceed $250,000. In the event the aggregate of such fees and expenses exceed $250,000, at the option of Parent, the aggregate consideration payable to holders of Common Stock in the Merger shall be reduced by the aggregate amount of such excess, and the Merger Consideration per share shall be reduced accordingly.

         5.4          Closing Deliveries.

                      5.4.1 At the Closing, the Company shall cause to be delivered to Parent and Purchaser all of the following:

                      (a) a closing certificate dated the Closing Date and executed on behalf of the Company by a duly authorized officer of the Company to the effect set forth in Sections 5.3.1, 5.3.2 and 5.3.5; and

                      (b) certified copies of such corporate records of the Company and copies of such other documents as Purchaser or its counsel may reasonably have requested in connection with the consummation of the transactions contemplated hereby.

                      5.4.2 At the Closing, Parent and Purchaser shall cause to be delivered to the Company all of the following:

                      (a) a closing certificate dated the Closing Date and executed on behalf of Parent and Purchaser by a duly authorized officer of Parent and Purchaser to the effect set forth in Sections 5.2.1 and 5.2.2; and

                      (b) certified copies of such corporate records of Parent and Purchaser and copies of such other documents as the Company or its counsel may reasonably have requested in connection with the consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                        TERMINATION/EFFECT OF TERMINATION

         6.1 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time by prompt notice given in accordance with Section 7.4:

                      6.1.1 by the mutual written consent of Parent and Purchaser and the Company (with the approval of their respective Boards of Directors);

                      6.1.2 by Parent and Purchaser or the Company (with the approval of the Board) if:

                              (a) the Effective Time shall not have occurred at or before 11:59 p.m. on January 31, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 6.1.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement in any manner has proximately contributed to the failure of the Effective Time to have occurred as of such time; or

                              (b) upon a vote at the Stockholders' Meeting this Agreement, the Merger and the transactions contemplated hereby shall fail to be adopted and approved by the requisite vote of the stockholders of the Company.

                      6.1.3 by Parent and Purchaser, by giving written notice of such termination to the Company, if:

                              (a) there has been a breach of any (i)
         representation or warranty, or (ii) covenant, obligation or agreement on the part of the Company set forth in this Agreement, in either case such that the conditions set forth in Section 5.3.1 or Section 5.3.2, as the case may be, are not satisfied or would be incapable of being satisfied within 20 days after the giving of written notice to the Company (or sooner, if the date the Closing would otherwise occur);

                              (b) the Board shall have breached any of its obligations under the first sentence of Section 4.8 hereof, or the Board shall withdraw or modify its recommendation, and approve and recommend a Superior Proposal as permitted by the second sentence of
         Section 4.8 hereof;

                              (c) a tender offer or exchange offer for 30% or more of the shares of Common Stock of the Company is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within the time period required by
         Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such period with respect to the acceptance of such tender offer or exchange offer by its stockholders constituting such a failure);

                              (d) the Company shall have breached any of its covenants or agreements in Section 4.5 or 4.7 in any material respect; or

                              (e) there shall be pending or threatened any proceeding seeking material damages on account of the Merger, any of the transactions contemplated hereby which Parent determines in good faith, after due investigation and consultation with counsel representing the Company in such proceeding, could reasonably be expected to result in the Company incurring a material amount of damages or expenses, after taking into account applicable insurance coverage; or

                              (f) Any Significant Stockholder breaches in any material respect its obligations under the Voting Agreement; or

                              (g) Parent and Purchaser shall not have received the proceeds of the Financing on the date the Closing would have otherwise occured.

                      6.1.4 by the Company (with the approval of the Board), by giving written notice of such termination to Parent and Purchaser, if:

                              (a) there has been a breach of any (i)
         representation or warranty, or (ii) covenant obligation or agreement on the part of Parent or Purchaser set forth in this Agreement, in either case such that the conditions set forth in Section 5.2.1 or Section 5.2.2, as the case may be, are not satisfied or would be incapable of being satisfied within 20 days after the giving of written notice to Parent or Purchaser (or, if sooner, the date the Closing would otherwise occur);

                              (b) if, prior to the Stockholders' Meeting, the Board determines to enter into and enters into a definitive agreement providing for a Superior Proposal which was obtained consistent with Sections 4.7 and 4.8 hereof; provided, however, that the Company shall have no right to terminate this Agreement under this Section 6.1.4(b) unless (i) the Company has provided Purchaser with written notice of the material terms of the Superior Proposal at least two (2) business days prior to such termination, and (ii) the Company simultaneously pays to Purchaser the Termination Payment and Covered Expenses required under Section 6.4.2.

         6.2 Certain Effects of Termination. In the event of the termination of this Agreement as provided in Section 6.1, each party, if so requested by the other party, will return promptly every document furnished to it by or on behalf of the other party in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made. The obligation of Purchaser under the Confidentiality Agreement shall continue notwithstanding any termination of this Agreement. This Section 6.2 shall survive any termination of this Agreement.

         6.3 Remedies. Notwithstanding any termination right granted in Section 6.1, in the event of the nonfulfillment of any condition to a party's closing obligations, in the alternative, such party may elect to do one of the following:

                      (a) proceed to close despite the nonfulfillment of any closing condition;

                      (b) decline to close, terminate this Agreement as provided in Section 6.1, and thereafter seek damages to the extent permitted in
         Section 6.4; or

                      (c) seek specific performance of the obligations of the other party. Each party hereby agrees that, in the event of any breach of this Agreement by such party, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced.

         6.4          Right to Damages; Expense Reimbursement.

                      6.4.1 If this Agreement is terminated in accordance with
Section 6.1, neither party shall have any claim against the other, subject to the following sentence and, if applicable, the remaining provisions of this
Section 6.4. A party terminating this Agreement in accordance with Section 6.1 shall retain any and all of such party's legal and equitable rights and remedies if, but only if, the circumstances giving rise to such termination were (i) caused by the other party's willful failure to comply with a material covenant set forth herein or (ii) that a material representation or warranty of the other party was materially false when made and that party knew or should have reasonably known such representation or warranty was materially false when made. In either of such events, termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall also be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

                      6.4.2 If (x) the Company terminates this Agreement pursuant to Section 6.1.4(b) or Section 4.8 or (y) Purchaser and Parent terminate this Agreement pursuant to 6.1.3(b), (c) or (d), the Company shall (a) pay Parent $100,000 in cash immediately upon such termination, in same-day funds (the "Termination

Payment"), by wire transfer of same-day funds to an account designated by Parent, and (b) reimburse Parent and Purchaser for their out-of-pocket costs and expenses reasonably incurred and due to third parties in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of counsel, accountants, financial advisors and consultants, commitment fees, due diligence expenses, travel costs, filing fees, and similar fees, all of which shall be conclusively established by Parent's or Purchaser's good faith statement therefor) (collectively, "Covered Expenses"), up to a maximum of $150,000, by wire transfer of same-day funds to an account designated by Parent, immediately following receipt of Parent's statement evidencing the Covered Expenses.

                      6.4.3 If this Agreement is terminated pursuant to Section 6.1.2(b) or 6.1.3(f), the Company shall pay to Parent immediately upon such termination, Parent and Purchaser's Covered Expenses up to $125,000 if terminated pursuant to Section 6.1.2(b) or up to $150,000 if terminated pursuant to Section 6.1.3(f) by wire transfer of same day funds to an account designated by Parent immediately following receipt of Parent's statement evidencing the Covered Expenses. If this Agreement is terminated pursuant to Section 6.1.2(b) or 6.1.3(a), and the Company, within twelve (12) months after such termination, enters into a written agreement to effect an Acquisition Proposal with, or an Acquisition Proposal is made by, a party other than Parent, Purchaser or any of their subsidiaries, and the Acquisition Proposal is thereafter consummated, the Company shall pay to Purchaser the Termination Payment in addition to the Covered Expenses paid under the immediately preceding sentence. The Termination Payment contemplated by the prior sentence shall be paid in same-day funds by wire transfer to an account designated by Parent on the earlier of the consummation of such Acquisition Proposal and the first business day following the meeting at which the stockholders of the Company approve such Acquisition Proposal.

                      6.4.4 If any party to the Agreement fails to promptly pay any amounts owing pursuant to this Section 6.4. when due, such party shall in addition to paying such amounts pay all costs and expenses (including, fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received at the rate of 9% per annum as in effect from time to time during such period. This
Section 6.4 shall survive the termination of this Agreement.

                      6.4.5 If (x) Parent and Purchaser terminate the Agreement pursuant to Section 6.1.3(g) or (y) either the Company or Parent or Purchaser terminate this Agreement pursuant to Section 6.1.2(a) and (1) the Company is not in breach of any of its obligations under this Agreement and (2) all of the conditions under Section 5.3 (other than the condition specified in Section
5.3.7 hereof) would otherwise be satisfied if the Closing were to occur on the date of termination, Parent will reimburse the Company for its Covered Expenses up to a maximum of $150,000 by wire transfer of same day funds to an account designated by the Company immediately following receipt of the Company's statement evidencing its Covered Expenses.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1 Survival of Representations, Warranties and Agreements. None of the representations, warranties, or agreements contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall survive the Merger.

         7.2 Amendment. This Agreement may be amended by the parties hereto, with the approval of their respective Boards of Directors, at any time prior to the Effective Time, whether before or after approval hereof by the stockholders of the Company, but, after such approval by the stockholders of the Company, no amendment shall be made without the further approval of such stockholders if such amendment would violate Section 904 of the DGCL or Section 251 of the DGCL. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.3 Public Announcements. Parent, Purchaser and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued promptly upon the signing hereof with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

         7.4 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or by nationally recognized overnight courier. Notices delivered by hand, by facsimile or by nationally recognized overnight courier shall be deemed given on the day of receipt (if such day is a business day or, if such day is not a business day, the next succeeding business day); provided, however, that a notice delivered by facsimile shall only be effective if and when confirmation is received of receipt of the facsimile at the number provided in this Section 7.4. All notices shall be addressed as follows:

                      If to the Company:

                              NDC Automation, Inc.
                              3101 Latrobe Drive
                              Charlotte, North Carolina 28211
                              Attention: Ralph G. Dollander
                              Fax: (704) 364-4039

                      with a copy to:

                              Shumaker Loop, Loop & Kendrick, LLP
                              128 S. Tryon Street, Suite 1800
                              Charlotte, North Carolina  28202-5001
                              Attention:  Philip S. Chubb
                              Fax:  (704) 332-1197

                      If to Parent or Purchaser:

                              c/o Code Hennessy & Simmons
                              10 South Wacker Drive
                              Suite 3175
                              Chicago, Illinois 60606
                              Attention: Thomas J. Formolo
                              Fax: (312) 876-3854
                      with a copy to:

                              Altheimer & Gray
                              10 South Wacker Drive, Suite 4000
                              Chicago, Illinois  60606
                              Attention: Mark T. Kindelin
                                           Sonia Gupta Barros
                              Fax:  (312) 715-4800

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 7.4.

         7.5 Expenses; Transfer Taxes. Except as set forth in Section 6.4, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses. Purchaser shall pay the cost of all sales, use, stamp, documentary, excise and transfer Taxes which may be payable in connection with the purchase of Common Shares.

         7.6 Entire Agreement. This Agreement, the Amended License, the Confidentiality Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit and Schedule (including the Company Disclosure Schedule), shall be considered incorporated into this Agreement.

         7.7 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

         7.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

         7.9 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

         7.10 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State.

         7.11 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Except as expressly provided in Article II and Section 4.9 hereof, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

         7.12 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party.

         7.13 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Entity in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

         7.14 Defined Terms. The following terms are defined in the following sections of this Agreement:

         Defined Term                                            Where Found
         ------------                                            -----------

         1990 Plan                                               2.4
         1993 Plan                                               2.4
         1997 Plan                                               2.4
         Acquisition Proposal                                    4.7.3
         Affiliate                                               3.2.12
         Agreement                                               Preamble
         Amended License                                         Recital D
         Authorization                                           3.2.3
         Board                                                   3.2.2
         CERCLA                                                  3.2.27(b)
         Certificate of Merger                                   1.2
         Certificates                                            2.2.2
         Closing                                                 1.6
         Closing Date                                            1.6
         Code                                                    3.2.13(c)
         Commitment                                              3.3.5
         Common Stock                                            2.1.1
         Company                                                 Preamble
         Company Disclosure Schedule                             3.1
         Company Filings                                         4.4.3
         Company Stockholders                                    2.2.1
         Confidentiality Agreement                               4.2
         Consents                                                4.6
         Constituent Corporations                                1.1
         Containers                                              3.2.27(c)
         Contract                                                3.2.20
         Contracts                                               3.2.20
         Covered Expenses                                        6.4.2
         Date Data                                               3.2.32
         DGCL                                                    Recital A
         Directors                                               3.2.5
         EDI Parties                                             3.2.32

         Effective Time                                          1.2
         Employee Benefit Plans                                  3.2.21(a)
         Encumbrances                                            3.2.4
         Environmental Laws                                      3.2.27(a)
         Environmental Permits                                   3.2.27(a)
         ERISA                                                   3.2.21(a)
         ERISA Affiliate                                         3.2.21(a)
         Exchange Act                                            3.2.3
         Facility                                                3.2.27(b)
         Fairness Opinion                                        3.2.34
         Financial Statements                                    3.2.7(a)
         Financing                                               3.3.5
         GAAP                                                    3.2.7(a)
         Governmental Entity                                     3.2.3
         including                                               7.16
         Indemnified Person                                      4.9.1
         Indemnified Persons                                     4.9.1
         Information Technology                                  3.2.32
         Intellectual Property                                   3.2.31
         Interim Balance Sheet                                   3.2.8(a)
         Inventory                                               3.2.7(c)
         Leased Premises                                         3.2.29
         Lender                                                  3.3.5
         Letter of Transmittal                                   2.2.2
         Liabilities                                             3.2.8
         Material Adverse Effect                                 3.2.4
         Merger                                                  Recital A
         Merger Consideration                                    2.1.1
         Multiemployer Plan                                      3.2.21(a)
         Netzler & Dahlgren                                      Recital C
         Obligation                                              3.2.4
         Offsite Facility                                        3.2.27(b)
         Parent                                                  Preamble
         Paying Agent                                            2.2.1
         Payment Fund                                            2.2.1
         Permits                                                 3.2.18
         Person                                                  3.2.4
         Plans                                                   2.4
         Preferred Stock                                         3.2.5
         Proxy Statement                                         3.2.36
         Purchaser                                               Preamble
         Purchaser Obligations                                   3.3.4
         Real Estate                                             3.2.28
         Related Parties                                         3.2.12
         Related Party                                           3.2.12
         Return                                                  3.2.13(b)
         Returns                                                 3.2.13(b)
         SEC                                                     3.2.3

         SEC Reports                                             3.2.6
         Securities Act                                          3.2.6
         Significant Customer                                    3.2.19
         Significant Supplier                                    3.2.19
         Stock Option                                            2.4
         Stockholder Approval                                    3.2.35
         Stockholders' Meeting                                   4.5.1
         Superior Proposal                                       4.7.3
         Surviving Corporation                                   1.1
         Tax                                                     3.2.13(a)
         Taxes                                                   3.2.13(a)
         Termination Date                                        6.1.2(a)
         Termination Payment                                     6.4.2
         Voting Agreement                                        Recital C
         Year 2000 Compliant                                     3.2.32



         7.15 Headings. The headings contained in this Agreement and the Agreement's Table of Contents are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         7.16 Interpretation. Whenever the term "including" is used in this Agreement it shall mean "including, without limitation," (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. All joint obligations herein shall be deemed to be joint and several whether specifically so specified.

         IN WITNESS WHEREOF, the parties have caused to be executed this Agreement and Plan of Merger on the date first above written.

                                      PARENT:

                                      PORTEC, INC.


                                      By: /S/Laurence J. Weber
                                         ---------------------------------
                                      Name: Laurence J. Weber
                                      Its: PRESIDENT

                                      PURCHASER:

                                      HORNETT ACQUISITION CORP.


                                      By: /s/Marcus George
                                         ---------------------------------
                                      Name: Marcus George
                                      Its: VICE PRESIDENT

                                      THE COMPANY:

                                      NDC AUTOMATION, INC.


                                      By: /s/Ralph Dollander
                                         ---------------------------------
                                      Name: Ralph Dollander
                                      Its: PRESIDENT & CEO

                                                                     EXHIBIT "A"
                                                                  Execution Copy


                                VOTING AGREEMENT

         This Voting Agreement ("Agreement") is entered into this September 13, 1999, by and among Portec, Inc., a Delaware corporation ("Parent"), Hornett Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and the persons identified on the signature page hereto (each individually a "Stockholder" and collectively the "Stockholders") in their capacity as stockholders of NDC Automation, Inc., a Delaware corporation (the "Company").

                                    RECITALS


         A. The Company, Parent and Purchaser are entering into an Agreement and Plan of Merger, dated Setember 13, 1999 providing for the merger (the "Merger") of Purchaser with and into the Company with the Company as the surviving entity (the "Merger Agreement"). Capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement;

         B. In connection with the Merger Agreement, the Board of Directors of the Company has approved and recommended adoption of the Merger Agreement to the stockholders of the Company;

         C. Each Stockholder is as of the date hereof the record and beneficial owner of the number of shares of common stock, $.01 par value, of the Company set forth below his name on the signature page hereto (collectively, the "Shares");

         D. Approval and adoption of the Merger Agreement by the Company's stockholders is a condition to the consummation of the Merger; and

         E. As a condition to their entering into the Merger Agreement, Parent and Purchaser have required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

                                   AGREEMENTS

         Now, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. Agreement to Vote and Restrictions on Dispositions. Each Stockholder hereby agrees as follows:

         (a) Each Stockholder hereby agrees to attend any stockholders' meeting of the Company, in person or by proxy, and to vote (or cause to be voted) all Shares, and any other voting securities of the Company, whether issued heretofore or hereafter, that each Stockholder owns or has the right to vote, for approval and adoption of the Merger Agreement and the transactions contemplated thereby, such agreement to vote to apply also to any adjournment of the stockholders' meeting of the Company. Each Stockholder agrees not to grant any proxies or enter into any voting agreement or arrangement inconsistent with this Agreement. Each Stockholder further agrees to waive any dissenters rights, appraisal rights or similar rights in connection with the Merger.

         (b) Each Stockholder hereby agrees that, without the prior written consent of Parent and Purchaser, each Stockholder shall not, directly or indirectly, sell, offer to sell, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement to sell, grant an option for or otherwise transfer or dispose of any Shares and any other voting securities of the Company that each Stockholder owns beneficially or otherwise. Each Stockholder agrees that Parent or Purchaser may instruct the Company to enter stop transfer orders with the transfer agent(s) and the registrar(s) of the Shares against the transfer of Shares and any other voting securities of the Company that each Stockholder owns beneficially or otherwise. If requested by Parent or Purchaser, each Stockholder agrees to surrender or cause to be surrendered to the transfer agent(s) and registrar(s) of the Shares certificates representing Shares registered in the name of each Stockholder, in exchange for certificates representing Shares containing a legend to the effect of the following:

         The shares represented by this certificate are subject to restrictions on transfer and disposition as set forth in the Voting Agreement dated September 13, 1999, by and among Parent, Purchaser and Stockholder. A copy of such agreement may be obtained from the Secretary of the Company.

         Upon the termination of this Agreement pursuant to Section 5 hereof, each Stockholder shall have the right to unilaterally instruct the transfer agent(s) and registrar(s) of the Shares to deliver to each Stockholder certificates representing Shares registered in the name of such Stockholder and not bearing the foregoing legend in exchange for certificates representing Shares registered in the name of such Stockholder and bearing such legend.

         (c) Each Stockholder agrees to vote (or cause to be voted) all Shares, and any other voting securities of the Company, owned by such Stockholder whether issued heretofore or hereafter, that such person owns or has the right to vote, against (i) any Acquisition Proposal (as defined in the Merger Agreement) which is not endorsed in writing by Parent and Purchaser and (ii) any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to Parent's or Purchaser's obligations under the Merger Agreement not being fulfilled.

         (d) Each Stockholder agrees not to and to cause any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent of such Stockholder not to, directly or indirectly, or through any person, (i) solicit, initiate, or encourage (including by way of furnishing or otherwise providing access to nonpublic information) any Acquisition Proposal or (ii) participate in any substantive discussions or negotiations relating to any

Acquisition Proposal (or any inquiry relating to an Acquisition Proposal) or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, if the Company or the Board takes any action with respect to an unsolicted Acquisition Proposal as permitted by Section 4.7(a) of the Merger Agreement, nothing contained herein shall prohibit any Stockholder from discussing with the person or entity who made such unsolicited Acquisition Proposal the Stockholder's willingness to consent to a Superior Proposal under that certain Amended and Restated Master License Agreement dated as of December 1, 1995 between the Company and Netzler et Dahlgren Co. AB, a limited liability Swedish Corporation. Nothing contained herein shall be construed to limit or otherwise affect any Affiliate or representative of any Stockholder who shall serve as a director of the Company from taking any action permitted by Section
4.7 or Section 4.8 of the Merger Agreement in his or her capacity as such director.

         (e) Each Stockholder agrees to promptly notify Parent and Purchaser in writing of the nature and amount of any acquisition by such Stockholder after the date hereof of any voting securities of the Company.

         2. Representations and Warranties of Each Stockholder. Each Stockholder represents and warrants to Parent and Purchaser as follows:

         (a) Each Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         (b) This Agreement has been duly executed and delivered by each Stockholder, and assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, this Agreement constitutes the valid and legally binding obligation of each Stockholder enforceable against each Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors' rights and general principles of equity.

         (c) The Shares are the only voting securities of the Company owned (beneficially or of record) by each Stockholder and are owned free and clear of all liens, charges, encumbrances, restrictions and commitments of any kind other than (i) shares pledged as margin stock and (ii) shares that were granted pursuant to restricted share awards and have not yet vested. Each Stockholder has not appointed or granted any irrevocable proxy, which appointment or grant is still effective, with respect to the Shares.

         (d) The execution and delivery of this Agreement by each Stockholder does not (i) conflict with or violate any agreement, order, judgment or decision or other instrument binding upon him, nor require any consent, notification, regulatory filing or approval, (ii) to such Stockholder's knowledge, conflict with or violate any law, rule or regulation or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by each Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares owned by such Stockholder are bound or affected.

         (f) Each Stockholder is not engaged in any activities, discussions or negotiations with respect to any Acquisition Proposal.

         3. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement. Without limiting the generality of the foregoing, neither of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of either party to effectuate, carry out or comply with all the terms of this Agreement.

         4. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser represents and warrants to the Stockholders as follows:

         (a) Each of this Agreement, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement has been approved by the Board of Directors of each of Parent and Purchaser.

         (b) Each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer of each of Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement by each Stockholder and the Merger Agreement by the Company, each of this Agreement and the Merger Agreement constitutes a valid and binding agreement of each of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors' rights generally and general principles of equity.

         5. Effectiveness and Termination. It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been executed and delivered and be in full force and effect. This Agreement shall automatically terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms. Upon any termination of this Agreement, except for any rights either party may have in respect of any knowing and material breach by either party of its obligations hereunder hereto, neither party shall have any further obligation or liability hereunder. The provisions of Section 1 of this Agreement shall terminate and be of no further force or effect from and after the Effective Time of the Merger.

         6. Covenants of Stockholder Not to Enter Into Inconsistent Agreements. Each Stockholder hereby agrees that, except as contemplated by this Agreement and the Merger Agreement, each Stockholder shall not enter into any voting agreement or grant an irrevocable proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement.

         7. Miscellaneous.

         a. Notices, Etc. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or by nationally recognized overnight courier. Notices delivered by hand, by facsimile or by nationally recognized overnight courier shall be deemed given on the day of receipt (if such day is a business day or, if such day is not a business day, the next succeeding business day); provided, however, that a notice delivered by facsimile shall only be effective if and when confirmation is received of receipt of the facsimile at the number provided in this Section 7(a). All notices shall be addressed as follows:

                  If to any Stockholder:

                       Netzler & Dahlgren Co. AB
                       SE-430 40 Saro
                       Sweden
                       Attention: Dr. Goran Netzler
                       Fax: 011-46-31-93-81-00

                  If to Parent or Purchaser:

                       c/o Code Hennesy & Simmons
                       10 South Wacker Drive
                       Suite 3175
                       Chicago, Illinois 60606
                       Attention: Thomas J. Formolo
                       Fax: (312) 876-3854

                  with a copy to:

                       Altheimer & Gray
                       10 South Wacker Drive, Suite 4000
                       Chicago, Illinois  60606
                       Attention: Mark T. Kindelin
                       Fax:  (312) 715-4800

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 7(a).

         b. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Parent, Purchaser and each Stockholder.

         c. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

         d. Entire Agreement. This Agreement (together with the Merger Agreement) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Merger Agreement.

         e. Severability. If any term of this Agreement or the application thereof to either party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law; provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

         f. Specific Performance. The parties acknowledge that money damages would not be an adequate remedy for violations of this Agreement and that either party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

         g. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by either party shall not preclude the simultaneous or later exercise of any other such rights, power or remedy by such party.

         h. No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by the other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         i. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

         j. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

         k. Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

         l. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

         m. Expenses. Each party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.


                               [Signatures Follow]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.



                                /s/GORAN NETZLER /s/JAN JUTANDER
                                ------------------------------------
                                Name NDC, NETZLER & DAHLGREN CO AB
                                Number of Shares: 550,000


                                /s/GORAN NETZLER
                                ------------------------------------
                                Name GORAN NETZLER
                                Number of Shares: 200,640


                                /s/ANDERS DAHLGREN
                                ------------------------------------
                                Name ANDERS DAHLGREN
                                Number of Shares: 200,640


                                /s/ARNE NILSSON
                                ------------------------------------
                                Name ARNE NILSSON
                                Number of Shares: 200,640


                                /s/JAN JUTANDER
                                ------------------------------------
                                Name JAN JUTANDER
                                Number of Shares: 200,640

                                PARENT:

                                PORTEC, INC.


                                By: /s/Laurence J. Weber
                                   --------------------------
                                      Name: Laurence J. Weber
                                      Its: PRESIDENT

                                PURCHASER:

                                HORNETT ACQUISITION CORP.


                                By: /s/Marcus George
                                   --------------------------
                                      Name: Marcus George
                                      Its: VICE PRESIDENT

                                                                       EXHIBIT B


                               PURCHASER'S OPINION

         1. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has all necessary corporate power and authority to conduct its business as now being conducted.

         2. Each of Parent and Purchaser has full corporate power and authority to enter into and perform the Transaction Documents. The execution and delivery of the Transaction Documents by Parent and Purchaser and the performance by Parent and Purchaser of their obligations under the Transaction Documents have been duly authorized by all requisite corporate action.

         3. Each of the Transaction Documents has been duly executed and delivered by duly authorized officers of Parent and Purchaser and constitutes a valid and binding obligation of Parent and Purchaser, enforceable against them in accordance with its terms.

         4. Neither the execution and delivery of the Transaction Documents by Parent or Purchaser, nor the consummation by Parent or Purchaser of the transactions contemplated by the Transaction Documents, will (i) conflict with or result in a breach of any of the terms or provisions of the Certificate of Incorporation or By-Laws of Parent or Purchaser or of any statute or administrative regulation, or, to our knowledge, of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Parent or Purchaser is a party or by which Purchaser or Parent is bound or (ii) to our knowledge, violate, conflict with, breach, constitute a default (or give rise to an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other Encumbrance upon any of the properties or assets of Parent or Purchaser under, any Purchaser Obligations, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other Encumbrances that do not and will not, individually or in the aggregate, (x) have a Material Adverse Effect on Parent or Purchaser or (y) materially impair Purchaser's or Parent's ability to perform their obligations under the Transaction Documents.

         5. Except as set forth in the Merger Agreement, no Authorization with or by any Governmental Entity is required for the execution and delivery by Purchaser or Parent of the Merger Agreement or the consummation by Purchaser or Parent of any of the transactions contemplated thereby.

                                                                       EXHIBIT C
                                COMPANY'S OPINION

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to conduct its business as now being conducted or as proposed to be conducted. The Company is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect on the Company.

2. The Company has full corporate power and authority to enter into and perform the Merger Agreement, the Amended License and the other agreements to be entered into in connection with the Merger Agreement (the "Transaction Documents"). The execution and delivery of the Transaction Documents by the Company and the performance by the Company of its respective obligations thereunder have been duly authorized and approved by all requisite corporate action. The Transaction Documents have been duly executed and delivered by duly authorized officers of the Company and constitute valid legal and binding obligations of the Company enforceable against it in accordance with its terms.

3. The Merger has been duly approved by the Board of Directors and stockholders of the Company in accordance with the Delaware General Corporation Law.

4. Neither the execution and delivery of the Transaction Documents by the Company, nor the consummation by Company of any of the transactions contemplated thereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the certificate, articles or other instrument of incorporation or limited partnership or by-laws or agreement of limited partnership or other similar instrument, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of a Governmental Entity or of any arbitration award to which the Company is a party or by which the Company is bound, or (ii) to our knowledge, violate, conflict with, breach, constitute a default (or give rise to an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrances upon any of the properties or assets of the Company under, any Obligation, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other Encumbrances that do not and could not, individually or in the aggregate, (x) have a Material Adverse Effect on the Company, or (y) materially impair the ability of the Company to perform its obligations under the Merger Agreement.

5. Except as set forth in the Merger Agreement or the Company Disclosure Schedule, no Authorization with or by any Governmental Entity is required for the execution and delivery by the Company of the Merger Agreement or the consummation by the Company of any of the transactions contemplated thereby.

6.       Neither the North Carolina Shareholder Protection Act (the "SPA"),
         Section 55-9-01 et seq. of the North Carolina Business Corporation Act (the "NCBCA"), nor the North Carolina Control Share Acquisition Act,
         Section 55-9A-01 et seq. of the NCBCA, applies to the Merger Agreement, the Merger, the Voting Agreement or the transactions contemplated thereby.

                                                                       EXHIBIT D
                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this 13th day of September, 1999 by and between NDC Automation, Inc., a Delaware corporation ("NDCA" or the "Company"), and Ralph G. Dollander, an individual residing at 2601 Cloister Drive, Charlotte, North Carolina 28211(the "Executive").

                                    RECITALS:

         A. Portec, Inc., a Delaware corporation ("Portec"), Hornett Acquisition Corp., a Delaware corporation ("Purchaser") and NDCA have entered into an Agreement and Plan of Merger ("Merger Agreement") dated September 13, 1999, which provides that on the terms and subject to the conditions set forth therein, Purchaser shall merge with and into NDCA, the separate existence of Purchaser shall cease (the "Merger") and NDCA, as the surviving entity, shall become a wholly owned subsidiary of Portec and be operated as the Pathfinder AGV Systems Division of Portec (the "Division"). Purchaser is a wholly owned subsidiary of Portec, which is a wholly owned subsidiary of J Richard Industries, L. P., a Delaware limited partnership ("JRichard," and together with Portec, NDCA and its and their subsidiaries, the "JRichard Group").

         B. The Executive has been the President and CEO of NDCA since September, 1995, and is a key member of the management of NDCA. Portec and Purchaser would not have entered into the Merger Agreement without the benefit of this Agreement.

         C. Upon consummation of the Merger, the Company desires to continue to employ the Executive as the President of the Company and the Division, and the Executive desires to be so employed by the Company, on the terms and conditions set forth in this Agreement, which shall, except as provided in Section 4.10, be in lieu of and shall replace all existing employment agreements between NDCA and the Executive as of the Effective Time (as defined in the Merger Agreement).

         D. The Company desires to bind the Executive to certain restrictive covenants, and the Executive agrees to be so bound, on the terms and conditions set forth herein.

                                   AGREEMENTS:

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

                  1. Employment. The Company hereby agrees to employ the Executive as the President of the Company and the Division as of the Effective Time, and the Executive hereby accepts such employment and agrees to perform services for the Company and the Division as described in Section 3 hereof (collectively referred to as the "Executive Employment Duties").

                  2. Term. The term of the Executive's employment hereunder shall be for a period of three (3) years (the "Term"), commencing at the Effective Time. Unless the parties agree in writing to continue the employment of the Executive beyond the Term or unless the Executive's employment is earlier terminated, the Executive's employment shall end at the conclusion of the Term.

                  3.       Position and Duties.

                  3.1 Service with the Company. The Executive Employment Duties shall include serving as the President of the Company and the Division and such other duty as the Chief Executive Office of Portec (the "Portec CEO") shall designate from time to time consistent with such position. The operations of the Company and the Division shall be integrated, as directed by the Portec CEO, within a period of six (6) months after the Effective Time. The Executive agrees to perform such Executive Employment Duties as the Portec CEO shall assign to him from time to time, subject always to the oversight and instruction by the Portec CEO, and subject to any applicable limitations imposed by creditors of the Company, for the period and upon terms and conditions set forth in this Agreement.

                  3.2 Performance of Duties. The Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full business time, attention and efforts to the business and affairs of the Company and the Division during the Term. It is understood and agreed that the Executive may pursue passive investments not requiring time commitments that conflict with his obligations to the Company. During the term hereof, the Executive shall not serve as an officer, director, employee, consultant or advisor to any other Person (as defined herein) outside the JRichard Group without the prior written consent of the Board of Directors of the Company (the "Board"). For purposes hereof, the term "Person" shall mean an individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization, union, or the United States of America or any other nation, any state, province or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

                  4. Compensation. As compensation for the services to be performed and the duties and responsibilities to be assumed by the Executive during the Term, the Company shall pay to the Executive:

                  4.1 Base Salary. A salary ("Base Salary") for all services rendered by the Executive under this Agreement of Eleven Thousand Dollars ($11,000.00) per month, subject to annual review by the Portec CEO. The review date shall be in July every year (the first such review to take place in July
2000), and any revision of the Base Salary resulting from such reviews shall be effective as of July 1 the same year. The Base Salary shall be payable in accordance with Portec's and the Company's ordinary payment practices, but in no event less frequently than monthly. In no event shall the Executive's salary be made less than the current salary without the written consent of the Executive.

                  4.2 Bonus. An annual bonus ("Bonus") of up to Fifty Percent (50%) of the Base Salary, based upon the achievement of budgeted EBITDA goals for the Company and the Division as determined in the sole discretion of the Board. During the first quarter of each calendar year during the Term commencing in the year 2000, the Board, after discussion with the Executive, will set the budgeted EBITDA goals for the Division for calendar year 2000, and each year thereafter. The Bonus will be due and payable as soon as practicably possible, but in no event later than March 31 of the year following the year to which such Bonus applies. Portec shall provide the Executive with a memorandum stating the basic structure of the Bonus calculation within thirty (30) after the execution hereof.

                  4.3 Medical and Life Insurance. The Company shall purchase and maintain in effect during the Term hereof, major medical, health and dental insurance for the Executive and his immediate family, immediate family being defined as spouse and dependent children under the age of 19 or until age 26 if a full time student, and life and long-term disability insurance for the Executive in such amounts as is available to all other senior executives of JRichard and at least that which is customary for the same position in other companies of similar size, locations and type of business. The death benefit of any life insurance shall be no less than two times Base Salary and no more than Two Hundred Fifty Thousand Dollars ($250,000.00).

                  4.4 Pension Plan. The Company shall pay One Thousand Dollars ($1,000.00) per month either to the Company's 401(k) pension plan or to Employees on-going private pension fund, at the discretion of the Executive, subject to certain high compensation employee restrictions under the Internal Revenue Code of 1986, as amended.

                  4.5 Education of Children Reimbursement. A net amount of up to Five Thousand Dollars ($5,000.00) per year and per any and all of the Executive's three children, will be paid by the Company for verified education expenses (tuition fees, lodging, text books) in the U.S.A., but in no event beyond June 30, 2000.

                  4.6 Vacation and Holiday. The Executive shall be entitled to four (4) weeks annual paid vacation during the term of this Agreement. The Executive's vacation shall be planned and coordinated with the other executives of the Company. In addition, the Executive shall be entitled to the same paid holidays, sick and personal time as are available to all other employees of the Company pursuant to its then current policies and procedures.

                  4.7 Equity Participation. The Executive shall be eligible to participate in equity incentive plans offered by JRichard to similarly situated executives based on the overall EBITDA growth performance of the JRichard Group.

                  4.8 Expense Reimbursement. The Company shall reimburse the Executive for all actual and reasonable business related expenses incurred in the performance of his duties hereunder. Reimbursement shall be pursuant to the Company's then current policies and procedures and shall require an accounting by the Executive, including presentation of receipts and vouchers. If the Company requires the Executive to attend functions at which a presence of a spouse or guest is expected and appropriate, then the Company shall pay the expenses of such accompanying person's actual and reasonable expenses.

                  4.9 Working Facilities. The Executive shall have an adequate private office in the Company's headquarters building and other facilities and services appropriate for his position and for the execution of his duties.

                  4.10 Bonus For 1999. The Company will pay to Executive a bonus for 1999 in accordance with the terms of that certain letter from the Compensation Committee to the Executive dated February 12, 1999 based on the revenue and profitability of NDCA for its fiscal 1999 through the Effective Time and for that portion of the Company which conducts the NDCA business through November 30, 1999.

                  4.11 Automobile. During the Term, the Company shall provide the Executive, for his use, with an automobile, not older than three years, comparable in size and/or standard to that which the Company presently provides the Executive (1998 Volvo 850 Turbo). The Company shall pay for all maintenance and operating costs, including insurance, gasoline and oil. Upon the expiration or earlier termination of the Term, the Executive shall surrender promptly such vehicle to the Company.

                  4.12 Acknowledgment. The Executive acknowledges that upon the occurrence of the Effective Time that certain Employment Agreement dated as of March 1, 1996, as amended, shall terminate and Executive will have no rights to any payments thereunder other than salary accrued and unpaid through the Effective Time.

                  5. Compensation Upon Termination of the Executive's Employment by the Company.

                  5.1 In the event that the employment of the Executive is (a) terminated by the Company pursuant to Section 9.1, or (b) by the Executive, for any reason whatsoever, then the Executive or the Executive's executor personal representative, as the case may be, shall not be entitled to any compensation other than (i) his then current Base Salary which has accrued through the date of termination and any Bonus not yet paid for prior periods, and (ii) any reimbursement owed to him by the Company in accordance with Section 4.8 of this Agreement and incurred up to the date of termination.

                  5.2 In the event that the employment of the Executive is terminated by the Company for any reason during the first twelve (12) months of employment, other than pursuant to the reasons stated in Section 9.1, then the Executive shall not be entitled to any compensation other than (i) his then current Base Salary which has accrued through the date of termination and any Bonus not yet paid for prior periods,
(ii) his then current Base Salary for a further period of up to twelve (12) months to be paid in equal monthly installments (in the event alternative employment is obtained by the Executive prior to twelve (12) months after termination, the Company shall not be required to continue severance payments beyond the time alternative employment is obtained), and (iii) any reimbursement owed to him by the Company in accordance with Section 4.8 of this Agreement incurred up to the date of termination. The payment provided in this Section is in lieu of reasonable notice, shall be subject to the usual deductions and withholdings required by law, and includes or may be reduced by the amount of all payments which may be required to be paid to the Executive pursuant to applicable laws or statutes as a consequence of the termination of his employment.

                  5.3 In the event that the employment of the Executive is terminated by the Company for any reason after the first twelve (12) months of employment or not renewed after the initial Term, other than pursuant to the reasons stated in Section 9.1, then the Executive shall not be entitled to any compensation other than (i) his then current Base Salary which has accrued through the date of termination and any Bonus not yet paid for prior periods,
(ii) his then current Base Salary for a further period of up to six (6) months to be paid in equal monthly installments (in the event alternative employment is obtained by the Executive prior to six (6) months after termination, the Company shall not be required to continue severance payments beyond the time alternative employment is obtained), and (iii) any reimbursement owed to him by the Company in accordance with Section 4.8 of this Agreement incurred up to the date of termination. The payment provided in this Section is in lieu of reasonable notice, shall be subject to the usual deductions and withholdings required by law, and includes or may be reduced by the amount of all payments which may be required to be paid to the Executive pursuant to applicable laws or statutes as a consequence of the termination of his employment.

                  5.4 In the event that the employment of the Executive is terminated by the Company, or not renewed after the initial Term, without Cause (as defined in Section 9.1), the Company shall pay verified cost of transportation of the Executive's personal belongings (40 ft. container maximum) including economy class transportation of immediate family to Sweden or to equivalent non-North American location, subject to a maximum limit of $20,000.00.

                  5.5 All payments required to be made by the Company to the Executive pursuant to this Section 5 shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies.

                  6.       Confidential Information.

                  6.1 Executive's Acknowledgments. The Executive recognizes and acknowledges that: (a) in the course of the Executive's employment by the Company it will be necessary for the Executive to acquire information concerning the JRichard Group's and its members' confidential, proprietary and other sensitive information, including sales, sales volume, sales methods, sales proposals, customers and prospective customers, services and service providers, identity of customers and prospective customers, identity of key personnel in the employ of customers and prospective customers, amount or kind of customer's purchases from the JRichard Group, the JRichard Group's sources of supply, technology, computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the JRichard Group or relating to the JRichard Group's affairs (including the information described in clause (b) below, collectively referred to herein as the "Confidential Information"); (b) in the course of his employment with the Company, the Executive has had access to and developed similar information concerning the Company; (c) the Confidential Information is the property of the JRichard Group;
(d) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the JRichard Group; and (e) it is essential to the protection of the Company's goodwill and to the maintenance of the JRichard Group's competitive position that the Confidential Information be kept secret and that the Executive not disclose the Confidential Information to others or use the Confidential Information to the Executive's own advantage or the advantage of others or in any way to disadvantage the Company.

                  6.2 Non-Disclosure of Confidential Information. The Executive agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Portec CEO, misappropriate or disclose or make available to anyone for use outside the JRichard Group at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company, for any reason, including, without limitation, termination by the Company for cause or without cause, any of the Confidential Information, whether or not developed by the Executive, except (a) as required in the performance of the Executive Employment Duties to the Company and (b) to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of this Agreement, or (ii) is required to be disclosed pursuant to a court order or other legal process (provided the Executive gives the Company notice of such obligation when the Executive receives notice of such obligation and prior to any disclosure pursuant to such obligation affords the Company the opportunity and cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation).

                  6.3 Disclosure of Works and Inventions/Assignment of Patents. The Executive shall disclose promptly to the Company any and all works, inventions, discoveries, ideas and improvements authored, invented, conceived or made by the Executive during the period of employment, and related to the business or activities of the Company, which are or may be patentable or subject to copyright or trademark registration or protectable as a trade secret. The Executive hereby assigns and agrees to assign all his rights, title and interests therein to the Company for no consideration in addition to that set forth herein. Whenever required to do so by the Portec CEO, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain letters patent, trademark registrations or copyright registrations in the United States, Canada, United Kingdom or any other foreign country or to otherwise protect the Company's interest therein. Such obligations shall continue beyond the termination of employment with respect to such works, inventions, discoveries, ideas and improvements authored, invented, conceived or made by the Executive during the period of employment, and shall be binding upon the Executive's assigns, executors, administrators, heirs and other legal representatives.

                  7.       Covenant Not to Compete.

                  7.1 Non-Competition The Executive agrees that from the date hereof and continuing for the lesser of (x) one (1) year after the termination of the Executive's employment with the Company for any reason, except in the event the Company terminates the Executive's employment without Cause within six
(6) months after the Effective Time, and (y) the longest time permitted by applicable law, neither the Executive nor any of the Executive's Affiliates (as defined herein) shall do any one or more of the following, directly or indirectly:

                  i. engage or participate, directly or indirectly, anywhere in North America as an owner, partner, member, shareholder, director, employee, adviser, consultant, sales representative or (without limitation by the specific enumeration of the foregoing) otherwise, in any Competing Business (as defined herein); or

                  ii. solicit, or attempt to supply any product or service (in either case of a Competing Business) to, any customer of any member of the JRichard Group including NDCA which has been a customer of any member of the JRichard Group including NDCA within the three (3) year period immediately preceding the date hereof.

For the purposes of this Agreement, an "Executive's Affiliate" shall mean and include any Person controlled directly or indirectly by the Executive and the Executive's spouse. "Control" shall mean the direct or indirect power to direct or cause the direction of the management and policies of a Person or entity through voting securities, contract or otherwise.

                  7.2 Trademarks In addition to the foregoing, the Executive agrees that from and after the date hereof and continuing for the longest time permitted by applicable law, neither the Executive nor any of the Executive's Affiliates shall, directly or indirectly, use or license, or permit any third party to use or license, any name, slogan, logo or trademark which is similar to or deceptively similar to any of the names, slogans, logos or trademarks used in connection with the business or otherwise by the JRichard Group as of the date hereof.

                  7.3 Competing Business For purposes of this Agreement, the term "Competing Business" means each of any business engaged in supplying controls hardware, software, engineering services, and other components for Automated Guided Vehicles ("AGVs") or AGV

Systems, and incorporating multiple AGVs, and any business that competes directly or indirectly with any member of the JRichard Group, including any business providing such products and/or services to North America regardless of whether the business is located in North America or exports such products and/or services to North America.

                  7.4 Extension of Covenant Period In the event of any breach of Sections 7.1 or 7.2 above, the time period of the breached covenant shall be extended for the period of such breach. The Executive and each Affiliate of the Executive recognizes that the territorial, time and scope limitations set forth in this Section are reasonable and are required for the protection of the JRichard Group and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and the Executive agree to the reduction of either or any of such territorial, time or scope limitations to such an area, period or scope as such court shall deem reasonable under the circumstances.

                  7.5 Hiring Away Employees For a period of five (5) years from the date hereof, the Executive shall not take any action which is calculated or intended to persuade any salaried, technical, professional or other employees, representatives or agents of any member of the JRichard Group to terminate their association with such member of the JRichard Group.

                  8. Ventures. If, during the term of this Agreement, the Executive develops or is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or its resources and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved by the Portec CEO, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the Salary to be paid to the Executive as provided in this Agreement.

                  9.  Termination.

                  9.1 Grounds for Termination. The employment of the Executive shall terminate prior to the expiration of the Term set forth in Section 2 or any extension thereof as contemplated by Section 2 in the event that at any time during such Term or any extension thereof:

                  i.  the Executive shall die, or

                  ii. the Board shall determine that any of the following events or conditions has occurred or exists:

                          (1) The Executive suffers a Disability (as hereinafter
                      defined). For purposes of this Agreement, the Executive will be deemed to have a "Disability" if: (x) (A) the Executive is adjudged mentally incompetent by a court of competent jurisdiction or (B) because of ill health, physical or mental disability or for other causes beyond the control of the Executive, (y) the Executive is continuously unable to perform the Executive Employment Duties for one hundred eighty (180) consecutive days, as determined by the Board or, (z) if, during any twelve (12) month period, the Executive was unable to perform the Executive Employment Duties for a total of one hundred eighty (180) days, regardless of whether such days are consecutive, as determined by the Portec CEO, or

                          (2) Cause exists. "Cause" shall mean any of the
                      following, determined by the Board in its reasonable judgment: (A) embezzlement, fraud, misappropriation or dishonesty by the Executive against or with respect to the Company or the commission of any felony or other offense involving dishonesty, disloyalty, fraud or moral turpitude (or a plea of nolo contendere with respect to any such offense or felony); (B) the Executive's engaging in gross negligence or willful misconduct in the performance of the Executive Employment Duties; (C) the Executive's willful, knowing or reckless unauthorized dissemination of Confidential Information; (D) the breach by the Executive of any provision of this Agreement in any material respect, which breach or failure is not cured by the Executive or is not capable of being cured (as determined in the reasonable discretion of the Board) by the Executive within fifteen (15) days after written notice of such breach or failure is delivered to the Executive; or
                      (E) failure of the Executive to perform the Executive Employment Duties (unless such failure is not material) or failure of the Executive to follow any reasonable direction of the Board;

                      Notwithstanding any termination of employment pursuant to this Section 9.1, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound following any such termination by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive's employment.

                  9.2 Termination. It is understood and agreed that the Company may also terminate this Agreement for any other reason or for no reason, subject only to the obligation of the Company to make payments under Section 5.

                  9.3 Surrender of Records and Property. Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, computer records, computer disks and files which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information which in whole or in part contain any Confidential Information of the Company, and all other physical property of the Company such as portable computers (even if such property does not include or contain confidential information), which in any of these cases are in his possession or under his control.

                  10. Assignment. This Agreement shall be binding upon the Company, its successors and assigns, but it may not be assigned by the Company except as part of a general assignment or conveyance by the Company of substantially all of its assets or business. The Agreement may not be assigned by the Executive.

                  11. Injunctive Relief. The Executive agrees that it would be difficult to calculate or compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 6, 7, 8 and 9.3. Accordingly, the Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement, without the posting of any bond. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

                  12.  Miscellaneous.

                  12.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of North Carolina.

                  12.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  12.3 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, provincial, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  12.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                  12.5 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  12.6 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                  12.7 Arbitration. Any claim or controversy arising out of or related to this Agreement, or its breach (except an action seeking a restraining order or injunction pursuant to Section 11), shall be finally settled by binding arbitration in the City of Charlotte, North Carolina, in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. If the Arbitration panel rules in favor of the Executive, all costs for the arbitration shall be borne by the Company. If the Arbitration panel rules in favor of the Company, the costs for the arbitration shall be shared between the two parties on a 50/50 basis. Each side shall, in any event, bear the cost of its own legal counsel.

                  12.8 Notice. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally or (b) sent by reputable next-day or overnight mail or delivery or (c) sent by telecopy:

                           (i)      if to the Executive,

                                    Mr. Ralph G.  Dollander
                                    3101 Latrobe Drive,
                                    Charlotte, NC 28211

                           with a copy to:

                                    Thorelli & Associates
                                    Three First National Plaza
                                    70 W. Madison Street, Suite 5420
                                    Chicago, IL 60602
                                    Attention: Thomas H. Thorelli, Esq.

                           (ii)     if to the Company,

                                    NDC Automation, Inc.
                                    c/o J Richard Industries
                                    3934 Concord Street
                                    Toledo, Ohio  43612
                                    Attention:
                                    Fax:  (419) 476-2546
                           with a copy to:

                                    Altheimer & Gray
                                    10 South Wacker Drive
                                    Suite 4000
                                    Chicago, Illinois  60606
                                    Attn: Mark T. Kindelin, Esq.
                                             Sonia Gupta Barros, Esq.
                                    Fax:  (312) 715-4800

and/or, in each case, at such other address and/or to such other addressee as may be specified in writing to the other parties hereto.

                  All such notices, requests, demands, waivers and other communications shall be deemed to have been received (a) if by personal delivery on the day after such delivery, or refusal of delivery, (b) if by next-day or overnight mail or delivery, on the day delivered or day delivery was refused,
(c) if by telecopy, on the next day following the day on which such telecopy was sent, provided that a copy is also sent by one of the other methods of delivery set forth in the first paragraph of this Section 12.8 within two (2) business days of the date such telecopy was sent.

                  12.9 Executive Acknowledgment. The Executive hereby acknowledges that (a) the Company has advised him to consult with an attorney prior to the execution of this Agreement and that he has done so, (b) he has read this Agreement, (c) he fully understands the terms of this Agreement and
(d) he has executed this Agreement voluntarily and without coercion, whether express or implied.

         IN WITNESS WHEREOF, the parties have executed and sealed this Employment Agreement as of the day and year set forth above.

                                      THE COMPANY
                                      NDC AUTOMATION, INC.

                                      By:   /s/Ralph Dollander
                                         ---------------------------------
                                      Name: Ralph Dollander
                                           -------------------------------
                                      Title: PRESIDENT & CEO
                                            ------------------------------

                                      THE EXECUTIVE

                                      /s/Ralph Dollander
                                      ---------------------------------------
                                      Ralph G. Dollander

                                  SCHEDULE 4.6

                                    Consents


Inventory and Accounts Receivable Loan and Security Agreement dated February 28, 1998 between the Company, National Bank of Canada and National Canada Business Corp., as amended.

Distributorship Agreement dated April 23, 1998 between Schabmuller GmbH and the Company.

Representation Agreement dated January 27, 1999 between Harcon Engineering Inc. and the Company.

Letter Agreement between the Company, Apogeum AB and Netzler & Dahlgren Co AB dated October 18, 1993.

All Stock Option Consents

Consent from Nations Bank, N.A. to terminate any interest it may have in NDC Laser + Design (1,878,486) and NDC Capture (1,920,748) and assign all right, title and interest to the Company.

                                                                      APPENDIX D

                                   [GRAPHIC]

                        WILLAMETTE MANAGEMENT ASSOCIATES
                    1355 Peachtree Street, N.E., Suite 1470
                             Atlanta, Georgia 30309
                       404-870-0601 / (Fax) 404-870-0610

September 13, 1999

Board of Directors
NDC Automation, Inc.
3101 Latrobe Drive
Charlotte, North Carolina 28211

Dear Directors:

We understand that NDC Automation, Inc. ("NDC", the "Company") is considering entering into an Agreement and Plan of Merger pursuant to which Hornett Acquisition Corp. ("Purchaser") will commence a tender offer for all of NDC'S outstanding common stock for $0.75 per share in cash, net to the seller, to be followed as soon as practicable by a merger of NDC and Purchaser, pursuant to which each share of NDC (other than shares held as treasury shares by the Company and dissenting shares) will be converted into the right to receive the cash consideration per share paid in the tender offer (collectively, the "Transaction"). You have supplied us with a draft of the Agreement and Plan of Merger by and among Portec, Inc. ("Parent"), Hornett Acquisition Corp. and NDC Automation, Inc., dated as of September 13, 1999, in substantially the form to be executed by the parties (the "Merger Agreement").

You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the public stockholders of NDC.

In the course of our analyses for rendering this option, we have:

         1.  reviewed the Merger Agreement;

         2. reviewed NDC'S Annual Reports on Form 10-K for the fiscal years ended November 30, 1994 through 1998, its Quarterly Reports on Form 10-Q for the periods ended February 27 and May 31, 1999, and its unaudited interim financial statements for the period ended June 30, 1999;

         3. reviewed certain operating and financial information provided to us by manangement relating to NDC'S business and prospects, including its budgets for the years ending November 30, 1999, 2000 and 2001;

         4. met with NDC's senior management to discuss its operations, historical financial statements, and future prospects;

         5.  visited NDC's facilities in Charlotte, North Carolina;

         6. reviewed the historical market prices and trading volume of the common stock of NDC;

Board of Directors
NDC Automation, Inc.
September 13, 1999
Page 2



         7. reviewed publicly available financial data and stock market performance data of public companies that we deemed generally comparable to NDC;

         8. reviewed the terms of recent acquisitions of companies that we deemed generally comparable to NDC; and

         9. conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate for the purposes of this opinion.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available to us from public sources and all the financial and other information provided to us by NDC or its representatives. We have further relied upon the assurances of the management of NDC that they are unaware of any facts that would make the information NDC or its representatives provided to us incomplete or misleading.

With respect to the projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of NDC. We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of NDC. Our opinion is necessarily based on economic, market, financial, and other conditions as they exist on, and on the information made available to us as of, the date of this letter.

Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the public stockholders of NDC.

The opinion expressed herein is provided for the information and assistance of the Board of Directors of NDC concerning its consideration of the Transaction. Our opinion does not constitute a recommendation to the stockholders of NDC as to whether or not to tender their shares in the tender offer or vote in favor of the merger.

Very truly yours,

WILLAMETTE MANAGEMENT ASSOCIATES
/s/ WILLAMETTE MANAGEMENT ASSOCIATES

                                                                      APPENDIX E


                              NDC AUTOMATION, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                & PROXY STATEMENT

                                  MEETING DATE
                                NOVEMBER 24, 1999

                         DELAWARE GENERAL CORPORATE LAW

SS. 262. APPRAISAL RIGHTS.

                  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

                  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title;

                  (1) provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii); or
         (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

                  (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

                  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

                  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

                  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, ss. 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, ss. 24; 57
Del. Laws, c. 148, ss.ss. 27-29; 59 Del. Laws, c. 106, ss. 12; 60 Del. Laws, c.
371, ss.ss. 3-12; 63 Del. Laws, c. 25, ss. 14; 63 Del. Laws, c. 152, ss.ss. 1,
2; 64 Del. Laws, c. 112, ss.ss. 46-54; 66 Del. Laws, c. 136, ss.ss. 30-32; 66
Del. Laws, c. 352, ss. 9; 67 Del. Laws, c. 376, ss.ss. 19, 20; 68 Del. Laws, c.
337, ss.ss. 3, 4; 69 Del. Laws, c. 61, ss. 10; 69 Del. Laws, c. 262, ss.ss. 1-9;
70 Del. Laws, c. 79, ss. 16; 70 Del. Laws, c. 186, ss. 1; 70 Del. Laws, c. 299,
ss.ss. 2, 3; 70 Del. Laws, c. 349, ss. 22; 71 Del. Laws, c. 120, ss. 15.)